     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BOYKIN LODGING TRUST, INC.
      (Exact name of registrant as specified in its governing instruments)
                            ------------------------

                           TERMINAL TOWER, SUITE 1500
                                50 PUBLIC SQUARE
                           CLEVELAND, OHIO 44113-2258
                                 (216) 241-6375
                    (Address of principal executive offices)
                            ------------------------

                                ROBERT W. BOYKIN
                           TERMINAL TOWER, SUITE 1500
                                50 PUBLIC SQUARE
                           CLEVELAND, OHIO 44113-2258
                                 (216) 241-6375
                    (Name and address of agent for service)
                            ------------------------

                                   Copies to:

            ALBERT T. ADAMS, ESQ.                       BRUCE M. MONTGOMERIE, ESQ.
            ROBERT A. WEIBLE, ESQ.                       WILLKIE FARR & GALLAGHER
              BAKER & HOSTETLER                            ONE CITICORP CENTER
          3200 NATIONAL CITY CENTER                        153 EAST 53RD STREET
          CLEVELAND, OHIO 44114-3485                  NEW YORK, NEW YORK 10022-4677
                (216) 621-0200                                (212) 821-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                       PROPOSED        MAXIMUM
                                                        MAXIMUM       AGGREGATE      AMOUNT OF
TITLE OF SECURITIES                  AMOUNT BEING   OFFERING PRICE    OFFERING     REGISTRATION
  BEING REGISTERED                   REGISTERED(1)   PER SHARE(2)     PRICE(2)          FEE
- -------------------------------------------------------------------------------------------------
Common Shares, without
  par value........................     9,056,250       $22.00      $199,237,500      $68,697
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Includes up to 1,181,250 shares which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             CROSS REFERENCE SHEET

                   PURSUANT TO RULE 501(a) OF REGULATION S-K

                  ITEM NUMBER AND CAPTION                        HEADING IN PROSPECTUS
       ---------------------------------------------   -----------------------------------------
  1.   Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus.....   Outside Front Cover Page
  2.   Inside Front and Outside Back Cover Pages of
         Prospectus.................................   Inside Cover Page; Outside Back Cover
                                                         Page
  3.   Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges...............   Outside Front Cover Page; Prospectus
                                                         Summary; Risk Factors; Policies and
                                                         Objectives With Respect to Certain
                                                         Activities; Shares Available for Future
                                                         Sale
  4.   Determination of Offering Price..............   Outside Front Cover Page; Underwriting
  5.   Dilution.....................................   Dilution
  6.   Selling Security Holders.....................   Not Applicable
  7.   Plan of Distribution.........................   Outside Front Cover Page; Underwriting
  8.   Use of Proceeds..............................   Use of Proceeds
  9.   Selected Financial Data......................   Selected Financial Information
 10.   Management's Discussion and Analysis
         of Financial Condition and Results of
         Operations.................................   Management's Discussion and Analysis of
                                                         Financial Condition and Results of
                                                         Operations
 11.   General Information as to Registrant.........   Prospectus Summary; Management; Business
                                                         and Properties
 12.   Policy With Respect to Certain Activities....   Prospectus Summary; Policies and
                                                         Objectives with Respect to Certain
                                                         Activities
 13.   Investment Policies of Registrant............   Prospectus Summary; Policies and
                                                         Objectives with Respect to Certain
                                                         Activities; Business and Properties
 14.   Description of Real Estate...................   Prospectus Summary; Business and
                                                         Properties
 15.   Operating Data...............................   Business and Properties
 16.   Tax Treatment of Registrant and its Security
         Holders....................................   Prospectus Summary; Federal Income Tax
                                                         Considerations
 17.   Market Price of and Dividends on the
         Registrant's Common Equity and Related
         Shareholder Matters........................   Not Applicable
 18.   Description of Registrant's Securities.......   Capital Stock of the Company
 19.   Legal Proceedings............................   Business and Properties -- Legal
                                                         Proceedings
 20.   Security Ownership of Certain Beneficial
         Owners and Management......................   Principal Shareholders of the Company
 21.   Directors and Executive Officers.............   Management
 22.   Executive Compensation.......................   Management
 23.   Certain Relationships and Related
         Transactions...............................   Prospectus Summary; Business and
                                                         Properties; Management; Certain
                                                         Transactions
 24.   Selection, Management and Custody of
         Registrant's Investments...................   Outside Front Cover Page; Prospectus
                                                         Summary; Business and Properties;
                                                         Management; Policies and Objectives
                                                         with Respect to Certain Activities
 25.   Policies With Respect to Certain
         Transactions...............................   Risk Factors; Policies and Objectives
                                                         with Respect to Certain Activities
 26.   Limitations of Liability.....................   Capital Stock of the Company
 27.   Financial Statements and Information.........   Prospectus Summary; Selected Financial
                                                         Information; Financial Statements
 28.   Interests of Named Experts and Counsel.......   Legal Matters; Experts
 29.   Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated June 19, 1996

PROSPECTUS
                            7,875,000 COMMON SHARES

                           BOYKIN LODGING TRUST, INC.
    Boykin Lodging Trust, Inc. (the "Company") was formed to continue and expand the hotel ownership, acquisition, redevelopment and repositioning operations of Boykin Management Company and its affiliates (collectively, the "Boykin Group"). The Company will own nine national franchise hotels, all managed by the Boykin Group, containing a total of 2,408 rooms located in California, Florida, New York, North Carolina and Ohio (the "Initial Hotels") upon completion of this offering (the "Offering"). The Company's operations will focus on the ownership of full-service hotels that serve both business and leisure travelers under franchise agreements with Marriott, Radisson, Holiday Inn and other national franchisors.

    The Company will operate as a self-administered equity real estate investment trust (a "REIT"). The Initial Hotels will be leased to Boykin Management Company, Ltd. (the "Initial Lessee"), which is owned by Robert W. Boykin and John E. Boykin, pursuant to leases (the "Percentage Leases") designed to allow the Company to achieve substantial participation in the future revenue growth generated by the Initial Hotels. The Company intends to lease its hotel properties to the Initial Lessee and other selected operating companies. The Company intends to pay regular quarterly dividends, initially at a rate of $1.80 per share per annum, beginning with a prorated dividend for the quarter ending September 30, 1996.

    All of the common shares, without par value (the "Common Shares"), offered hereby are being offered by the Company. Upon completion of the Offering, the Common Shares offered hereby will represent 84.1% of the fully diluted equity of the Company. Members of management and other Boykin Group Affiliates will own approximately 14.4% of the equity of the Company in the form of interests exchangeable for Common Shares.

    Prior to the Offering, there has been no public market for the Common Shares. Application has been made to list the Common Shares on the New York Stock Exchange under the symbol "BOY". It is currently anticipated that the initial public offering price per Common Share will be $22.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    See "RISK FACTORS" beginning on page 17 for certain factors relevant to an investment in the Common Shares, including:

    -  dependence of the Company on Robert W. Boykin and other key personnel;

    -  dependence of the Company on lessees for its operating income;

    - risks affecting the hotel industry generally and the Company's hotels specifically, including potential loss of franchises and risks arising from requirements imposed by franchisors;

    - conflicts of interest between the Company and certain of its Affiliates, including lack of independent appraisals for the Initial Hotels and lack of arm's-length negotiations in connection with the formation of the Company;

    - risks associated with the leasing, acquisition and development of real property;

    - the Company's lack of operating history and lack of experience in operating in accordance with the requirements for maintaining its qualification as a REIT;

    -  adverse tax consequences if the Company fails to qualify as a REIT; and

    - limitations on shareholders' ability to change control of the Company, including restriction of ownership of Common Shares by any single person to 9.8% of the outstanding shares.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
                                                          PRICE TO           UNDERWRITING         PROCEEDS TO
                                                           PUBLIC            DISCOUNTS(1)          COMPANY(2)
- ------------------------------------------------------------------------------------------------------------------
Per Share                                                    $                    $                    $
- ------------------------------------------------------------------------------------------------------------------
Total(3)                                                     $                    $                    $
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, estimated at $2,100,000, payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional Common Shares solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $           ,
    $           and $           , respectively.
                            ------------------------
    The Common Shares are offered by the several Underwriters named herein, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that certificates for the Common Shares
offered hereby will be available for delivery on or about             , 1996 at
the offices of Lehman Brothers Inc., New York, New York.
                            ------------------------
LEHMAN BROTHERS
           ALEX. BROWN & SONS
                 INCORPORATED
                       DEAN WITTER REYNOLDS INC.
                                A.G. EDWARDS & SONS, INC.

                                         EVEREN SECURITIES, INC.

                                                 MCDONALD & COMPANY
             , 1996                                     SECURITIES, INC.

                              [INSIDE FRONT COVER]

                             [Reserved for Photos]

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

             TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY...................     1
     The Company.....................     1
     The Initial Lessee..............     3
     Additional Lessees..............     4
     Risk Factors....................     5
     The Initial Hotels..............     6
     Business Objectives and
       Strategies....................     7
     Formation Transactions..........     9
     Organizational Chart............    10
     Summary Financial Information...    11
     Distributions...................    16
     Tax Status of The Company.......    16
     The Offering....................    16
RISK FACTORS.........................    17
     Control by Boykin Group and Lack
       of Shareholder Control........    17
     Dependence on Lessees...........    17
     Hotel Industry Risks............    18
     Dependence on Key Personnel.....    19
     Conflicts of Interest...........    20
     Lack of Independent Appraisals
       or Arm's-Length
       Negotiations..................    21
     Real Estate Investment Risks....    21
     No Limitation on Debt; Ability
       to Issue Preferred Shares.....    23
     Tax Risks.......................    24
     Potential Environmental
       Liability.....................    25
     Dilution........................    26
     The Company's Lack of Operating
       History.......................    26
     Potential Adverse Effect on the
       Value of the Common Shares of
       Fluctuations in Interest Rates
       or Equity Markets.............    26
     Limitations on Ownership of
       Common Shares.................    26
     Anti-Takeover Effect of
       Ownership Limit...............    26
     Effect on Market Price of Shares
       Available for Future Sale.....    27
     Absence of Prior Public Market
       for Common Shares.............    27
THE COMPANY..........................    27
     General.........................    27
     Business Objectives and
       Strategies....................    29
LESSEES..............................    32
     The Initial Lessee..............    32
     Additional Lessees..............    33
USE OF PROCEEDS......................    34
DISTRIBUTION POLICY..................    35
CAPITALIZATION.......................    37
DILUTION.............................    38
SELECTED FINANCIAL INFORMATION.......    39

                                        PAGE
                                        ----
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS.........................    45
     Overview........................    45
     General.........................    45
     Pro Forma Results of Operations
       for the Consolidated
       Company.......................    45
     Results of Operations of the
       Initial Hotels (Excluding Lake
       Norman Hotels)................    45
     Liquidity and Capital
       Resources.....................    47
     Inflation.......................    48
     Seasonality.....................    48
BUSINESS AND PROPERTIES..............    49
     The Hotel Industry..............    49
     The Initial Hotels..............    50
     The Percentage Leases...........    55
     Franchise Agreements............    58
     Excluded Properties.............    60
     Other Activities................    60
     Employees.......................    61
     Environmental Matters...........    61
     Competition.....................    62
     Tax Depreciation................    62
     The Intercompany Convertible
       Note..........................    62
     Legal Proceedings...............    63
POLICIES AND OBJECTIVES WITH RESPECT
  TO CERTAIN ACTIVITIES..............    63
     Investment Policies.............    63
     Financing.......................    63
     Policies with Respect to Certain
       Other Activities..............    64
     Conflict of Interest Policy.....    64
THE FORMATION........................    65
     Securities Law Matters..........    67
MANAGEMENT...........................    68
     Company Directors and Executive
       Officers......................    68
     Audit Committee.................    69
     Compensation Committee..........    69
     Executive Compensation..........    69
     Employment Contracts............    70
     Registration Rights.............    70
     Compensation of Directors.......    70
     Directors' Deferred Compensation
       Plan..........................    70
     Long-Term Incentive Plan........    70
     Initial Lessee Directors and
       Officers......................    71
CERTAIN TRANSACTIONS.................    73
PRINCIPAL SHAREHOLDERS OF THE
  COMPANY............................    74

                                        PAGE
                                        ----
CAPITAL STOCK OF THE COMPANY.........    75
     General.........................    75
     Common Shares...................    75
     Preferred Shares................    75
     Restrictions on Transfer........    76
     Indemnification.................    77
     Ohio Anti-Takeover Provisions...    77
THE PARTNERSHIP......................    77
     Management......................    78
     Transferability of Interests....    78
     Capital Contributions...........    78
     Exchange Rights.................    79
     Tax Matters; Profits and
       Losses........................    79
     Operations......................    79
     Distributions...................    79
     Term............................    79
SHARES AVAILABLE FOR FUTURE SALE.....    80
FEDERAL INCOME TAX CONSIDERATIONS....    80
     General.........................    81
     Taxation of the Company as a
       REIT..........................    81

                                        PAGE
                                        ----
     Requirements for Qualification
       as a REIT.....................    82
     Tax Aspects of the Company's
       Investment in the Operating
       Partnership...................    88
     Taxation of Taxable Domestic
       Shareholders..................    90
     Taxation of Tax-Exempt
       Shareholders..................    91
     Taxation of Foreign
       Shareholders..................    92
     Other Tax Considerations........    93
ERISA CONSIDERATIONS.................    93
UNDERWRITING.........................    95
EXPERTS..............................    96
LEGAL MATTERS........................    96
ADDITIONAL INFORMATION...............    96
GLOSSARY.............................    97
INDEX TO FINANCIAL STATEMENTS........   F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors." Unless otherwise indicated, the information contained in this Prospectus assumes (i) an initial offering price of $22.00 per Common Share; (ii) that the Underwriters' over-allotment option is not exercised; (iii) that the units of limited partnership interest ("Units") in Boykin Hotel Properties, L.P., an Ohio limited partnership which will own the Company's initial hotel properties (the "Partnership"), that are outstanding on the date the Offering is consummated are exchanged for Common Shares on a one-for-one basis; (iv) that an intercompany convertible note payable to the Company which is convertible into equity interests in the Partnership is so converted; and (v) that options granted to directors and officers of the Company for the purchase of Common Shares are not exercised. Unless otherwise indicated or the context otherwise requires, as used in this Prospectus (a) "COMPANY" means Boykin Lodging Trust, Inc. and its subsidiaries on a consolidated basis (including the Partnership); (b) "INITIAL LESSEE" means Boykin Management Company, Ltd.; (c) "INITIAL HOTELS" means the nine initial hotels owned by the Company, each of which is a full-service or limited-service national franchise hotel; (d) "BOYKIN MANAGEMENT" means Boykin Management Company; (e) "BOYKIN GROUP" means Boykin Management and its Affiliates, and (f) "BOYKIN GROUP AFFILIATE" means Boykin Management or any Affiliate of Boykin Management. See "Glossary" for the definitions of certain other terms used in this Prospectus.

                                  THE COMPANY

     The Company was formed to continue and expand the hotel ownership, acquisition, redevelopment and repositioning activities of the Boykin Group and will operate as a self-administered equity real estate investment trust (a "REIT"). Upon completion of the Offering and Formation Transactions described herein, the Company will own nine hotels with a total of 2,408 guest rooms. The Initial Hotels are operated under franchise license agreements with premiere nationally-recognized hotel chains, including Marriott, Radisson, Holiday Inn, Quality Suites, and Hampton Inns. Serving both business and leisure travelers, the Initial Hotels are geographically diversified and are located in Berkeley, California; Buffalo, New York; Cleveland and Columbus, Ohio; Charlotte, North Carolina; and Ft. Myers and Melbourne, Florida. The Initial Hotels include eight full-service hotels and one limited-service hotel, all of which compete in the upscale to moderate price segment of the hospitality market. For the twelve months ended March 31, 1996, the Initial Hotels had an average occupancy rate of 75.7%, an average daily room rate ("ADR") of $86.49 and an average room revenue per available room night ("REVPAR") of $65.46. The Boykin Group developed and has owned and managed seven of the Initial Hotels since their opening.

     The Company will capitalize on the substantial hotel operating, development, acquisition and transactional experience of its management and the Boykin Group. The Boykin Group was founded in 1959, and was one of the first franchisees of Marriott Hotels and an early franchisee of Howard Johnson's Hotels. Since its founding, the Boykin Group has developed 13 full-service hotels containing a total of 3,085 rooms and has owned or managed 36 properties containing a total of 6,943 rooms. Robert W. Boykin, the President and Chief Executive Officer of the Company, has over 27 years of experience in the hotel industry, all with the Boykin Group. Raymond P. Heitland, the Company's Chief Financial Officer, has 26 years of industry experience and tenure with the Boykin Group. Mark L. Bishop, the Company's Senior Vice President -- Acquisitions and Development, has 18 years of industry experience. During the past 10 years, the Company's officers have directly overseen the acquisition, disposition, recapitalization, development and repositioning of approximately $750 million of hotel assets throughout the United States. Upon completion of the Offering, Company management and other Boykin Group Affiliates will own approximately 14.4% of the outstanding equity of the Company. All future hotel acquisition, development and ownership activities of the Boykin Group will be conducted through the Company.

     The Company will focus on maximizing cash flow from both the Initial Hotels and acquired hotels through the implementation of the active asset management strategies of the Boykin Group. The current and the historical performance of the Initial Hotels have exceeded industry averages. During the five year period ended December 31, 1995, the Initial Hotels' REVPAR exceeded the REVPAR of their local competing hotels (as consistently defined by Boykin Management for performance evaluation purposes) by 17% on average and exceeded the U.S. average REVPAR for upscale/moderate full-service hotels by 27%. In 1991, a year generally considered weak in the hotel industry, the REVPAR of the Initial Hotels exceeded the REVPAR of their local competing hotels by over 19% and exceeded the U.S. average REVPAR for upscale/moderate full-service hotels by over 29%. Over the three year and five year periods ended December 31, 1995 the aggregate revenues of the Initial Hotels increased at a compound annual rate of 4.4% and 3.6% per year, and earnings before interest, income taxes, depreciation, amortization and unusual and extraordinary items ("EBITDA") from the Initial Hotels increased at a compound average growth rate of 13.4% and 9.8% per year, respectively.

     The following charts compare average occupancy, ADR and REVPAR for the Initial Hotels with that for their local competition and all upscale/moderate U.S. hotels for the periods indicated.

[The prospectus contains a bar graph depicting information contained in the following table.]

                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                    MARCH 31,
                                          ----------------------------------------------    ------------------
                                           1991      1992      1993      1994      1995      1995       1996
                                          ------    ------    ------    ------    ------    -------    -------
OCCUPANCY RATE
  Initial Hotels(1).....................   69.9%     71.6%     72.6%     74.7%     74.9%     70.4%      73.7%
  Local Competition(2)..................   66.2%     68.6%     70.0%     71.4%     72.1%     69.4%      70.3%
  All U.S. Upscale/Moderate(2)..........   61.9%     63.2%     64.5%     66.1%     66.8%     62.4%      62.9%
  All U.S. Hotels(2)....................   60.6%     61.6%     63.0%     64.6%     65.4%     60.3%      61.1%
ADR
  Initial Hotels(1).....................  $75.83    $75.45    $75.50    $79.27    $85.47    $83.77     $87.98
  Local Competition(2)..................  $67.18    $67.78    $69.31    $71.19    $75.20    $74.86     $80.13
  All Upscale/Moderate(2)...............  $66.29    $66.65    $68.65    $71.59    $75.19    $75.02     $79.56
  All U.S. Hotels(2)....................  $59.01    $59.91    $61.98    $64.30    $67.46    $67.83     $72.01
REVPAR
  Initial Hotels(1).....................  $52.97    $54.05    $54.08    $59.24    $63.98    $59.00     $64.84
  Local Competition(2)..................  $44.45    $46.47    $48.52    $50.83    $54.22    $51.96     $56.33
  All Upscale/Moderate(2)...............  $41.02    $42.14    $44.26    $47.32    $50.20    $46.80     $50.06
  All U.S. Hotels(2)....................  $35.78    $36.92    $39.02    $41.55    $44.12    $40.93     $44.02

- ---------------

(1) Source: Company-provided information.

(2) Source: Smith Travel Research (report dated May 3, 1996). Local Competition includes Initial Hotels.

     Management believes that, while the lodging industry as a whole is benefiting from an improved supply/demand dynamic, the greatest opportunities for revenue growth and profitability will arise from skillful management of hotel properties. An integral element of this management is the continuous evaluation of each hotel's position in its market and the implementation, as necessary, of changes in franchise, theme and customer focus to maximize the continuing returns from the hotel. The Company attributes the excellent performance of the Initial Hotels to the successful implementation of this asset management strategy.

     The Company also intends to achieve a significant part of its growth through the acquisition, redevelopment and repositioning of additional full-service hotels. The Company has obtained a commitment for a $75 million credit facility (the "Credit Facility") for acquiring additional hotels without financing contingencies, and will have no outstanding indebtedness upon completion of the Offering. The Company believes that there are full-service hotel properties that can be acquired at a discount to replacement cost, and that many of these properties are located in areas of increasing demand. The Company further believes that the full-service segment of the market, in particular, has potential for improved performance as business and leisure travel continues to increase and demand rises at a faster rate than supply. While the Company intends to maintain its focus on full-service hotels, it may also acquire upscale limited-service hotels in selected cases when doing so will further its strategic objectives. For example, when the Boykin Group acquired a Holiday Inn in February 1996, it also acquired a Hampton Inn located in close proximity to enable it to benefit from cross-over marketing and training and the operating efficiencies achievable through having multiple hotels in one geographic area.

     In order to qualify as a REIT, the Company may not operate hotels. The Company will lease its properties to established hotel operators pursuant to leases that will provide the Company with the greater of a base rental income or a percentage of revenues from operations. The Initial Hotels will be leased pursuant to such leases (the "Percentage Leases") to the Initial Lessee. The Company's structure is designed to accommodate multiple lessees, and the Company intends to aggressively pursue relationships with additional hotel operators that have successful operating histories and demonstrated management expertise.

                               THE INITIAL LESSEE

     In connection with the Formation Transactions, Robert W. Boykin and John E. Boykin will form and indirectly own the Initial Lessee. The Initial Lessee will acquire and continue the 37-year hotel operation and management business of the Boykin Group and will operate the Initial Hotels under the Percentage Leases. The operations of the Boykin Group are fully integrated, with capabilities in all phases of development and management of hotel properties. As of March 31, 1996, the Boykin Group had approximately 2,400 employees and owned or managed 21 properties containing 4,354 rooms located throughout the United States. Because neither the Company nor the Initial Lessee will have to pay a separate hotel management company to manage the Initial Hotels, the Company believes it will obtain a higher rent than such added management arrangements would permit, thus maximizing the Company's Percentage Lease revenues. The Company believes that the Boykin Group's ability to achieve consistently above-average market penetration during various economic cycles positions the Company, through the Initial Lessee, to maximize its returns on the Initial Hotels.

     The Initial Lessee's core capabilities will be based on continued implementation of the Boykin Group's (i) commitment to superior customer service and satisfaction; (ii) sophisticated sales and marketing systems, including customer lead-generating and management incentive systems; (iii) effective personnel recruitment, selection, orientation, training and retention programs;
(iv) comprehensive property operations and maintenance capabilities, including design, renovation management, energy conservation, purchasing and preventive maintenance; and (v) strong auditing, cash-handling, recordkeeping and information management systems and controls.

     While the Initial Lessee will operate and manage hotels only under the Percentage Leases, its subsidiaries will continue hotel management activities for owners other than the Company, the award-winning hotel interior design business and the hotel and restaurant food, beverage, supply and equipment purchasing business currently operated by the Boykin Group. The Company expects that these operations will be continued in part with a view to introducing the Company to acquisition opportunities. In addition, the income generated by the Initial Lessee and its subsidiaries will strengthen the Initial Lessee's ability to perform under the Percentage Leases.

     The Initial Lessee intends to develop incentive compensation plans for its hotel-level and corporate-level senior executives which tie such compensation in part to the performance of the Company and in part to the performance of the Initial Hotels. Such plans may include awards of Company shares, options and other similar incentives.

     The Company and the Initial Lessee have agreed on several measures to align the interests of the Initial Lessee and its owners with the interests of the Company's shareholders and to minimize conflicts of interest between them:

          - The Initial Lessee's owners and certain other Boykin Group Affiliates will own approximately 14.3% of the Company following completion of the Offering in the form of Units exchangeable, at the Company's election, for Common Shares, and have agreed to retain these interests for at least three years following completion of the Offering;

          - Robert W. Boykin will resign from his positions with Boykin Management in connection with the Formation Transactions and will not hold office in the Initial Lessee, and neither John E. Boykin nor any other officer of the Initial Lessee will hold office in the Company;

          - Any distributions from the Initial Lessee (other than distributions to cover income taxes) during the first ten years after the Offering, and any net cash proceeds of any sale of the Initial Lessee within ten years after the Offering, will be used to purchase Units or Common Shares (subject to applicable ownership limitations) that must be held for at least two years from the purchase date;

          - The Initial Lessee's consolidated net worth on completion of the Formation Transactions will be approximately $3 million, and half of the Initial Lessee's consolidated earnings (after distributions to cover income taxes) during the first ten years after the Offering will be retained in the Initial Lessee and its subsidiaries until their consolidated net worth reaches 25% of the aggregate annual rent payments under the Percentage Leases (and will be retained thereafter during that period to maintain that level);

          - Determinations to be made on behalf of the Company in connection with any conflict of interest involving any Boykin Group Affiliate will be made by the Company's Independent Directors;

          - All future hotel acquisition, development and ownership activities of the Boykin Group will be conducted through the Company;

          - Any change in control of the Initial Lessee without the prior written consent of the Company will constitute a default under the Percentage Leases; and

          - The Percentage Leases will contain cross-default provisions that will enhance the Company's ability to enforce strict compliance with each Percentage Lease.

                               ADDITIONAL LESSEES

     The Company believes that having multiple tenants will facilitate meeting its growth objectives, and therefore intends to pursue relationships with additional lessees. The Company believes there are a number of capable hotel owner-operators who are undercapitalized and, therefore, unable to reposition their properties adequately, or are faced with a difficult financing environment because of today's increased equity requirements, and will be willing to engage in a sale and leaseback of their properties on terms that would allow both parties to participate in the improving fundamentals of the lodging industry. In addition, the Company believes certain national franchisors are willing to develop a relationship with the Company and may become additional lessees as a means of expanding their franchise systems. The Company believes that its management's long tenure and reputation in the hotel industry will provide the Company access to these acquisition opportunities and enable the Company to select hotel properties and lessees that will further its acquisition and growth strategies.

                                  RISK FACTORS

     An investment in the Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making any investment in the Company. These risks include, among others, the risks associated with:

     - Dependence on key personnel and control over the operations of the Company, the Partnership and the Initial Lessee by Robert and John Boykin;

     - Dependence on lessees for operating income, including risks that the lessees will become subject to liabilities relating to the Initial Hotels and hotel properties subsequently leased to them, risks of default resulting in the termination of franchise, liquor and other operating licenses, and risks associated with re-leasing hotel properties after a lessee default or other lease termination event;

     - The hotel industry generally and the Initial Hotels specifically;

     - Franchise relationships, including the possibility that a franchisor may impose various increased costs, exercise options to buy or lease properties, impose restrictions on the Company's or the Initial Lessee's ability to compete with other franchisor-affiliated hotels, potential loss of franchises on franchise defaults and the uncertainty and costs of renewing franchises upon their expiration;

     - Receipt by Boykin Group Affiliates, including Robert and John Boykin, of substantial benefits from the Formation Transactions;

     - Conflicts of interest between the Company and Boykin Group Affiliates, including risks associated with the lack of third party appraisals for the Initial Hotels and arm's-length negotiations in connection with the formation of the Company;

     - The acquisition, development and expansion of hotel properties;

     - The ownership of real estate, including risks of changes in economic and real estate market conditions, changes in interest rates and the availability of financing, the impact of environmental laws, the ongoing need for capital improvements, and other factors beyond the Company's control;

     - The Company's lack of operating history and lack of experience in operating in accordance with the requirements for maintaining its qualification as a REIT;

     - The absence of any contractual limitation on debt that the Company may incur;

     - Limitations on shareholders' ability to acquire or change control of the Company, including the restriction on ownership of Common Shares by any single person to 9.8% of the outstanding shares;

     - Taxation of the Company as a regular corporation if it fails to quality as a REIT;

     - Substantial and immediate dilution in the net tangible book value per Common Share to be experienced by the purchasers of Common Shares in the Offering; and

     - The absence of any public market for the Company's Common Shares prior to the Offering.

                               THE INITIAL HOTELS

     The following table sets forth certain information regarding the Initial
Hotels:

                                                                                                       AVERAGE DAILY RATE
                                                          AVERAGE OCCUPANCY                    ----------------------------------
                                           -----------------------------------------------                                THREE
                                                                                                                          MONTHS
                                NUMBER         YEARS ENDED:           THREE MONTHS ENDED:          YEARS ENDED:           ENDED:
                                  OF       ---------------------     ---------------------     ---------------------     --------
     PROPERTY/LOCATION          ROOMS      12/31/94     12/31/95     3/31/95      3/31/96      12/31/94     12/31/95     3/31/95
- ----------------------------    ------     --------     --------     --------     --------     --------     --------     --------
Berkeley Marina Marriott          373        80.3%        81.1%        76.0%        82.6%       $96.61      $100.03       $96.76
Berkeley, CA................
Buffalo Marriott                  356        76.0%        73.4%        63.8%        62.4%       $85.32      $ 91.79       $87.24
Buffalo, NY.................
Cleveland Airport Marriott        375        70.9%        71.0%        61.6%        71.3%       $81.99      $ 90.35       $89.29
Cleveland, OH...............
Cleveland Marriott East           403        72.9%        72.7%        63.7%        65.9%       $80.74      $ 89.54       $83.18
Cleveland, OH...............
Columbus North Marriott           300        72.7%        71.9%        67.3%        73.3%       $77.98      $ 85.20       $82.70
Columbus, OH................
Lake Norman Hampton Inn           117        75.8%        78.6%        76.0%        72.4%       $45.70      $ 52.67       $44.16
Charlotte, NC...............
Lake Norman Holiday Inn           119        73.0%        75.7%        69.7%        66.4%       $54.13      $ 60.72       $50.99
Charlotte, NC...............
Melbourne Quality Suites          208        78.1%        79.0%        88.6%        84.7%       $72.98      $ 77.61       $78.77
Melbourne, FL...............
Radisson Inn Sanibel Gateway      157        72.2%        76.3%        88.9%        96.6%       $66.03      $ 66.12       $97.11
Fort Myers, FL..............
                                ------
Total.......................    2,408
                                ======
Weighted average............      268        74.7%        74.9%        70.4%        73.7%       $79.27      $ 85.47       $83.77


                                                  ROOM REVENUES PER AVAILABLE ROOM
                                           -----------------------------------------------

                                               YEARS ENDED:             THREE MONTHS ENDED
                                           ---------------------     ---------------------
     PROPERTY/LOCATION        3/31/96      12/31/94     12/31/95     3/31/95      3/31/96
- ----------------------------  --------     --------     --------     --------     --------
Berkeley Marina Marriott      $100.50       $77.54       $81.17       $73.50       $83.05
Berkeley, CA................
Buffalo Marriott              $ 90.41       $64.85       $67.34       $55.66       $56.41
Buffalo, NY.................
Cleveland Airport Marriott    $ 86.40       $58.11       $64.11       $54.99       $61.60
Cleveland, OH...............
Cleveland Marriott East       $ 87.36       $58.90       $65.11       $53.03       $57.59
Cleveland, OH...............
Columbus North Marriott       $ 87.85       $56.68       $61.29       $55.64       $64.36
Columbus, OH................
Lake Norman Hampton Inn       $ 58.46       $34.63       $41.40       $33.56       $42.31
Charlotte, NC...............
Lake Norman Holiday Inn       $ 64.26       $39.50       $45.96       $35.55       $42.69
Charlotte, NC...............
Melbourne Quality Suites      $ 82.81       $57.02       $61.34       $69.81       $70.17
Melbourne, FL...............
Radisson Inn Sanibel Gateway  $ 97.93       $47.71       $50.43       $86.31       $94.64
Fort Myers, FL..............

Total.......................

Weighted average............  $ 87.98       $59.24       $63.98       $59.00       $64.84

                       BUSINESS OBJECTIVES AND STRATEGIES

BUSINESS OBJECTIVES

     The Company's primary business objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders through appreciation in value of the Common Shares. The Company will seek to achieve these objectives through participation in increased revenues from the Initial Hotels pursuant to the Percentage Leases and by selective acquisition, ownership, redevelopment, repositioning and expansion of additional hotel properties. The Company will seek to continue to invest in properties where the Company's established industry and marketing expertise and other resources will enable it to improve the acquired hotels' performance.

BUSINESS STRATEGIES

     The Company's strategies to meet its objectives include (i) achieving revenue growth in the Initial Hotels, (ii) acquiring and leasing hotel and resort properties in the upscale and moderate markets on an accretive basis,
(iii) strategically upgrading hotel properties, and (iv) expanding and developing additional hotel properties.

     Internal Growth. The Company believes that, based on historical operating results and the strength of the Company's management team, portfolio and markets, the Initial Hotels should provide the Company with the opportunity for cash flow growth through the Percentage Leases. Over the three year and five year periods ended December 31, 1995 the aggregate total revenues of the Initial Hotels increased at a compound annual rate of 4.4% and 3.6% per year, and EBITDA from the Initial Hotels increased at a compound average growth rate of 13.4% and 9.8% per year, respectively. The Company believes that the revenue and cash flow of the Initial Hotels will be maximized by intensive management and marketing. The Company intends to derive increased cash flow through the application of the Initial Lessee's operating strategies, which include the active management and balancing of room rates with forecasted room demand in order to maximize total hotel revenues (a system known as "yield management"). The Company believes that the Initial Lessee's continued commitment to customer service and the experience of its management team should position the Company to capitalize on the expected continued strength in the economy and improvement in the U.S. hotel market. The Company's objectives include enhancing its competitive market position through the continuation of a regular program of renovation and capital improvement.

     Acquisitions. The Company believes that attractive opportunities exist to acquire full-service hotels serving the upscale and moderate market segments of the lodging industry. The Company intends to concentrate its investment activities on hotel properties that are in one or more of the following categories:

     - Product Type -- Full-service commercial hotels, airport hotels, major tourist hotels and destination resorts in major markets and business centers;

     - Market Repositioning Opportunities -- Undervalued hotels whose performance can be significantly enhanced through new brand affiliations, implementation of new marketing strategies and effective yield management;

     - Redevelopment and Renovation Opportunities -- Hotels with sound operational fundamentals that, because of a lack of capital, require physical renovation or redevelopment to achieve their full performance potential; and

     - Portfolio Acquisitions -- Portfolios of hotels that result in geographic economies of scale or that may be leased back to qualified hotel operators as additional lessees, and that may benefit from the Company's repositioning and redevelopment experience and access to capital.

     As a result of the Company's management's successful transactional activities, which include approximately $750 million in hotel acquisition, disposition, recapitalization, renovation, development and repositioning over the last 10 years, the Company believes it possesses a competitive advantage in market knowledge, technical expertise and industry relationships that will enable it to continue successfully to implement its acquisition strategy on a national scale. Further, the Company believes it will benefit from its continuing relationship with the Initial Lessee and from developing relationships with additional lessees who have a demonstrated history of managing hotel properties. As a public company, the Company expects to have access to a wide variety of financing sources to fund acquisitions, such as the ability to issue public and private debt, equity and hybrid securities, and the ability to utilize Units as consideration when cash is not appropriate for tax or other reasons. Additionally, the Credit Facility will enable the Company to contract for and complete the acquisition of additional hotels without financing contingencies. See "The Company -- Business Objectives and
Strategies -- Financing Strategy" for a description of the terms of the credit facility.

     The Company's philosophy is to identify and actively seek hotel properties that can be associated with the brands that will lead the hospitality industry in REVPAR, such as Marriott(R), Radisson(R), Hilton(R), Hyatt(R), Westin(R), Omni(R), Doubletree(R), Sheraton(R), Holiday Inn(R) and Quality Suites(R). The Company believes that it can maximize its market share and revenues by taking advantage of its orientation toward sales and marketing to identify the most effective branding and to leverage its brands with effective direct sales strategies. The Company expects to continue to affiliate with a number of different franchise companies in order to maximize the performance of its hotels by providing greater access to a broad base of national marketing and reservation systems and to mitigate the risks of franchise loss and franchise overlap. The Company will seek to maintain a geographically diversified hotel portfolio, and may also cluster hotels within certain primary markets in order to take advantage of operational and managerial economies of scale. The Company believes it has the capacity to acquire additional hotels without significantly increasing management and overhead expenses.

     The Boykin Group's recent purchase of the Lake Norman hotel properties exemplifies the strategies described above. The Company believes that those hotels' present franchise affiliations will enable the Company to maximize REVPAR in the local market. The hotels' purchase price represented a significant discount to their replacement costs, and the hotels' historical earnings represented an attractive yield on the purchase price. The Company believes that the Initial Lessee can increase the ADR and REVPAR of both hotels, and the Boykin Group has been implementing its yield management systems since the acquisition to achieve these results. REVPAR for the three months ended March 31, 1996 increased over REVPAR for the same period in 1995 by 26% for the Lake Norman Hampton Inn and by 20% for the Lake Norman Holiday Inn, with a resulting increase in pro forma Percentage Lease revenues. The Boykin Group also caused the Lake Norman hotels to implement a combined purchasing program, direct overflow business to each other and begin cross-training and sharing employees. The Company believes the economies gained from the clustering of the Lake Norman acquisitions, combined with the active yield management strategies employed by the Boykin Group at these hotels, has resulted in a significantly more attractive yield to the Company than that calculated based on their trailing operating performance at the time of the acquisitions.

     Renovation and Development. The Company believes that a regular program of capital improvements at the Initial Hotels, including replacement and refurbishment of FF&E, will maintain and enhance their competitiveness and maximize revenue growth under the Percentage Leases. During the fiscal years 1991 through 1995, approximately $18 million was spent on renovations and capital improvements at the Initial Hotels, including approximately $1.2 million for restoration of the Melbourne Quality Suites hotel following damage from Hurricane Erin in August 1995. This represents an average of approximately $1,400 per room per year (excluding the amount spent on the Melbourne property restoration, which was funded entirely from insurance proceeds). The Company will use approximately $3.5 million of the net proceeds of the Offering as its initial contribution to its capital expenditures fund (the "Capital Expenditures Fund"). The Percentage Leases require the Company to contribute to the Capital Expenditures Fund additional aggregate minimum reserves of 4% of total revenue of the Initial Hotels. For the 12-month period ended March 31, 1996, this reserve would have represented approximately 6.1% of room revenue and an average of approximately $1,400 per room. The Company believes that this exceeds, on a per room basis, the capital expenditure reserves of all other publicly-traded hotel REITs (based on a review of other publicly traded hotel REITs conducted by the Company). The Company intends to use the Capital Expenditures Fund for the replacement and refurbishment of FF&E and other capital expenditures (approximately $250,000 of which is required by franchisors) to maintain and enhance the competitive position of the Initial Hotels, although it may make other uses of amounts in the fund that it considers appropriate from time to time. The Boykin Group's experience in developing and renovating its properties will assist the Company in maintaining its properties' competitive edge in their respective markets.

     The Company may develop additional full-service or upscale limited-service hotels on land that the Company acquires in its current geographic markets or on land contiguous to the Initial Hotels. The Company believes that selective development of hotels in its existing geographic markets would enable it to take advantage of operating efficiencies to generate attractive returns on investment.

     Financing Strategy. Upon completion of the Offering, the Company will have no outstanding debt. While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to maintain a debt-to-total market capitalization ratio (measured at the time debt is incurred) of not more than 45%. The Company may from time to time re-evaluate its debt capitalization policy in light of economic conditions, relative costs of debt and equity capital, market values of its properties, acquisition, development and expansion opportunities, and other factors.

     The Company has obtained a commitment for the Credit Facility from Lehman Brothers Holdings, Inc. The commitment is contingent on, among other things, the closing of the Offering. The Company intends to use this facility to provide interim financing for property acquisitions and capital improvements in anticipation of long-term financing and to fund working capital requirements. The Credit Facility is expected to be secured by first mortgages on certain of the Initial Hotels.

                             FORMATION TRANSACTIONS

     The principal transactions in connection with the formation (the "Formation") of the Company as a REIT and the acquisition of the Initial Hotels by the Partnership (the "Formation Transactions") are as follows:

     - The Company was formed as an Ohio corporation in February 1996 and issued one Common Share to Raymond P. Heitland.

     - Upon completion of the Offering, the Company will contribute approximately $119 million of the net proceeds to the Partnership in exchange for an approximately 80.3% equity interest as the sole general partner of the Partnership, and will lend approximately $40 million of the net proceeds to the Partnership in exchange for a note (the "Intercompany Convertible Note") bearing interest initially at 8.50% per annum, which is convertible by the Company into equity interests in the Partnership based on the initial public offering price of the Common Shares.

     - After the Contributed Partnerships convey certain working capital assets and liabilities to the Initial Lessee, certain Boykin Group Affiliates, the Other Partners and the Boykin Associates will contribute their interests in Contributed Partnerships to the Partnership and indemnify the Partnership against liabilities of the Contributed Partnerships other than the mortgage indebtedness to be discharged by the Partnership. The Partnership will thereby acquire a 100% ownership interest in all of the Initial Hotels for an aggregate of approximately 1.49 million Units (valued at approximately $32.8 million), approximately $6.9 million in cash, and the repayment of approximately $7.9 million of existing indebtedness on the Initial Hotels.

     - The recipients of Units will have rights (generally not exercisable until the third anniversary of the closing of the Offering, in the case of the Boykin Group Affiliates and Boykin Associates) to exchange their Units for cash (the "Exchange Rights"), subject to the Company's right to issue Common Shares for those Units on a one-for-one basis.

     - The Partnership will use approximately $137.7 million to repay third-party mortgage indebtedness encumbering the Initial Hotels, approximately $3.5 million to create the Capital Expenditures Fund, and approximately $3.0 million for formation costs, working capital and other general partnership purposes.

     - Robert and John Boykin will form the Initial Lessee, which will succeed to the business of Boykin Management, and the Partnership will lease each Initial Hotel to the Initial Lessee pursuant to a Percentage Lease.

     - The Initial Lessee will assume the liquor licenses, franchise agreements and other licenses and permits and certain working capital liabilities of the Initial Hotels.

     - Robert W. Boykin will resign from Boykin Management and become the Chairman, President and Chief Executive Officer of the Company and will enter into the employment agreement and be granted the stock options described under "Management -- Employment Agreements" and "Management -- Executive Compensation."

     The Formation Transactions benefits to the Boykin Group Affiliates, the Boykin Associates and the Other Partners, in addition to those described above, include: (i) increased cash distributions to recipients of Units from the operations of the Initial Hotels, because of the prepayment of mortgage debt;
(ii) elimination of approximately $5.3 million of mortgage debt guaranties;
(iii) the ability to exchange Units received in the Formation Transactions for cash or, at the Company's election, Common Shares with registration rights, which will be more liquid than their interests in the Initial Hotels; (iv) deferral of income tax by contributing their interests in the Contributed Partnerships; (v) repayment from the proceeds of the Offering of $3.0 million of loans made by Boykin Management to one of the Initial Hotels; (vi) realization of an immediate accretion in the net tangible book value of their investment in the Partnership of $51.64 per Unit; and (vii) receipt by Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop of options to purchase 250,000, 75,000 and 75,000 Common Shares, respectively, under the Company's Long Term Incentive Plan. In addition, Robert and John Boykin will indirectly own all of the interests in the Initial Lessee, which will be entitled to all profits and cash flow from the Initial Hotels after payment of rent under the Percentage Leases and other operating expenses.

                              ORGANIZATIONAL CHART

     As a result of the Offering and the Formation Transactions, the relationships among the Company, the Partnership, the Initial Hotels and the Initial Lessee will be as follows:

     [The prospectus contains a flow chart which sets forth the relationships among the Company, the Partnership, the Initial Hotels and the Initial Lessee as a result of the Offering and the Formation Transactions. The Company will own an 84.1% general partner interest (assuming conversion of the Intercompany Convertible Note) and certain Boykin Group Affiliates and Other Partners will own a 14.3% and 1.6% limited partner interest, respectively, in the Partnership. The Partnership, which will own the Initial Hotels, will lease the Initial Hotels to the Initial Lessee pursuant to the Percentage Leases. Robert W. Boykin and John E. Boykin are the sole beneficial owners of the Initial Lessee with a 53.8% and 46.2% interest, respectively.]

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth unaudited summary pro forma consolidated financial information for the Company, unaudited summary pro forma financial information for the Initial Lessee and summary combined historical financial information for the Initial Hotels, which are presented as the Initial Hotels (Excluding Lake Norman Hotels), and the Lake Norman Hotels. This information should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus. The pro forma operating information for the Company and for the Initial Lessee is presented as if the Offering, the Formation Transactions and the beginning of the relevant lease year had occurred on January 1, 1995. The pro forma balance sheet data is presented as if the Offering and the Formation Transactions had occurred on March 31, 1996.

                           BOYKIN LODGING TRUST, INC.

               SUMMARY CONSOLIDATED PRO FORMA FINANCIAL DATA (1)

            (UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          THREE MONTHS
                                                                                        ENDED MARCH 31,(2)
                                        YEAR ENDED               TWELVE MONTHS          -----------------
                                   DECEMBER 31, 1995(2)     ENDED MARCH 31, 1996(2)      1995       1996
                                   --------------------     -----------------------     ------     ------
OPERATING DATA:
  Percentage Lease revenue(3)....        $ 25,655                   $26,520             $5,546     $6,411
                                         --------                   -------             ------     ------
  Depreciation...................           9,567                     9,567              2,392      2,392
  Real estate and personal
     property taxes, property and
     casualty insurance and
     ground rent.................           3,893                     3,931                945        983
  General and
     administrative(4)...........           1,400                     1,400                350        350
  Minority Interest(5)...........           1,716                     1,847                296        427
                                         --------                   -------             ------     ------
  Total Expenses and Minority
     Interest....................          16,576                    16,745              3,983      4,152
                                         --------                   -------             ------     ------
  Net income attributable to
     Common Shares...............        $  9,079                   $ 9,775             $1,563     $2,259
                                         ========                   =======             ======     ======
  Net Income per Common Share....        $   1.15                   $  1.24             $  .20     $  .29
  Weighted average number of
     Common Shares outstanding...           7,875                     7,875              7,875      7,875
OTHER DATA:
  Funds From Operations(6).......        $ 20,362                   $21,189             $4,251     $5,078
  Additions to Capital
     Expenditures Fund(7)........          (3,373)                   (3,445)              (769)      (841)
  Cash Available For
     Distribution(8).............          16,989                    17,744              3,482      4,237
  Distributions(9)...............          16,857                    16,857              4,214      4,214
  Number of Common Shares and
     Units outstanding...........           9,365                     9,365              9,365      9,365

                                                             AT MARCH 31, 1996(2)
                                                            -----------------------
BALANCE SHEET DATA:
  Investment in hotel properties,
     net.........................                                  $ 116,416
  Total assets...................                                    123,409
  Total debt.....................                                        -0-
  Minority interest in
     Partnership.................                                     19,212
  Shareholders' equity...........                                    101,620

                                 INITIAL LESSEE

                      SUMMARY PRO FORMA FINANCIAL DATA(1)

                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                                         THREE MONTHS
                                                                                      ENDED MARCH 31,(2)
                                      YEAR ENDED               TWELVE MONTHS          -------------------
                                 DECEMBER 31, 1995(2)     ENDED MARCH 31, 1996(2)      1995        1996
                                 --------------------     -----------------------     -------     -------
OPERATING DATA:
  Room revenue.................        $ 54,785                   $56,177             $12,787     $14,179
  Food and beverage revenue....          23,643                    23,943               5,437       5,736
  Other revenue -- Initial
     Hotels....................           4,643                     4,749               1,006       1,112
                                     ----------                ----------             -------     -------
     Total revenues of Initial
       Hotels..................          83,071                    84,869              19,230      21,027
  Other revenue -- Initial
     Lessee....................           1,941                     1,954                 431         507
                                     ----------                ----------             -------     -------
     Total revenues............          85,012                    86,823              19,661      21,534
                                     ----------                ----------             -------     -------
  Operating expenses...........          56,640                    57,618              13,544      14,575
  Cost of goods sold of Initial
     Lessee....................           1,254                     1,330                 156         293
  Percentage Lease
     payments(3)...............          25,655                    26,520               5,546       6,411
                                     ----------                ----------             -------     -------
     Total expenses............          83,549                    85,468              19,246      21,279
                                     ----------                ----------             -------     -------
  Income before unusual and
     extraordinary items.......        $  1,463                   $ 1,355             $   415     $   255
                                     ==========                ==========             =======     =======

                                                             AT MARCH 31, 1996(2)
                                                            -----------------------
BALANCE SHEET DATA:
  Cash and cash equivalents......                                   $ 4,831
  Total assets...................                                    11,736
  Equity.........................                                     3,000

                 INITIAL HOTELS (EXCLUDING LAKE NORMAN HOTELS)

                   SUMMARY COMBINED HISTORICAL FINANCIAL DATA

                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,(2)                      MARCH 31,(2)
                                --------------------------------------------------------    -------------------
                                  1991        1992        1993        1994        1995       1995        1996
                                --------    --------    --------    --------    --------    -------    --------
OPERATING DATA:
  Room revenue................  $ 42,645    $ 45,200    $ 45,753    $ 48,652    $ 50,730    $12,048    $ 13,267
  Food and beverage revenue...    21,791      22,514      22,357      22,811      22,984      5,287       5,586
  Other revenue...............     3,334       3,634       3,977       4,092       4,490        967       1,076
                                --------    --------    --------    --------    --------    -------    --------
    Total revenues............    67,770      71,348      72,087      75,555      78,204     18,302      19,929
                                --------    --------    --------    --------    --------    -------    --------
  Departmental and other
    expenses..................    51,321      52,248      53,242      53,967      54,629     12,821      14,036
  Real estate and personal
    property taxes, insurance
    and rent..................     2,534       2,988       3,112       3,329       3,579        876         908
  Depreciation and
    amortization..............     5,663       5,822       5,822       5,690       6,545      1,435       1,722
  Interest expense............    12,557      12,997      12,375      12,397      14,169      3,072       3,744
                                --------    --------    --------    --------    --------    -------    --------
  Income (loss) before unusual
    and extraordinary items...    (4,305)     (2,707)     (2,464)        172        (718)        98        (481)
  Unusual item -- gain on
    property insurance
    recovery..................        --          --          --          --         670         --          --
  Extraordinary item -- gain
    (loss) on early
    extinguishment of debt....        --          --          --          --         556         --      (1,315)
                                --------    --------    --------    --------    --------    -------    --------
    Net income (loss).........  $ (4,305)   $ (2,707)   $ (2,464)   $    172    $    508    $    98    $ (1,796)
                                ========    ========    ========    ========    ========    =======    ========
BALANCE SHEET DATA:
  Investment in hotel
    properties, net...........  $ 66,238    $ 62,497    $ 59,457    $ 58,527    $ 70,577        N/A    $ 69,228
  Total assets................    74,380      70,823      68,757      68,688      83,332        N/A      83,034
  Mortgage notes payable......   114,132     113,333     112,660     111,788     122,203        N/A     123,665
  Total partners' deficit.....   (61,256)    (64,458)    (66,795)    (67,197)    (56,260)       N/A     (58,205)
CASH FLOW DATA:
  Net cash provided by
    operating activities......       N/A         N/A    $  3,723    $  7,700    $  7,175    $ 1,584    $  1,209
  Net cash used for investing
    activities................       N/A         N/A      (2,771)     (4,746)     (4,244)    (1,050)       (272)
  Net cash used for financing
    activities................       N/A         N/A        (635)     (1,488)     (4,018)      (634)       (809)
OTHER DATA:
  EBITDA(10)..................  $ 13,915    $ 16,112    $ 15,733    $ 18,259    $ 19,996    $ 4,605    $  4,985

                               LAKE NORMAN HOTELS

                   SUMMARY COMBINED HISTORICAL FINANCIAL DATA

                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                                       THREE MONTHS
                                                                                          ENDED
                                             YEAR ENDED DECEMBER 31,(2)              MARCH 31,(2)(11)
                                   ----------------------------------------------    ----------------
                                    1991      1992      1993      1994      1995     1995      1996
                                   ------    ------    ------    ------    ------    -----    -------
OPERATING DATA:
  Room revenue...................  $2,643    $2,596    $2,764    $3,200    $3,764    $ 739    $   912
  Food and beverage
     revenue(12).................     612       681       300        --        --       --         87
  Other revenue..................     117       132       149       153       124       39         36
                                   ------    ------    ------    ------    ------    -----    -------
          Total revenues.........   3,372     3,409     3,213     3,353     3,888      778      1,035
                                   ------    ------    ------    ------    ------    -----    -------
  Departmental and other
     expenses....................   2,485     2,605     2,224     2,096     2,437      566        717
  Real estate and personal
     property taxes, insurance
     and rent....................     125       130       129        96       106       19         25
  Depreciation and
     amortization................     601       606       577       523       466      145        151
  Interest expense...............     507       401       289       326       415      379        383
                                   ------    ------    ------    ------    ------    -----    -------
          Net income (loss)......  $ (346)   $ (333)   $   (6)   $  312    $  464    $(331)   $  (241)
                                   ======    ======    ======    ======    ======    =====    =======
BALANCE SHEET DATA:
  Investment in hotel properties,
     net.........................  $7,268    $6,807    $6,276    $5,888    $5,739      N/A    $ 9,540
  Total assets...................   7,803     7,218     6,846     6,452     6,229      N/A     10,455
  Mortgage notes payable.........   6,050     5,860     5,595     5,318     5,057      N/A      9,548
  Total partners' equity.........   1,372       988       982       894       938      N/A        491
CASH FLOW DATA:
  Net cash provided by (used for)
     operating activities........     N/A       N/A    $  477    $  804    $  938    $(134)   $   (49)
  Net cash used for investing
     activities..................     N/A       N/A       (30)     (129)     (311)     (69)       (37)
  Net cash used for financing
     activities..................     N/A       N/A      (265)     (677)     (681)     (22)       (23)
OTHER DATA:
  EBITDA(10).....................  $  762    $  674    $  860    $1,161    $1,345    $ 193    $   293

- ---------------

 1. The pro forma information does not purport to represent what the Company's or the Initial Lessee's financial position or results of operations would actually have been if the consummation of the Formation Transactions had, in fact, occurred on such dates, or to project the Company's or the Initial Lessee's financial position or results of operations at any future date or for any future period.

 2. Eight of the Initial Hotels utilize December 31 as year-end for financial reporting purposes and one of the Initial Hotels utilizes a September 30 fiscal year-end. For pro forma purposes, adjustments have been made to conform the year-ends of all the Initial Hotels to stated periods shown. For historical financial reporting purposes of the Initial Hotels (Excluding the Lake Norman Hotels), for the five years ended December 31, 1995, the September 30 financial data of the Initial Hotel having a September 30 fiscal year end have been combined with the December 31, 1995 financial data of the other Initial Hotels. For the twelve months ended March 31, 1996 and three month periods ended March 31, 1995 and 1996, the financial data of the hotel with the September 30 year end have been combined using the same month and periods as the other eight hotels. In the opinion of management, the impact of using the different interim period ends is not material.

 3. Represents lease payments from the Initial Lessee to the Partnership calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical revenues of the Initial Hotels for the period indicated, including for the Melbourne Quality Suites Inn an additional $725 of rent for the year ended December 31, 1995 and the 12 months ended March 31, 1996, required under the rental interruption insurance provision of the Percentage Lease agreements. The rent formula utilized in computing the pro forma Percentage Lease revenue and expense includes, for the calendar year 1995, an adjustment to reduce the threshold revenue amounts in the Percentage Lease formulas by the 2.5% increase in the Consumer Price Index for that year.

 4. Estimated at $1.4 million annually for salaries, directors' fees, legal, audit, director/officer insurance and other general and administrative expenses associated with being a public company.

 5. Calculated as 15.9% of the income before minority interest.

 6. Represents Funds From Operations of the Company, on a consolidated basis. The following table computes Funds From Operations for the twelve months ended March 31, 1996 under the newly adopted National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations consists of income (loss) before minority interest (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative (i) to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance, or (ii) to cash flows from operating, investing, or financing activities, as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

                                                                   TWELVE MONTHS ENDED
                                                                     MARCH 31, 1996
                                                                   -------------------
          Net income.............................................        $ 9,775
          Minority interest......................................          1,847
          Depreciation...........................................          9,567
                                                                      ----------
          Funds From Operations..................................        $21,189
                                                                      ==========

 7. Represents additions to the Capital Expenditures Fund calculated as 4% of total revenue of the Initial Hotels, adjusted for $1,261 of additional revenues at the Melbourne Quality Suites for the year ended December 31, 1995 and the twelve months ended March 31, 1996 as required under the rental interruption insurance provision of the Percentage Leases.

 8. Calculated as Funds From Operations less additions to the Capital Expenditures Fund.

 9. Represents estimated initial dividends to be paid based on the initial dividend rate of $1.80 per share and an aggregate of 9,365,000 Common Shares and Units outstanding.

10. Represents income (loss) before unusual and extraordinary items, excluding depreciation and amortization and interest expense.

11. The Summary Combined Historical Operating Data, Cash Flow Data and Other Data for the Lake Norman Hotels for the three months ended March 31, 1995 and 1996 are presented on a pro forma basis, making necessary pro forma adjustments to the historical operating results to reflect additional depreciation expense associated with the purchase accounting writeup to the investment in hotel properties, the additional interest expense associated with the acquisition indebtedness and an increase in management fee expense.

12. From August 1993 until February 1996, the catering, meeting, lounge and restaurant facilities of the Lake Norman Holiday Inn were operated by a third party operator. In February 1996, when a Boykin Group Affiliate purchased the hotel facility, it also purchased the food and beverage business assets of this operator.

                                 DISTRIBUTIONS

     The Company intends to make regular quarterly distributions to holders of Common Shares initially equal to $0.45 per share ($1.80 per share on an annual basis), which would represent approximately 95% of the Company's pro forma Cash Available for Distribution and 80% of its pro forma Funds From Operations for the twelve months ending March 31, 1996. The distribution for the period commencing on the completion of the Offering and ending September 30, 1996 is expected to be a pro rata portion of the initial quarterly distribution. The Company does not intend to change its estimated initial distribution per share if the Underwriters' over-allotment option is exercised. The statements in this paragraph are forward-looking statements involving certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Factors that might cause such differences are discussed elsewhere in this Prospectus. See "Distribution Policy" for information regarding the basis for the Company's estimates, and "Risk Factors." The Company's ability to make distributions will be dependent on its receipt of distributions from the Partnership. The Partnership's principal source of revenue initially will be payments of rent by the Initial Lessee under the Percentage Leases. See "Risk Factors -- Hotel Industry Risks -- Seasonality" for a discussion of the effect of the seasonal nature of hotel revenues on the Company's receipt of rent payments from the Initial Lessee.

                           TAX STATUS OF THE COMPANY

     The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1996. If the Company qualifies as a REIT, under current Federal income tax laws the Company generally will not be subject to federal income tax on income it distributes to shareholders as long as it distributes at least 95% of its REIT taxable income currently and satisfies a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors -- Tax Risks -- Failure to Qualify as a REIT" and "Federal Income Tax Considerations." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and will be subject to Federal and state income taxes and may be subject to excise taxes on its undistributed income.

                                  THE OFFERING

     All Common Shares offered hereby are being offered by the Company.

Common Shares offered:.............................  7,875,000 shares(1)
Common Shares and Units to be outstanding after the
  Offering.........................................  9,365,000 shares(2)
Use of Proceeds:...................................  Acquisition of the Initial Hotels;
                                                     repayment of mortgage indebtedness
                                                     relating to the Initial Hotels
                                                     (including prepayment penalties);
                                                     repayment of loans made by Boykin
                                                     Management and by certain Other Partners
                                                     to one of the Initial Hotels;
                                                     contribution to the Capital Expenditures
                                                     Fund; and formation costs, working
                                                     capital and other general purposes.
Proposed New York Stock Exchange symbol............  BOY

- ---------------

(1) Assumes the Underwriters' over-allotment option is not exercised.

(2) Includes 1,490,000 shares issuable on exchange of 1,490,000 Units. Does not give effect to any shares issuable under the Company's Long Term Incentive Plan or subject to options granted to its Independent Directors. See "Management -- Long-Term Incentive Plan."

                                  RISK FACTORS

     This Prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to (i) the declaration or payments of dividends; (ii) the leasing, management or operation of the Initial Hotels and of hotels to be acquired; (iii) the adequacy of reserves for renovation and refurbishment; (iv) potential acquisitions by the Company; (v) the use of the proceeds of the Offering; (vi) the Company's financing plans;
(vii) the Company's policies regarding investments, dispositions, financings, conflicts of interest and other matters; (viii) the Company's qualification and continued qualification as a REIT; and (ix) trends affecting the Company's or any hotel's financial condition or results of operations.

     Prospective investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth below and the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Policies and Objectives with Respect to Certain Activities" and "Federal Income Tax Considerations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

     Accordingly, prospective investors should carefully consider, among other factors, the matters described below, each of which could have adverse consequences to the Company and adversely affect the value of the Common Shares.

CONTROL BY BOYKIN GROUP AND LACK OF SHAREHOLDER CONTROL

     Upon completion of the Offering, Robert and John Boykin (who are brothers) will have the ability to acquire in the aggregate approximately 12.9% of the Company through their direct or indirect ownership of Units that they may exchange for Common Shares on a one-for-one-basis (subject to the Company's right to pay cash in lieu of issuing shares), commencing on the third anniversary of the closing of the Offering. Robert Boykin will also have significant control over the operations of the Company as a result of his senior management position with the Company. Robert and John Boykin will have significant control over the operations of the Initial Lessee as a result of their ownership interests and directorships in the Initial Lessee and John Boykin's senior management position with the Initial Lessee. See "The Company -- The Initial Lessee" and "Management." Accordingly, Robert and John Boykin and their Affiliates will have substantial influence over the Company, which influence may not necessarily be consistent with the interests of other shareholders.

     The investment and financing policies of the Company and its policies with respect to certain other activities, including its growth, capitalization, distributions, REIT status and operating policies, are determined by the Board of Directors. These policies may be changed from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company, although the Board of Directors has no present intention to make any such change. Any such change could be detrimental to the value of the shareholders' interests in the Company.

DEPENDENCE ON LESSEES

     The Company will lease the Initial Hotels to the Initial Lessee under the Percentage Leases and expects to lease any hotels acquired after completion of the Offering to the Initial Lessee or to other lessees under similar leases. As a result, the Company will be dependent on lessees for all of its operating income. The

Initial Lessee may be subject to obligations to and possible claims of third parties arising out of its subsidiaries' separate operating activities. See "The Lessees -- The Initial Lessee." The incurrence of any such liabilities could have a material adverse effect on the Initial Lessee's ability to perform under the Percentage Leases and any other leases between the Company and the Initial Lessee. The Initial Lessee's obligations under the Percentage Leases are unsecured.

     Each lessee is expected to hold in its name the franchise licenses, liquor licenses and other operating licenses and permits relating to the hotels leased to it. On a default by a lessee resulting in the termination of any Percentage Lease or other lease, the franchise license, liquor licenses and operating licenses and permits held by the lessee with respect to the affected property will not devolve automatically on a successor operator designated by the Company, and the process of transferring those licenses and permits to a successor operator may be costly and time-consuming. Furthermore, any default by a lessee under any such franchise license, liquor license or operating license or permit could result in the loss or suspension of that license or permit. The Company may be adversely affected as a result of any loss, suspension or delay in reinstating or transferring any such license or permit.

     If the Company terminates any Percentage Lease or other lease following a default by a lessee, the Company will have to re-lease the affected property in order to maintain its qualification as a REIT. There can be no assurance that the Company would be able to do so on terms substantially similar to those contained in the terminated lease. The Company also may have to incur substantial expenditures in connection with any such re-leasing. Moreover, in the event of a bankruptcy of a lessee, the Company's ability to re-lease the affected hotels or recover damages based on the default under or rejection of the relevant leases by the lessee would be adversely affected.

     With respect to any hotel property acquired by the Company following the Offering, the Company will seek to enter into a lease with the Initial Lessee or another lessee on terms substantially similar to the Percentage Leases. The inability to conclude any such lease or any lease with a different lessee, or any delay in establishing the terms thereof, could adversely affect the Company's ability to expand its portfolio of properties.

HOTEL INDUSTRY RISKS

     Operating Risks. The Company's hotel properties will be subject to all operating risks common to the hotel industry. These risks include, among other things, competition from other hotels; overbuilding in the hotel industry, which has adversely affected occupancy and room rates; increases in operating costs attributable to inflation and other factors, which increases have not consistently been, and may not necessarily in the future be, offset by increased room rates; significant dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. The Company's hotel properties are also subject to risks associated with food and beverage operations and risks presented by governmental regulations and authorities, particularly with respect to liquor licenses, which could result in interruptions in food and beverage operations. These factors could adversely affect a lessee's ability to make lease payments and therefore the Company's ability to make expected distributions to shareholders.

     Competition. The Company's hotel properties will compete with other hotel properties in their geographic markets. The Company may also be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

     Investment in Single Industry. The Company's current strategy is to acquire interests in hotel properties. The Company does not expect to seek to diversify its real estate investments, and will therefore be subject to risks inherent in investments in a single industry.

     Seasonality. The hotel industry is seasonal. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. While the Initial Hotels in Florida generate comparatively greater revenues from January through April than the other Initial Hotels, the Initial Hotels continue to experience this quarterly effect on an aggregate basis. This effect can be expected to cause quarterly fluctuations in the Company's lease revenues. Notwithstanding these fluctuations, the Company does not expect this seasonality to affect its quarterly dividend payments.

     Limited Number of Hotels; Geographic Concentration. The Company initially will own nine hotels, two of which, containing approximately 32% of the rooms of the Initial Hotels, are in the Cleveland, Ohio market. Significant adverse changes in the operating results of any of the Initial Hotels, or in economic conditions in any of the Company's markets, could have a material adverse effect on lease revenues and on the Company's ability to make expected distributions to its shareholders.

     Franchise Risks. The Initial Hotels are subject to franchise agreements. The Company expects that hotels that it may acquire will also be subject to franchise agreements. The failure of an Initial Hotel, the Company, the Initial Lessee or another Company lessee to meet standards imposed by a franchisor or otherwise to adhere to a franchise agreement could result in the loss or cancellation of the franchise agreement. A franchisor also could condition the continuation of a franchise agreement on the completion of capital improvements that the Company determines are unwarranted in light of economic conditions. In that event, the Company may elect to allow a franchise agreement to lapse. If any franchise is terminated or expires, the Company and the lessee may seek to obtain a suitable replacement franchise or to operate the affected property independently of a franchise agreement. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. In addition, a franchisor may seek to impose a charge as a condition to consenting to a proposed sale or lease of a hotel property. The Percentage Leases require the Initial Lessee to cooperate with the Company in its efforts to effect relevant sales and leases without incurring such charges.

     The franchise agreements with Marriott governing five of the Initial Hotels contain a provision requiring the franchisee, on receiving a bona fide offer to buy the related Initial Hotel, to give the franchisor the option to buy that hotel on the same terms as are contained in that offer. These agreements also require Marriott's consent to the sale of the hotel and, subject to certain conditions, to the incurrence and refinancing of indebtedness secured by the hotel, which Marriott may not unreasonably withhold. These provisions may inhibit the Company's ability to sell the hotels. The Marriott Franchise Agreements also require the Company, upon a default under the franchise agreement by the Initial Lessee, (i) to arrange for a replacement lessee, acceptable to Marriott, for the remainder of the franchise term, and (ii) to guarantee the performance of certain obligations of the Initial Lessee, including the payment of specified fees, the making of required renovations and other capital improvements, the replacement of FF&E and certain equipment and materials, the maintenance of insurance, and certain other obligations relating to the maintenance of the Marriott system's standards.

     Renovation and Capital Improvements. Hotel properties require continuing renovation and capital improvements, including periodic refurbishment and replacement of FF&E, to remain competitive. While the Company will maintain the Capital Expenditures Fund to fund such renovations and improvements, required expenditures could exceed the Company's expectations. If that occurs, the incremental costs could adversely affect Cash Available for Distribution. In addition, renovations and other capital improvements entail certain risks, including environmental risks, construction cost overruns and delays, and unanticipated downturns in demand or unanticipated emergence of competition in the affected market.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Robert W. Boykin, Chairman, President and Chief Executive Officer, Raymond P. Heitland, Chief Financial Officer and Treasurer, and Mark L. Bishop, Senior Vice President -- Acquisitions. The loss of the services of any of these executive officers could have a material adverse effect on the performance of the Company. The Company does not maintain a "key-man" life insurance policy with respect to any executive officer.

CONFLICTS OF INTEREST

     Benefits From the Formation. Certain Boykin Group Affiliates will receive the following benefits as a result of the Formation Transactions: (i) increased cash distributions from the operations of the Initial Hotels, because of the prepayment of mortgage debt; (ii) elimination of approximately $5.3 million of mortgage debt guaranties; (iii) the ability to exchange Units received in the Formation Transactions for cash or, at the Company's election, for Common Shares with registration rights, which will be more liquid than their interests in the Contributed Partnerships; (iv) deferral of income tax by contributing their interests in the Contributed Partnerships; (v) repayment from the proceeds of the Offering of approximately $3.0 million of loans made by Boykin Management for the benefit of one of the Initial Hotels; (vi) realization of an immediate accretion in the net tangible book value of their investment in the Partnership of $51.64 per Unit; (vii) receipt by Robert W. Boykin of options to purchase an aggregate of 20,000 Common Shares under the Company's Long-Term Incentive Plan; and (viii) beneficial ownership of the Initial Lessee, which will be entitled to all profits and cash flow from the Initial Hotels after payment of rent under the Percentage Leases and other operating expenses. See "The Formation" for further discussion of the benefits to Boykin Group Affiliates from the Formation Transactions.

     Interests in and Operations of the Initial Lessee. Robert and John Boykin will derive benefits from the operation of the Initial Hotels by the Initial Lessee. Accordingly, they have faced conflicts of interest in connection with the structuring of the Percentage Leases and may face such conflicts upon renewals thereof. They will also face conflicts of interest in connection with the structuring of leases for hotels the Company may acquire in the future and lease to the Initial Lessee and in operating the Initial Hotels and such other acquired hotels in a manner that may maximize profits for the Initial Lessee without necessarily benefiting the Company. Determinations to be made on behalf of the Company in connection with any such conflict will be subject to the approval of the Company's independent directors. See "Policies and Objectives with Respect to Certain Activities -- Conflict of Interest Policy." Robert W. Boykin, who will be an officer and director of the Company and a director of the Initial Lessee, may face conflicts of interest with respect to the allocation of his time and resources. See "Policies and Objectives with Respect to Certain Activities -- Conflict of Interest Policy."

     Sale of Hotels. Unlike public shareholders purchasing Common Shares in the Offering, certain Boykin Group Affiliates will own interests in the Partnership in addition to Common Shares. As a result, the sale of the Initial Hotels by the Partnership may result in different and more adverse tax consequences to these Boykin Group Affiliates than would be experienced by the Company and the public shareholders, and they may seek to influence the Company not to sell an Initial Hotel even though that sale might otherwise be financially advantageous to the Company and the public shareholders.

     Enforcement of Terms of Certain Agreements. Robert W. Boykin will have a conflict of interest with respect to his obligations as an executive officer and director of the Company to enforce the terms of certain agreements being entered into in connection with the Formation, including the Percentage Leases, his and certain Boykin Group Affiliates noncompetition agreements with the Company, the agreements relating to the conveyance to the Company of the Initial Hotels and certain related assets, and the Intercompany Convertible Note. Any failure to enforce the material terms of any of these agreements, including the indemnification provisions for breaches of representations and warranties contained in the agreements governing the contribution of the Initial Hotels, could have a material adverse effect on the Company.

     Other Activities. At the time of the Formation Transactions, subsidiaries of the Initial Lessee will acquire and continue the third-party hotel management, interior design and purchasing services businesses of Boykin Management. John E. Boykin will serve as the initial Secretary of the subsidiaries. The subsidiaries initially will manage 12 hotels, none of which is owned by the Company, Boykin Management or any other Boykin Group Affiliate. Three of these hotels are Hampton Inns in the Chicago, Illinois area, containing an aggregate of 366 rooms. These hotels are owned by an insurance company and have been managed by Boykin Management since December 1995. Another of these hotels is the 400-room Hanalei Best Western Hotel, in San Diego, California. The Boykin Group has managed this property, which is owned by another insurance company, since 1992. The remaining eight managed hotels, which Boykin Management has managed since

February 1996 on behalf of an institutional investor, contain an aggregate of 1,154 rooms and are located in Santa Barbara County and Ventura County, California.

     William, Robert and John Boykin hold interests in a joint venture formed to purchase, other than for hotel purposes, a six-acre parcel in the immediate vicinity of the Buffalo Marriott Hotel. The Company and the joint venture have entered into an agreement that provides for certain cross-easements between the properties and provides that the land will contain specific deed restrictions to prevent the development of any hotel thereon.

     The Boykin Group entered into discussion with a private investor in September 1995 regarding a possible joint venture to acquire and redevelop a 308-room full-service hotel in Connecticut. While the Company does not believe that the venture, which is subject to continuing discussions, is suitable for the Company as a hotel REIT, the Boykin Group has agreed that it will present to the Company any opportunity to participate in the venture that the Boykin Group is able to obtain for the Company. There can be no assurance that any such opportunity will be obtained or would be suitable for the Company.

     William J. Boykin, the retired Chairman of Boykin Management and the father of Robert and John Boykin, is developing a Hampton Inn on certain real property owned by him in Miami, Florida that is adjacent to a shopping center developed by him in 1989. The hotel is expected to open in the fall of 1996. No other Boykin Group Affiliate will have an interest in the development of this hotel, but the Company will have a right of first refusal to purchase the hotel if William J. Boykin elects to sell it.

LACK OF INDEPENDENT APPRAISALS OR ARM'S-LENGTH NEGOTIATIONS

     No independent appraisals were obtained or arm's length negotiations conducted in connection with the formation of the Company. The terms of the contribution of the Initial Hotels to the Company were determined by the principals of the Boykin Group, who will receive an economic benefit as a result of these contributions. The Company believes it is appropriate to value the Company as a going concern, rather than with a view toward values that could be obtained from a liquidation of the Company or of the assets owned by the Company. Accordingly, the valuation of the Company has been determined based primarily on an estimate of the Company's Cash Available for Distribution, rather than on an asset-by-asset valuation based on historical costs or current market value. No assurance can be given that the value of the economic benefits received by the principals of the Boykin Group and other Boykin Group Affiliates in the formation of the Company accurately reflects the fair market value of the assets contributed by them to the Company. See "Certain Transactions" and "Underwriting."

REAL ESTATE INVESTMENT RISKS

     General. The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, costs and terms of financing, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses, adverse changes in governmental laws and rules, the potential for uninsured or underinsured losses, adverse changes in zoning laws, and other factors beyond the control of the Company.

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio of hotels in response to changes in economic and other conditions will therefore be limited. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. After completion of the Offering and the application of the proceeds therefrom as set forth under "Use of Proceeds," certain of the Initial Hotels may be mortgaged to secure the Credit Facility. See "The
Company -- Business Objectives and Strategies -- Financing Strategy."

     Uninsured and Underinsured Losses. The Percentage Leases require the Initial Lessee to maintain comprehensive insurance on each of the Initial Hotels, including loss of business income, liability, and employee dishonesty coverage. The Company is required to maintain building casualty insurance on each

Initial Hotel. Management believes the Initial Hotels' coverage is of the type and amount, including coverage limits and deductibility provisions, customarily carried on similar properties. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in the affected Initial Hotel as well as the anticipated future revenues from that hotel, while remaining obligated for any mortgage indebtedness or other financial obligations related to that hotel.

     Acquisition Risks. The Company intends to pursue acquisition of future hotels selectively. In undertaking these acquisitions, the Company will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels or sustain anticipated room rate levels, and that judgments with respect to the cost of improvements to bring acquired properties to the Company's standards will prove inaccurate. In addition, the Company anticipates that new acquisitions will be financed under the Credit Facility or other forms of interim financing, resulting in the risk that permanent financing may not be available or may be available only on disadvantageous terms. If permanent financing is not available on acceptable terms, the Company may be forced to dispose of the affected property or other property on disadvantageous terms.

     Development and Redevelopment. The Company may develop and redevelop hotels when it believes that doing so is consistent with its business strategies. While the Company's policies with respect to these activities are intended to limit some of the risks associated with those activities, new and continued project development will be subject to a number of risks, including that financing may not be available on favorable terms that construction costs of a property may exceed original estimates, that occupancy rates and ADR may not stabilize at anticipated levels, that financing may not be available on completion of construction, and that construction may not be completed on schedule. If the Company undertakes but elects not to proceed with a development or redevelopment opportunity, the costs associated therewith will ordinarily be charged against income for the current period. The Company continually attempts to improve its ability to evaluate projects in advance and to minimize the costs incurred before it acquires the properties that are the subject of contemplated development or redevelopment projects. These activities are also subject to risks relating to the inability to obtain, or delays in obtaining, the necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

     Property Taxes. Under the Percentage Leases, the Company will be responsible for the payment of real and personal property taxes and assessments. These taxes and assessments may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase or assessments are levied, the Company's ability to make distributions to its shareholders could be adversely affected.

     Costs of Compliance with Certain Laws. The Initial Hotels must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that they are "public accommodations" or "commercial facilities" as defined in the ADA. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The Company believes, based on an internal review, that the Initial Hotels comply in all material respects with the ADA and similar applicable state laws. If changes in these laws involve substantial expenditures or must be made on an accelerated basis, the Company's ability to make distributions to shareholders could be adversely affected.

     Risks Involved in Investments Through Joint Ventures and Other Entities. On commencement of the Offering, all of the Company's hotels will be owned solely by the Partnership. However, the Company may in the future invest as a co-venturer in a hotel property if it will have control of the operation of the joint venture assets. Any such investment may involve risks such as the possibility that the co-venturer may become bankrupt or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company.

     The Company may also invest in securities of other entities engaged in the ownership of hotels. Investments of this type may not entitle the Company to control the ownership and leasing of the underlying hotels or to control distributions therefrom, which may adversely affect the Company's ability to make distributions to its shareholders. Furthermore, the Company may be prevented from controlling an issuer of securities by the percentage limitations on the ownership of securities and the gross income tests for REIT qualification. See "Policies and Objectives with Respect to Certain Activities -- Investment Policies" and "Federal Income Tax
Considerations -- Taxation of the Company as a REIT."

     Real Estate Financing Risks. Although the Company initially will have no debt outstanding, the Company expects to finance future acquisitions in part through the Credit Facility or other new debt financing. In doing so the Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance that indebtedness or that the terms of any such refinancing will not be as favorable as the terms of the existing indebtedness, and the risk that necessary capital expenditures for such purposes as renovations and other improvements cannot be financed on favorable terms, if at all. If the Company were unable to secure refinancing of any such indebtedness on acceptable terms, the Company might be forced to dispose of properties on disadvantageous terms, which could result in losses to the Company and could adversely affect the cash flow of the Company available for distribution. If the Company incurs variable rate mortgage indebtedness, an increase in interest rates could have an adverse effect on the Company's net income and Distributable Cash Flow. In addition, if a property is mortgaged to secure payment of indebtedness and the Company is unable to make mortgage payments, the property could be foreclosed upon by, or otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company. The Credit Facility is expected to be secured by mortgages on several of the Initial Hotels.

     In addition, the Company's need to distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT will limit its ability to rely on cash flow from operations to finance new development or acquisitions. As a result, if permanent debt or equity financing is not available on acceptable terms to refinance new development or acquisitions undertaken without permanent financing, further development activities or acquisitions may not be feasible.

NO LIMITATION ON DEBT; ABILITY TO ISSUE PREFERRED SHARES

     While the Company will have no outstanding indebtedness on completion of the Offering, it has obtained a commitment for the Credit Facility from a lending syndicate led by Lehman Brothers Holdings, Inc., and may incur other indebtedness in the future. The Company currently has a policy of maintaining a ratio of debt-to-total market capitalization (i.e., total third-party debt of the Company as a percentage of the market value of issued and outstanding Common Shares, including Common Shares issuable on exchange of outstanding Units, plus total debt, measured at the time the debt is incurred) of not more than 45%. The Company's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness the Company may incur, and the Board of Directors could alter or eliminate the Company's current borrowing policy. If this policy were changed or eliminated, the Company could become more highly leveraged, resulting in an increase in debt service, which could adversely affect the Company's funds from operations and its ability to make expected distributions to its shareholders, and in an increased risk of default on the Company's obligations. The more leveraged a company is, the more likely it is that a decrease in cash flow would impair its ability to make debt service payments in the normal course of business. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 5,000,000 preferred shares and to establish certain preferences and rights of any such shares issued. See "Description of Capital Stock -- Preferred Shares." While the Company has no current intention to issue any preferred shares, the issuance of any such shares with preferential dividend rights would diminish the cash available for distribution to the holders of Common Shares. In addition, the issuance of such shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest.

     The Initial Hotels mortgage indebtedness that is being prepaid in connection with the Offering includes an aggregate of approximately $68.2 million in principal and interest payable under loans from Lehman Brothers Holdings, Inc. to the Contributed Partnerships that own four of the Initial Hotels. See "Use of Proceeds."

TAX RISKS

     Failure to Qualify as a REIT. The Company intends to operate as a REIT under the Code, commencing with its initial taxable year ending December 31, 1996. The Company has not requested, and does not expect to request, a ruling from the IRS regarding its status as a REIT. Qualification as a REIT involves the application of technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT, including default by a lessee under, and a termination of, an operating lease. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to the Company with respect to its qualification as a REIT or the federal income tax consequences of such qualification.

     The Company will receive an opinion of Baker & Hostetler that, based on the assumption that the Percentage Leases, the Partnership Agreement, the Company's organizational documents, and all other documents to which the Company is a party will be complied with by all parties thereto, and based upon certain representations of the Company, the Company will qualify as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding on the IRS or the courts. Both the opinion and the continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. See "Federal Income Tax Considerations -- Taxation of the Company as a REIT."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to the shareholders could be reduced or eliminated for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify it as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.

     REIT Minimum Distribution Requirements. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). Further, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for that year plus amounts not distributed in prior years.

     The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Partnership. The Company's cash available for distribution will consist primarily of cash distributions from the Partnership. Differences in timing between taxable income and receipt of cash available for distribution and the seasonality of the hospitality industry could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. Under certain circumstances, the Company may be required from time to time to accrue certain income items for tax purposes prior to their receipt in cash (for example, rent earned but not yet received). These differences in timing between the accrual of certain income items for tax purposes and the receipt thereof could cause the Company to have taxable income without sufficient cash to make the annual distributions required of a REIT under the Code. In such cases, the Company may be compelled to borrow funds or liquidate investments on terms that are disadvantageous to the Company in order to meet the distribution requirements. See "Business and Properties -- Growth Strategy" and "Federal Income Tax Considerations."

     Distributions by the Partnership will be determined by the Company's Board of Directors and will be dependent on a number of factors, including the amount of cash in the Partnership available for distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than distributing such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code, and any other factor the Board of Directors believes is relevant. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT -- Annual Distribution Requirements."

     Failure of the Partnership to Be Classified as a Partnership for Federal Income Tax Purposes: Impact on REIT Status. The Company will receive an opinion from Baker & Hostetler stating that the Partnership will be classified as a partnership for federal income tax purposes. If the IRS were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In that event, because the value of the Company's ownership interest in the Partnership
(i) constitutes more than 10% of the Partnership's voting securities and (ii) exceeds 5% of the Company's assets, the Company would cease to qualify as a REIT. Further, the imposition of a corporate-level tax on the Partnership would substantially reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Company's Investments in the Partnership."

     Tax on Net Income from Foreclosure Property. The Company will be subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company as a result of a foreclosure proceeding or by otherwise reducing such property to ownership by agreement or process of law. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if the Initial Lessee defaults on its obligations under a Percentage Lease for an Initial Hotel, the Company terminates the Percentage Lease, and the Company is unable to find a replacement lessee for such Initial Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Initial Hotel would cease to qualify for the 75% and 95% gross income tests and, thus, the Company would fail to qualify as a REIT; however, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it may be possible for the Initial Hotel to be foreclosure property for two years after such foreclosure (which period could be extended an additional four years) without the disqualifying the Company as a REIT.

POTENTIAL ENVIRONMENTAL LIABILITY

     Under various federal, state and local laws, ordinances, and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance at another property or transports a hazardous substance for disposal or treatment at another property may be liable for the costs of removal or remediation of hazardous substances at that property, regardless whether that person owns or operates that property. The costs of any such remediation or removal may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the property owner's ability to sell or lease the property or to borrow using it as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Other federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. These conditions and activities include, for example, the presence of lead in drinking water, the presence of lead-containing paint in occupied structures, and the ownership or operation of underground storage tanks. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. The Company, the

Partnership or the Initial Lessee, as the case may be, may be potentially liable for such costs or claims in connection with the ownership and operation of the Initial Hotels.

     Phase I environmental site assessments or assessment updates have been completed within the last 24 months on each Initial Hotel, and a Phase II assessment was conducted for one hotel in April 1996. These assessments did not reveal any environmental contamination or condition that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such contamination or condition. Nonetheless, it is possible that material environmental contamination or conditions exist of which the Company is unaware.

     No assurance can be given that (i) the assessments referred to above revealed all potential environmental liabilities, (ii) future or amended laws, ordinances or regulations, or more stringent interpretations or enforcement policies of existing environmental requirements, will not impose any material environmental liability or (iii) the environmental condition of the Initial Hotels has not been and will not be affected by changes in the condition of properties in the vicinity of the Initial Hotels or by the acts of third parties unrelated to the Company or the Partnership. See "Business and Properties -- Environmental Matters."

DILUTION

     Purchasers of the Common Shares will experience immediate and substantial dilution from the initial public offering price in the net tangible book value per share of the Common Shares. See "Dilution."

THE COMPANY'S LACK OF OPERATING HISTORY

     The Company is a newly formed corporation. Accordingly, the Company does not have any operating history or experience in operating in accordance with the requirements for maintaining its qualification as a REIT.

POTENTIAL ADVERSE EFFECT ON THE VALUE OF THE COMMON SHARES OF
FLUCTUATIONS IN INTEREST RATES OR EQUITY MARKETS

     The market price of equity securities of a publicly traded REIT is determined in part by the attractiveness of the yield from distributions on those securities in relation to prevailing interest rates. Accordingly, an increase in interest rates generally may lead purchasers of the Common Shares to demand a higher annual yield, which could adversely affect the market price of the Common Shares. Moreover, the market value of the Common Shares could be substantially and adversely affected by changes in general securities market conditions or fluctuations in the markets for equity securities.

LIMITATIONS ON OWNERSHIP OF COMMON SHARES

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding Shares of the Company may be owned, directly or indirectly, by five or fewer individuals. Accordingly, the Company's Articles of Incorporation prohibit ownership of more than 9.8% of the Common Shares by any single shareholder following completion of the Offering, with certain exceptions. The Board of Directors may waive this restriction if evidence satisfactory to it and to the Company's tax counsel is presented showing that ownership in excess of this limit will not jeopardize the Company's status as a REIT. See "Capital Stock of the Company -- Restrictions on Transfer." Accordingly, a holder of Common Shares may be prohibited from increasing his holdings of Common Shares.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT

     Generally prohibiting any shareholder from owning more than 9.8% of the Common Shares may (i) discourage a change in control of the Company, (ii) deter tender offers for the Common Shares, which may otherwise be attractive to the Company's shareholders, or (iii) limit the opportunity for shareholders to receive a premium for their Common Shares that may otherwise exist if an investor attempted to assemble a block of Common Shares in excess of 9.8% of the outstanding Common Shares or to effect a change in control of the Company.

EFFECT ON MARKET PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales, or the availability of Common Shares for future sale, by the Company or by its executive officers will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued on the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. The Boykin Group Affiliates and Boykin Associates have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Shares for a period of three years after the date of this Prospectus. See "Shares Available for Future Sale" and "Underwriting."

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON SHARES

     Prior to the Offering, there has been no public market for the Company's Common Shares. There can be no assurance that an active trading market will develop or be sustained following the Offering or that Common Shares may be resold at or above the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters (the "Representatives") and may not be indicative of the market price of the Common Shares after the Offering. See "Underwriting."

                                  THE COMPANY
GENERAL

     The Company was formed to continue and expand the hotel ownership, acquisition, redevelopment and repositioning activities of the Boykin Group and will operate as a self-administered equity REIT. The Boykin Group was founded in 1959, and was one of the first franchisees of Marriott Hotels and an early franchisee of Howard Johnson's Hotels. Since its founding, the Boykin Group has developed 13 full-service hotels containing a total of 3,085 rooms and has owned or managed 36 properties containing a total of 6,943 rooms. Upon completion of the Offering and the Formation Transactions, the Company will own nine hotels with a total of 2,408 guest rooms. The Company's primary business strategies are to achieve revenue growth in the Initial Hotels, acquire and lease additional hotel and resort properties in the upscale and moderate markets on an accretive basis, strategically renovate and upgrade properties to maximize performance, and selectively expand and develop additional hotel properties.

  Strength of Initial Hotel Portfolio

     The Initial Hotels are operated under franchise license agreements with premiere nationally-recognized hotel chains, including Marriott, Radisson, Holiday Inn, Quality Suites, and Hampton Inns. Serving both business and leisure travelers, the Initial Hotels are geographically diversified and located in Berkeley, California; Buffalo, New York; Cleveland and Columbus, Ohio; Charlotte, North Carolina; and Ft. Myers and Melbourne, Florida. The Initial Hotels include eight full-service hotels and one limited-service hotel, all of which compete in the upscale to moderate price segment of the hospitality market. For the twelve months ended March 31, 1996, the Initial Hotels had an average occupancy rate of 75.7%, an ADR of $86.49 and a REVPAR of $65.46. The Boykin Group developed and has owned and managed seven of the Initial Hotels since their opening.

  Experienced Management Team

     The Company will capitalize on the substantial hotel operating, development, acquisition and transactional experience of its management and the Boykin Group. Robert W. Boykin, President and Chief Executive Officer of the Company, has over 27 years of experience in the hotel industry, all with the Boykin Group. Raymond P. Heitland, the Company's Chief Financial Officer, has 26 years of industry experience and tenure with the Boykin Group. Mark L. Bishop, the Company's Senior Vice President -- Acquisitions and Development, has 18 years of industry experience. During the past 10 years, the Company's officers have directly overseen the acquisition, disposition, recapitalization, development and repositioning of approximately $750 million of hotel assets throughout the United States. Upon completion of the Offering, Company management and their affiliates will own approximately 14.4% of the outstanding equity of the Company. All future hotel acquisition, development and ownership activities of the Boykin Group will be conducted through the Company.

  Focus on Full-service Hotels

     The Company intends to achieve a significant part of its growth through the acquisition, redevelopment and repositioning of additional full-service hotels. The Company believes that there are full-service hotel properties that can be acquired at a discount to replacement cost, and that many of these properties are located in areas of increasing demand. The Company further believes that the full-service segment of the market, in particular, has potential for improved performance as business and leisure travel continues to increase and demand rises at a faster rate than supply. The Company expects no significant new supply of full-service hotels over the next several years because current costs do not justify new hotel construction. While the Company intends to maintain its focus on full-service hotels, it may also acquire upscale limited-service hotels in selected cases when doing so will further its strategic objectives. For example, when the Boykin Group acquired a Holiday Inn in February 1996, it also acquired a Hampton Inn located in close proximity to enable it to benefit from cross-over marketing and training and the operating efficiencies achievable through having multiple hotels in one geographic area.

  Cash Flow Growth

     The Company will focus on maximizing cash flow from both the Initial Hotels and acquired hotels through the implementation of the active asset management strategies of the Boykin Group. The Company has demonstrated the ability to increase cash flow from the hotels which it owns. Over the three year and five year periods ended December 31, 1995, the aggregate revenues of the Initial Hotels increased at a compound annual rate of 4.4% and 3.6% per year, and EBITDA from the Initial Hotels increased at a compound average growth rate of 13.4% and 9.8% per year, respectively. The Company believes that it will have long-term financial stability as a result of its ownership of the Initial Hotels and the expected growth in its hotel portfolio.

  Strong Historical Performance

     The current and the historical performance of the Initial Hotels has well exceeded the industry averages. During the five year period ended December 31, 1995, the Initial Hotels generated REVPAR that exceeded the REVPAR of their local competing hotels (as consistently defined by Boykin Management for performance evaluation purposes) by 17% on average and exceeded the U.S. average REVPAR for upscale/moderate full-service hotels by 27%. In 1991, a year generally considered weak in the hotel industry, REVPAR of the Initial Hotels exceeded the REVPAR of their local competing hotels by over 19% and exceeded the U.S. average REVPAR for upscale/moderate full-service hotels by over 29%. The following table compares average occupancy, ADR and REVPAR for the Initial Hotels with that for their local competition, all upscale/moderate U.S. hotels and all U.S. hotels for the periods indicated.

                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                    MARCH 31,
                                          ----------------------------------------------    ------------------
                                           1991      1992      1993      1994      1995      1995       1996
                                          ------    ------    ------    ------    ------    -------    -------
OCCUPANCY RATE
  Initial Hotels(1).....................   69.9%     71.6%     72.6%     74.7%     74.9%     70.4%      73.7%
  Local Competition(2)..................   66.2%     68.6%     70.0%     71.4%     72.1%     69.4%      70.3%
  All U.S. Upscale/Moderate(2)..........   61.9%     63.2%     64.5%     66.1%     66.8%     62.4%      62.9%
  All U.S. Hotels(2)....................   60.6%     61.6%     63.0%     64.6%     65.4%     60.3%      61.1%
ADR
  Initial Hotels(1).....................  $75.83    $75.45    $75.50    $79.27    $85.47    $83.77     $87.98
  Local Competition(2)..................  $67.18    $67.78    $69.31    $71.19    $75.20    $74.86     $80.13
  All Upscale/Moderate(2)...............  $66.29    $66.65    $68.65    $71.59    $75.19    $75.02     $79.56
  All U.S. Hotels(2)....................  $59.01    $59.91    $61.98    $64.30    $67.46    $67.83     $72.01
REVPAR
  Initial Hotels(1).....................  $52.97    $54.05    $54.08    $59.24    $63.98    $59.00     $64.84
  Local Competition(2)..................  $44.45    $46.47    $48.52    $50.83    $54.22    $51.96     $56.33
  All Upscale/Moderate(2)...............  $41.02    $42.14    $44.26    $47.32    $50.20    $46.80     $50.06
  All U.S. Hotels(2)....................  $35.78    $36.92    $39.02    $41.55    $44.12    $40.93     $44.02

- ---------------

(1) Source: Company-provided information.

(2) Source: Smith Travel Research (report dated May 3, 1996). Local Competition includes Initial Hotels.

     Management believes that, while the lodging industry as a whole is benefiting from an improved supply/demand dynamic, the most significant advances in revenue growth and profitability will arise from skillful management of hotel properties. An integral element of this management is the continuous evaluation of each hotel's position in its market and the implementation, as necessary, of changes in franchise, theme and customer focus to maximize the continuing returns from the hotel. The Company attributes the excellent performance of the Initial Hotels to the successful implementation of this asset management strategy.

  Access to Capital

     The Company has obtained a commitment for a $75 million Credit Facility for acquiring hotels without financing contingencies, and will have no outstanding indebtedness upon completion of the Offering. As a public company, the Company expects to have access to a wide variety of financing sources to fund acquisitions, such as the ability to issue public and private debt, equity and hybrid securities, and the ability to utilize Units as consideration when cash is not appropriate for tax or other reasons. While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to maintain a debt-to-total market capitalization ratio (measured at the time debt is incurred) of not more than 45%. The Company may from time to time re-evaluate its debt capitalization policy in light of economic conditions, relative costs of debt and equity capital, market values of its properties, acquisition, development and expansion opportunities and other factors.

BUSINESS OBJECTIVES AND STRATEGIES

     The Company's primary business objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders through appreciation in value of the Common Shares. The Company will seek to achieve these objectives through participation in increased revenues from the Initial Hotels pursuant to the Percentage Leases and by selective acquisition, ownership, redevelopment, repositioning and expansion of additional hotel properties. The Company will seek to continue to invest in properties where the Company's established industry and marketing expertise enable it to improve the acquired hotels' performance.

  Internal Growth Strategy

     The Company believes that, based on historical operating results and the strength of the Company's management team, portfolio and markets, the Initial Hotels should provide the Company with the opportunity for cash flow growth through the Percentage Leases. The Company believes that the revenue and cash flow of the Initial Hotels will be maximized by intensive management and marketing. The Company intends to derive increased cash flow through the application of the Initial Lessee's operating strategies, which include the active management and balancing of room rates with forecasted room demand in order to maximize total hotel revenues (a system known as "yield management"). The Company believes that the Initial Lessee's continued commitment to customer service and the experience of its management team should position the Company to capitalize on the expected continued strength in the economy and improvement in the U.S. hotel market. The Company's objectives include enhancing its competitive market position through the continuation of a regular program of renovation and capital improvement.

     An example of the active yield management employed by the Boykin Group is its strategies during 1995 at the Cleveland Airport Marriott. The Boykin Group anticipated increased demand in the business transient sector and scaled back lower-rated contract rooms in order to maximize revenue. The result was an increase in room revenues in excess of $800,000 for calendar year 1995 over 1994, and a corresponding increase in REVPAR for the same period of 10.3%. See "Prospectus Summary -- The Initial Hotels" for information regarding the operating performance of the Initial Hotels.

  Acquisition Strategy

     The Company believes that attractive opportunities exist to acquire full-service hotels serving the upscale and moderate market segments of the lodging industry. The Company intends to concentrate its investment activities on hotel properties that are in one or more of the following categories:

     Product Type -- Full-service commercial hotels, airport hotels, major tourist hotels and destination resorts in major markets and business centers.

     Market Repositioning Opportunities -- Undervalued hotels whose occupancy, daily rates and overall revenues can be significantly enhanced through new brand affiliations, implementation of new marketing strategies and effective yield management.

     Redevelopment and Renovation Opportunities -- Hotels with sound operational fundamentals that, because of a lack of capital, require physical renovation or redevelopment to achieve their full performance potential.

     Portfolio Acquisitions -- Portfolios of hotels which result in geographic economies of scale or which may be leased back to proven hotel operators as additional lessees, and that may benefit from the Company's repositioning and redevelopment experience and access to capital.

     As a result of the Company's management's successful transactional activities, the Company believes it possesses a competitive advantage in market knowledge, technical expertise and industry relationships that will enable it to continue to successfully implement its acquisition strategy on a national scale. Further, the Company believes it will benefit from its continuing relationship with the Initial Lessee and from developing relationships with additional lessees who have demonstrated ability to manage hotel properties.

     The Company's philosophy is to identify and actively seek hotel properties that can be associated with the brands that will lead the hospitality industry in REVPAR, such as Marriott(R), Radisson(R), Hilton(R), Hyatt(R), Westin(R), Omni(R), Doubletree(R), Sheraton(R), Holiday Inn(R) and Quality Suites(R). The Company believes that it can maximize its market share and revenues by taking advantage of its orientation toward sales and marketing to identify the most effective branding and to leverage its brands with effective direct sales strategies. The Company expects to continue to affiliate with a number of different franchise companies in order to maximize the performance of its hotels by providing greater access to a broad base of national marketing and reservation systems and to mitigate the risks of franchise loss and franchise overlap. The Company will seek to maintain a geographically diversified hotel portfolio, and may also cluster hotels within certain primary markets in order to take advantage of operational and managerial economies of scale. The Company believes it has the capacity to acquire additional hotels without significantly increasing management and overhead expenses.

     The Boykin Group's recent purchase of the Lake Norman Holiday Inn and Lake Norman Hampton Inn exemplifies the strategies described above. The Company believes that those hotels' present franchise affiliations will enable the Company to maximize REVPAR in the local market. The hotels' purchase price represented a significant discount to replacement costs, and the hotels' historical earnings represented an attractive yield on the purchase price. The Company believes that the Initial Lessee can increase the ADR and REVPAR of both hotels, and the Boykin Group has been implementing its yield management systems since the acquisition to achieve these results. REVPAR for the three months ended March 31, 1996 increased over REVPAR for the same period in 1995 by 26% for the Lake Norman Hampton Inn and by 20% for the Lake Norman Holiday Inn, with a resulting increase in pro forma Percentage Lease revenues. The Boykin Group also took over the previously out-sourced food and beverage operations at the Lake Norman Holiday Inn, and is currently in the process of repositioning the food and beverage operations at the hotel in order to generate more business from hotel guests and to increase patronage of the restaurant and catering facilities by the local residents. The Boykin Group also caused the Lake Norman hotels to implement a combined purchasing program, direct overflow business to each other and begin cross-training and sharing employees. The Company believes the economies gained from the clustering of the Lake Norman acquisitions, combined with the active yield management strategies and product repositioning strategies employed by the Boykin Group at these hotels, has resulted in a significantly more attractive yield to the Company than that calculated based on their trailing operating performance at the time of the acquisitions.

     There can be no assurance that the Company will be able to acquire properties that meet its investment criteria or that have operations that can be successfully integrated with the operation of the Initial Hotels.

  Renovation Strategy

     The Company believes that a regular program of capital improvements at the Initial Hotels, including replacement and refurbishment of FF&E, will maintain and enhance their competitiveness and maximize revenue growth under the Percentage Leases. During the fiscal years 1991 through 1995, approximately $18 million was spent on renovations and capital improvements at the Initial Hotels, including approximately $1.2 million for the restoration of the Melbourne Quality Suites hotel following damage from hurricane Erin in August 1995. This represents an average of approximately $1,400 per room per year (excluding the amount spent on the Melbourne property restoration, which was funded entirely from insurance proceeds). The Company will use approximately $3.5 million of the net proceeds of the Offering as its initial contribution to the Capital Expenditures Fund. The Percentage Leases require the Company to contribute to the Capital Expenditures Fund additional aggregate minimum reserves of 4.0% of total revenue of the Initial Hotels. For the 12-month period ended March 31, 1996, this reserve would have represented approximately 6.1% of room revenue and an average of $1,400 per room. Based on a review of other publicly traded hotel REITs conducted by the Company, the Company believes that this exceeds, on a per room basis, the capital expenditure reserves of all other publicly-traded hotel REITs. The Company intends to use the Capital Expenditures Fund for the replacement and refurbishment of FF&E and other capital expenditures (approximately $250,000 of which is required by franchisors) to maintain and enhance the competitive position of the initial Hotels, although it may make other uses of amounts in the fund that it considers appropriate from time to time. The Boykin Group's experience in developing and renovating its properties will assist the Company in maintaining its properties competitive edge in their respective markets.

     The following table sets forth information about the historical capital expenditures of the Initial Hotels for the five fiscal years ended December 31, 1995:

                                                               5 YEAR TOTAL
                                                                 CAPITAL          5 YEAR
                                                               EXPENDITURES     AVERAGE PER
                  INITIAL HOTEL                      ROOMS       (000'S)          ROOM(1)
- -------------------------------------------------    -----     ------------     -----------
Berkeley Marina Marriott.........................     373        $  3,520         $ 1,900
Buffalo Marriott.................................     356           3,208           1,800
Cleveland Airport Marriott.......................     375           2,606           1,400
Cleveland Marriott East..........................     403           2,611           1,300
Columbus North Marriott..........................     300           2,961           2,000
Lake Norman Hampton Inn..........................     117             329             600
Lake Norman Holiday Inn..........................     119             286             500
Melbourne Quality Suites.........................     208           1,869           1,800(2)
Radisson Inn Sanibel Gateway.....................     157             514             700
                                                     -----       --------
Total/Average....................................    2,408       $ 17,904         $ 1,500(2)

- ---------------

(1) Rounded to the nearest $100

(2) Includes the amount spent on the Melbourne property restoration described in the paragraph preceding the table.

     The Company expects to spend approximately $4.0 million on capital improvements at the Initial Hotels during the first twelve months after the Offering as part of its ongoing renovation and capital expenditures program. These expenditures will be funded from the $3.5 million of the net proceeds of the Offering and from funds contributed to the Capital Expenditures Fund from the Initial Hotels' revenues during that period. Some of the major ongoing capital expenditure items included in the capital expenditures program over the next 12 months are: renovation and refurbishment of lobby and public spaces, upgrading and redecorating the guest rooms including expanding the Marriott "room that works" concept and incorporating other amenities designed to meet the needs of today's business travelers, and repositioning of several hotel restaurants and lounges to increase both guest and local patronage.

  Development Strategy

     The Company may develop additional full-service or upscale limited-service hotels on land that the Company acquires in its current geographic markets or on land contiguous to the Initial Hotels. Full-service hotels may include hotels affiliated with Marriott(R), Radisson(R), Hilton(R), Hyatt(R), Westin(R), Omni(R), Doubletree(R), Sheraton(R), Holiday Inn(R) and Quality Suites(R). Limited-service hotels may include Marriott Courtyard Hotels(R), Fairfield Inns(R), Residence Inns(R), Homewood Suites(R) and Hampton Inns(R). The Company believes that selective development of hotels in its existing geographic markets would enable it to take advantage of operating efficiencies to generate attractive returns on investment.

  Financing Strategy

     On completion of the Offering, the Company will have no outstanding debt. While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to maintain a debt-to-total market capitalization ratio (measured at the time debt is incurred) of not more than 45%. The Company may from time to time re-evaluate its debt capitalization policy in light of economic conditions, relative costs of debt and equity capital, market values of its properties, acquisition, development and expansion opportunities, and other factors.

     The Company has obtained a commitment for the Credit Facility from Lehman Brothers Holdings, Inc. The commitment is contingent on, among other things, the closing of the Offering. The Company intends to use this facility to provide interim financing for property acquisitions and capital improvements in anticipation of long-term financing and to fund working capital requirements. The Credit Facility is expected to be secured by first mortgages on several of the Initial Hotels.

  Other

     On completion of the Offering, assuming the conversion of Intercompany Note and further assuming the Units have not been exchanged the Company will own approximately 84.1% of the equity interests in the Partnership and be its general partner, and the executive officers of the Company will own in the aggregate approximately 14.4% of the equity interests in the Company, directly or through ownership of Units.

     The Company's executive offices are located at Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113, and its telephone number is (216) 241-6375.

                                    LESSEES

THE INITIAL LESSEE

     In order to qualify as a REIT, the Company will not operate its hotels, but will lease its properties to established hotel operators pursuant to leases which will provide the Company with the greater of a base rental income or a percentage of revenues of operations. In connection with the Formation Transactions, Robert and John Boykin will form and indirectly own the Initial Lessee. The Initial Lessee will acquire and continue the 37-year hotel operation and management business of the Boykin Group and will operate the Initial Hotels under the Percentage Leases. The operations of the Boykin Group are fully integrated, with capabilities in all phases of development and management of hotel properties. As of March 31, 1996, the Boykin Group had approximately 2,400 employees and owned or managed 21 properties containing 4,354 rooms located throughout the United States. Because neither the Company nor the Initial Lessee will have to pay a separate hotel management company to manage the Initial Hotels, the Company believes it will obtain a higher rent than such added management arrangements would permit, thus maximizing the Company's Percentage Lease revenues. The Company believes that the Boykin Group's ability to achieve consistently above-average market penetration during various economic cycles positions the Company, through the Initial Lessee, to maximize its returns on the Initial Hotels. See "The Company -- General -- Strong Historical Performance."

     The Initial Lessee's core capabilities will be based on continued implementation of the Boykin Group's (i) commitment to superior customer service and satisfaction; (ii) sophisticated sales and marketing systems, including customer lead-generating and management incentive systems; (iii) effective personnel recruitment, selection, orientation, training and retention programs; (iv) comprehensive property operations and maintenance capabilities, including design, renovation management, energy conservation, purchasing and preventive maintenance; and (v) strong auditing, cash-handling, recordkeeping and information management systems and controls.

     While the Initial Lessee will operate and manage hotels only under the Percentage Leases, its subsidiaries will continue hotel management activities for owners other than the Company and the award-winning hotel interior design business and the hotel and restaurant food, beverage, supply and equipment purchasing business currently operated by the Boykin Group. The Company expects that these operations will be continued in part with a view to introducing the Company to acquisition opportunities. In addition, the income generated by the Initial Lessee and its subsidiaries will strengthen the Initial Lessee's ability to perform under the Percentage Leases.

     The Initial Lessee intends to develop incentive compensation plans for its hotel-level and corporate-level senior executives which tie such compensation in part to the performance of the Company and in part to the performance of the Initial Hotels. Such plans may include awards of Company shares, options and other similar incentives.

     The Company and the Initial Lessee have agreed on several measures to align the interests of the Initial Lessee and its owners with the interests of the Company's shareholders and to minimize conflicts of interest between them:

     - The Initial Lessee's owners and certain other Boykin Group Affiliates will own approximately 14.3% of the Company following completion of the Offering in the form of Units exchangeable, at the Company's election, for Common Shares, and have agreed to retain these interests for at least three years following completion of the Offering;

     - Robert W. Boykin will resign from his positions with Boykin Management in connection with the Formation Transactions and will not hold office in the Initial Lessee, and neither John E. Boykin nor any other officer of the Initial Lessee will hold office in the Company;

     - Any distributions from the Initial Lessee (other than distributions to cover income taxes) during the first ten years after the Offering that are distributed to the Initial Lessee's owners, and any net cash proceeds of any sale of the Initial Lessee within ten years after the Offering, will be used to purchase Units or Common Shares (subject to applicable ownership limitations) that must be held for at least two years from the purchase date;

     - The Initial Lessee's and its subsidiaries' consolidated net worth on completion of the Formation Transactions will be approximately $3 million half of the Initial Lessee's and its subsidiaries' consolidated earnings (after distributions to cover income taxes) during the first ten years after the Offering will be retained in the Initial Lessee and its subsidiaries until their consolidated net worth reaches 25% of the aggregate annual rent payments under the Percentage Leases (and will be retained thereafter during that period to maintain that level);

     - Determinations to be made on behalf of the Company in connection with any conflict of interest involving any Boykin Group Affiliate will be made by the Company's independent directors;

     - All future hotel acquisition, development and ownership activities of the Boykin Group will be conducted through the Company;

     - Any change in control of the Initial Lessee without the prior written consent of the Company will constitute a default under the Percentage Leases; and

     - The Percentage Leases will contain cross-default provisions that will enhance the Company's ability to enforce strict compliance with each Percentage Lease.

ADDITIONAL LESSEES

     The Company believes that having multiple tenants will facilitate meeting its growth objectives, and therefore intends to pursue relationships with additional lessees. The Company believes there are a number of capable hotel owner-operators who are undercapitalized and, therefore, unable to reposition their properties adequately, or are faced with a difficult financing environment because of today's increased equity requirements, and will be willing to engage in a sale and leaseback of their properties on terms that would allow both parties to achieve participation in the improving fundamentals of the lodging industry. In addition, the Company believes certain national franchisors are willing to develop a relationship with the Company and may become additional lessees as a means of expanding their franchise systems. The Company believes that its management's long tenure and reputation in the hotel industry will provide the Company access to these acquisition opportunities and enable the Company to select hotel properties and lessees that will further its acquisition and growth strategies.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after payment of expenses incurred in connection with the Offering, are estimated to be approximately $159.0 million ($183.2 million if the over-allotment option is exercised in full), based on an assumed initial public offering price of $22.00 per share. All of the net proceeds will be contributed by the Company to the Partnership in exchange for an approximately 84% equity interest in the Partnership (assuming conversion of the Intercompany Convertible Note).

     Assuming the Closing occurs in mid-August 1996, the Partnership will use the amounts contributed to it approximately as follows:

                                                                           (IN THOUSANDS)
    Repayment of third party mortgage indebtedness (including certain
      prepayment penalties)................................................    $  137.7
    Repayment of loans payable to Boykin Management........................         3.0
    Purchase of interests held by certain Other Partners, and Boykin
      Associates, including repayment of advances and accrued interest
      thereon..............................................................        11.8
    Deposit to Capital Expenditures Fund...................................         3.5
    Working capital, formation costs and general partnership purposes......         3.0
                                                                           ------------
      Total uses of proceeds...............................................    $  159.0
                                                                           ============

     If the over-allotment option is exercised in full, the additional net proceeds will be invested in the Partnership and used by it for general purposes, including possible future acquisitions of additional hotel properties. Pending the described uses, the net proceeds may be invested in interest-bearing accounts and short-term interest-bearing securities that are consistent with the Company's intention to qualify for taxation as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits, mortgage loan participations and shares of other real estate investment trusts.

     The mortgage indebtedness to be paid out of the net proceeds of the Offering matures at various times from June 1998 through October 2004 and bears interest at effective rates varying from 8.6% to 11.8% per year, as follows:

          (i) a $3.0 million balance, payable to Boykin Management with respect to one of the Initial Hotels, matures based on the cash flow of the Initial Hotel and currently bears interest at an effective rate of approximately 10% per annum;

          (ii) a $4.8 million balance, payable to certain Other Partners in the Contributed Partnerships with respect to one of the Initial Hotels, matures based on the cash flow of the Initial Hotel and currently bears interest at an effective rate of approximately 10% per annum;

          (iii) a $66.25 million principal balance, payable to an affiliate of Lehman Brothers Inc. with respect to four of the Initial Hotels, matures on June 1, 1998 and currently bears interest at an effective rate of approximately 9.75% per annum;

          (iv) a $41.8 million principal balance, payable to an institutional lender with respect to two of the Initial Hotels, matures on February 1, 2001 and currently bears interest at an effective rate of approximately 8.6% per annum;

          (v) a $13.7 million principal balance, payable to an institutional lender with respect to one of the Initial Hotels, matures on October 1, 2004 and currently bears interest at an effective rate of approximately 11% per annum; and

          (vi) a $9.5 million principal balance, payable to an institutional lender with respect to the Lake Norman Hotels, matures on February 8, 2001 and currently bears interest at an effective rate of approximately 11.8% per annum.

     The $3.0 million indebtedness payable to Boykin Management will be paid to the Initial Lessee, as Boykin Management's successor. The Initial Lessee will use approximately $1.5 million of the amount paid to it to repay a third party lender, and will use the remaining balance to pay income taxes arising from the Formation Transactions or for working capital purposes.

     The indebtedness referred to in item (vi), above, was incurred by one of the Contributed Partnerships to fund its acquisition of the Lake Norman Hotels. See Notes 3 and 4 of the Lake Norman Hotels Notes to the Combined Financial Statements.

                              DISTRIBUTION POLICY

     The Company intends to make regular quarterly distributions to holders of Common Shares initially equal to $0.45 per share, which on an annual basis would equal $1.80 per share and would represent approximately 95% of the Company's pro forma Cash Available for Distribution and 80% of its pro forma Funds From Operations for the twelve months ending March 31, 1996. The distribution for the period commencing on the completion of the Offering and ending September 30, 1996 is expected to be a pro rata portion of the initial quarterly distribution. The Company intends to maintain its initial dividend rate for the first 12 months following the completion of the Offering, unless actual results of operations, economic conditions or other factors differ from the assumptions used in its estimate. The Company does not expect to change its estimated dividend rate per share if the Underwriters' over-allotment option is exercised.

     For Federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable returns of capital, or a combination thereof. Aggregate distributions for the 12 months following the closing of the Offering are expected to be greater than 95% of the Company's REIT taxable income. Distributions in excess of earnings and profits generally will be treated as nontaxable return of capital and, therefore, will result in a reduction of a shareholder's basis in the Common Shares, to the extent thereof, and thereafter as taxable gain. Those distributions will have the effect of deferring taxation until the sale of the shareholder's Common Shares. The Company will provide its shareholders an annual statement as to its designation of the taxability of distributions. The Company estimates that approximately 90% of the annual distribution to holders of Common Shares for 1996 will represent a return of capital for Federal income tax purposes. The Company's expectation reflects, among other things, the effect of nonrecurring penalties to be incurred in connection with the prepayment of certain debt at the time of the Formation Transactions. The Company anticipates that substantially all of the distributions in respect of 1997 will be taxable as dividends.

     The following table sets forth certain pro forma financial information for the Partnership for the twelve months ended March 31, 1996, which was used to establish the expected initial distribution per share.

                                                               TWELVE MONTHS ENDED
                                                                  MARCH 31, 1996
                                                               --------------------
                                                                  (IN THOUSANDS,
                                                                      EXCEPT
                                                                 PER SHARE DATA)
Pro forma income before minority interest..................          $ 11,622
Depreciation and amortization..............................             9,567
                                                                   ----------
Pro forma Funds From Operations............................          $ 21,189
Additions to Capital Expenditures Fund.....................            (3,445)
                                                                   ----------
Estimated Cash Available for Distribution..................          $ 17,744
                                                                   ----------
Estimated initial annual distribution(1)...................          $ 16,857
Estimated initial annual distribution per share............          $   1.80
Estimated payout ratio of Cash Available for
  Distribution(2)..........................................               95%
Estimated payout ratio of Funds From Operations(3).........               80%

- ---------------

(1) Based on 7,875 Common Shares and 1,490 Units outstanding on completion of the Formation Transactions.

(2) Represents the anticipated initial aggregate annual distribution divided by estimated Cash Available for Distribution.

(3) Represents Funds From Operations of the Company, on a consolidated basis. Funds From Operations consists of income (loss) before minority interest (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative (i) to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance, or (ii) to cash flows from operating, investing, or financing activities, as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

     The primary source of proceeds to be used for distributions to shareholders is the Company's share of the rents due the Partnership pursuant to the Percentage Leases. The anticipated revenue may or may not be realized or collected. Accordingly, the statements set forth above with regard to distributions are forward-looking statements involving certain risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such different results include, but are not limited to, competition from other hotels, increases in operating costs, seasonality effects in hotel occupancy and revenues, and the potential loss of a franchise or liquor license in respect of any Initial Hotel or acquired hotel. See "Risk Factors."

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1996 (i) the historical combined capitalization of the Initial Hotels and (ii) the pro forma consolidated capitalization of the Company, as adjusted to give effect to the Formation Transactions and the use of the net proceeds as described under the caption "Use of Proceeds." The information set forth in the following table should be read in conjunction with the "Selected Financial Information," the pro forma consolidated financial statements of the Company, the historical combined financial statements of the Initial Hotels, and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included elsewhere in this Prospectus.

                                                                 AS OF MARCH 31, 1996
                                                               -------------------------
                                                               INITIAL
                                                                HOTELS        COMPANY
                                                               HISTORICAL    PRO FORMA
                                                               --------     ------------
                                                                (DOLLARS IN THOUSANDS)
                                                                      (UNAUDITED)
Long-term debt.............................................    $133,213       $     --
                                                               --------     ----------
Advances from partners.....................................       7,545             --
                                                               --------     ----------
Minority Interest(1).......................................          --         19,212
                                                               --------     ----------
Shareholders' Equity/Partners' Deficit Partners' deficit,
  Combined Initial Hotels..................................     (57,714)            --
  Preferred Shares, without par value, 5,000,000 shares
     authorized, none issued...............................          --             --
  Common Shares, without par value, 25,000,000 shares
     authorized, 7,875,000 shares issued and
     outstanding(2)........................................          --             --
Capital Surplus............................................          --        108,929
Retained earnings(3).......................................          --         (7,309)
                                                               --------     ----------
  Total shareholders' equity (deficit).....................     (57,714)       101,620
                                                               --------     ----------
  Total capitalization.....................................    $ 83,044       $120,832
                                                               ========     ==========

- ---------------

(1) Assumes conversion of the Intercompany Convertible Note.

(2) Excludes the exchange of 1,490,000 Units issued in the Formation Transactions for a like number of Common Shares.

(3) Reflects estimated prepayment penalties and other fees of $4,815 on the anticipated repayment of long-term debt with a portion of the proceeds from the Offering, and the writeoff of deferred financing costs of $2,494.

                                    DILUTION

     The expected initial public offering price per Common Share exceeds the pro forma net tangible book value per share. Therefore, the Boykin Group Affiliates who receive Units will realize an immediate increase in the net tangible book value of their Units, while purchasers of Common Shares sold in the Offering will realize an immediate and substantial dilution in the net tangible book value of their shares. Pro forma net tangible book value per share is determined by subtracting total liabilities from total tangible assets and dividing the remainder by the number of Common Shares and Units that will be outstanding after the Offering. The following table illustrates the dilution to purchasers of Common Shares sold in the Offering, based on an assumed initial public offering price of $22.00 per share.

Assumed initial public offering price per Common
  Share(1).................................................                $22.00
Pro forma net tangible book value per share prior to the
  Offering(2)..............................................    $(38.73)
Increase in pro forma net tangible book value per Common
  Share and Unit attributable to purchases of Common Shares
  in the Offering..........................................    $ 51.64
                                                               -------
Pro forma net tangible book value per Common Share and Unit
  after the Offering and the Formation Transactions(3).....                $12.90
                                                                           ------
Dilution per Common Share purchased in the Offering........                $ 9.10
                                                                           ======

     The following table sets forth (i) the number of Common Shares to be sold by the Company in the Offering, the total contributions to be paid to the Company by purchasers of Common Shares sold in the Offering (assuming an initial public offering price of $22.00 per share), the number of Common Shares outstanding and the number of Units to be issued in connection with the Formation Transactions; (ii) the net tangible book value as of March 31, 1996 of the assets contributed to the Company and the Partnership; and (iii) the net tangible book value of the average contribution per share and Unit based on total contributions.

                                           SHARES ISSUED BY                BOOK VALUE OF
                                             THE COMPANY                   TOTAL TANGIBLE
                                           AND UNITS ISSUED               CONTRIBUTIONS TO          TANGIBLE BOOK
                                          BY THE PARTNERSHIP                THE COMPANY                VALUE OF
                                      --------------------------     --------------------------      CONTRIBUTION
                                          NUMBER         PERCENT         AMOUNT         PERCENT     PER SHARE/UNIT
                                      --------------     -------     --------------     -------     --------------
Common Shares issued by the
  Company in the Offering.........         7,875           84.1%        $173,250         143.4%        $  22.00(1)
Units issued by the Partnership in
  the Formation Transactions......         1,490           15.9%         (57,714)        (47.8%)       $ (38.73)(4)
Other.............................            --             --            5,296(5)        4.4%
                                          ------         -------     -----------        -------
  Total Common Shares and Units...         9,365            100%        $120,832           100%        $  12.90
                                          ======         =======     ===========        =======

- ---------------

(1) Before deducting underwriting discounts and estimated expenses of the Offering.

(2) Pro forma net tangible book value prior to the Offering is determined by subtracting total liabilities from total tangible assets of the Initial Hotels divided by the total Units to be issued by the Partnership in the Formation Transactions.

(3) Based on the total pro forma net tangible book value of the Company divided by the total Common Shares and Units outstanding after the Offering and Formation Transactions.

(4) Based on the net book value of assets to be contributed to the Operating Partnership in the Formation Transactions.

(5) Represents the expenses of the Offering, net of the effects of the Formation Transactions.

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth (i) selected unaudited pro forma condensed consolidated financial information for the Company for the year ended December 31, 1995, and the twelve months ended March 31, 1996, and the three month periods ended March 31, 1995 and 1996; (ii) selected unaudited combined pro forma financial information for the Initial Lessee for the year ended December 31, 1995 the twelve months ended March 31, 1996, and the three month periods ended March 31, 1995 and 1996; (iii) selected combined historical financial and operating data of the Initial Hotels, which are presented as (a) the Initial Hotels (Excluding the Lake Norman Hotels) for each of the years in the five-year period ended December 31, 1995, and the three months ended March 31, 1995 and 1996; and (b) selected combined historical financial and operating data of the Lake Norman Hotels for each of the years in the five-year period ended December 31, 1995 and the three months ended March 31, 1995 and 1996.

     The selected combined historical financial data for both the Initial Hotels (Excluding the Lake Norman Hotels) and the Lake Norman Hotels for the three years ended December 31, 1995 have been derived from the historical financial statements audited by Arthur Andersen LLP, independent public accountants, whose reports with respect thereto are included elsewhere in this Prospectus. The selected combined historical financial data for each of the two years in the period ended December 31, 1992 are derived from unaudited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

     The pro forma statement of operations data is presented as if the Offering, the Formation Transactions, and the beginning of the relevant lease year had occurred on January 1, 1995 and, therefore, incorporates certain assumptions that are included in the Notes to the Pro Forma Condensed Consolidated Statements of Operations included elsewhere in this Prospectus. The pro forma operating information for the Initial Lessee is presented to reflect the pro forma operations of the Initial Lessee for the periods presented, which operations are the source of the Initial Lessee's Percentage Lease payments to the Partnership. The pro forma balance sheet data is presented as if the Formation Transactions had occurred on March 31, 1996.

     The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto included elsewhere in this Prospectus.

                           BOYKIN LODGING TRUST, INC.

                     SELECTED PRO FORMA FINANCIAL DATA (1)

          (UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                          THREE MONTHS
                                                                                        ENDED MARCH 31,(2)
                                        YEAR ENDED               TWELVE MONTHS          -----------------
                                   DECEMBER 31, 1995(2)     ENDED MARCH 31, 1996(2)      1995       1996
                                   --------------------     -----------------------     ------     ------
OPERATING DATA:
  Percentage lease revenue(3)....        $ 25,655                   $26,520             $5,546     $6,411
                                       ----------                ----------             ------     ------
  Depreciation...................           9,567                     9,567              2,392      2,392
  Real estate and personal
     property taxes, property and
     casualty insurance, and
     ground rent.................           3,893                     3,931                945        983
  General and
     administrative(4)...........           1,400                     1,400                350        350
  Minority interest(5)...........           1,716                     1,847                296        427
                                       ----------                ----------             ------     ------
  Total expenses and minority
     interest....................          16,576                    16,745              3,983      4,152
                                       ----------                ----------             ------     ------
  Net income attributable to
     Common Shares...............        $  9,079                   $ 9,775             $1,563     $2,259
                                       ==========                ==========             ======     ======
  Net income per Common Share....        $   1.15                   $  1.24             $  .20     $  .29
  Weighted average number of
     Common Shares outstanding...           7,875                     7,875              7,875      7,875
OTHER DATA:
  Funds From Operations(6).......        $ 20,362                   $21,189             $4,251     $5,078
  Additions to Capital
     Expenditures Fund(7)........          (3,373)                   (3,445)              (769)      (841)
  Cash Available for
     Distribution(8).............          16,989                    17,744              3,482      4,237
  Distributions(9)...............          16,857                    16,857              4,214      4,214
  Number of Common shares and
     Units outstanding...........           9,365                     9,365              9,365      9,365

                                                             AT MARCH 31, 1996(2)
                                                            -----------------------
BALANCE SHEET DATA:
  Investment in hotel properties,
     net.........................                                  $ 116,416
  Total assets...................                                    123,409
  Total debt.....................                                        -0-
  Minority interest in
     Partnership.................                                     19,212
  Shareholders' equity...........                                    101,620

                                 INITIAL LESSEE

                      SELECTED PRO FORMA FINANCIAL DATA(1)

                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                                          THREE MONTHS
                                                                                        ENDED MARCH 31,(2)
                                            YEAR ENDED             TWELVE MONTHS        -----------------
                                       DECEMBER 31, 1995(2)   ENDED MARCH 31, 1996(2)    1995      1996
                                       --------------------   -----------------------   -------   -------
OPERATING DATA:
  Room revenue.......................        $ 54,785                 $56,177           $12,787   $14,179
  Food and beverage revenue..........          23,643                  23,943             5,437     5,736
  Other revenue--Initial Hotels......           4,643                   4,749             1,006     1,112
                                           ----------              ----------           -------   -------
     Total revenues of Initial
       Hotels........................          83,071                  84,869            19,230    21,027
  Other revenue--Initial Lessee......           1,941                   1,954               431       507
                                           ----------              ----------           -------   -------
     Total revenues..................          85,012                  86,823            19,661    21,534
                                           ----------              ----------           -------   -------
  Operating expenses.................          56,640                  57,618            13,544    14,575
  Cost of goods sold of Initial
     Lessee..........................           1,254                   1,330               156       293
  Percentage Lease payments(3).......          25,655                  26,520             5,546     6,411
                                           ----------              ----------           -------   -------
     Total expenses..................          83,549                  85,468            19,246    21,279
                                           ----------              ----------           -------   -------
     Income before unusual and
       extraordinary items...........        $  1,463                 $ 1,355           $   415   $   255
                                           ==========              ==========           =======   =======

                                                               AT MARCH 31, 1996(2)
                                                              -----------------------
BALANCE SHEET DATA:
  Cash and cash equivalents..........                                 $ 4,831
  Total assets.......................                                  11,736
  Equity.............................                                   3,000

                 INITIAL HOTELS (EXCLUDING LAKE NORMAN HOTELS)

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,(2)                   MARCH 31,(2)
                                     ----------------------------------------------------   -------------------
                                       1991       1992       1993       1994       1995       1995       1996
                                     --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
  Room revenue...................... $ 42,645   $ 45,200   $ 45,753   $ 48,652   $ 50,730   $ 12,048   $ 13,267
  Food and beverage revenue.........   21,791     22,514     22,357     22,811     22,984      5,287      5,586
  Other revenue.....................    3,334      3,634      3,977      4,092      4,490        967      1,076
                                     --------   --------   --------   --------   --------   --------   --------
         Total revenues.............   67,770     71,348     72,087     75,555     78,204     18,302     19,929
                                     --------   --------   --------   --------   --------   --------   --------
  Departmental and other expenses...   51,321     52,248     53,242     53,967     54,629     12,821     14,036
  Real estate and personal property
    taxes, insurance and rent.......    2,534      2,988      3,112      3,329      3,579        876        908
  Depreciation and amortization.....    5,663      5,822      5,822      5,690      6,545      1,435      1,722
  Interest expense..................   12,557     12,997     12,375     12,397     14,169      3,072      3,744
                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before unusual and
  extraordinary items...............   (4,305)    (2,707)    (2,464)       172       (718)        98       (481)
  Unusual item -- gain on property
    insurance recovery..............       --         --         --         --        670         --         --
  Extraordinary item -- gain (loss)
    on early extinguishment of
    debt............................       --         --         --         --        556         --     (1,315)
                                     --------   --------   --------   --------   --------   --------   --------
         Net income (loss).......... $ (4,305)  $ (2,707)  $ (2,464)  $    172   $    508   $     98   $ (1,796)
                                     ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Investment in hotel properties,
    net............................. $ 66,238   $ 62,497   $ 59,457   $ 58,527   $ 70,577        N/A   $ 69,228
  Total assets......................   74,380     70,823     68,757     68,688     83,332        N/A     83,034
  Mortgage notes payable............  114,132    113,333    112,660    111,788    122,203        N/A    123,665
  Total partners' deficit...........  (61,256)   (64,458)   (66,795)   (67,197)   (56,260)       N/A    (58,205)
CASH FLOW DATA:
  Net cash provided by operating
    activities......................      N/A        N/A   $  3,723   $  7,700   $  7,175   $  1,584   $  1,209
  Net cash used for investing
    activities......................      N/A        N/A     (2,771)    (4,746)    (4,244)    (1,050)      (272)
  Net cash used for financing
    activities......................      N/A        N/A       (635)    (1,488)    (4,018)      (634)      (809)
OTHER DATA:
  EBITDA(10)........................ $ 13,915   $ 16,112   $ 15,733   $ 18,259   $ 19,996   $  4,605   $  4,985

                               LAKE NORMAN HOTELS

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,(2)                  MARCH 31,(2)(1)
                                     ----------------------------------------------------   -------------------
                                       1991       1992       1993       1994       1995       1995       1996
                                     --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
  Room revenue...................... $  2,643   $  2,596   $  2,764   $  3,200   $  3,764   $    739   $    912
  Food and beverage revenue(12).....      612        681        300         --         --         --         87
  Other revenue.....................      117        132        149        153        124         39         36
                                     --------   --------   --------   --------   --------   --------   --------
         Total revenues.............    3,372      3,409      3,213      3,353      3,888        778      1,035
                                     --------   --------   --------   --------   --------   --------   --------
  Departmental and other expenses...    2,485      2,605      2,224      2,096      2,437        566        717
  Real estate and personal property
    taxes, insurance and rent.......      125        130        129         96        106         19         25
  Depreciation and amortization.....      601        606        577        523        466        145        151
  Interest expense..................      507        401        289        326        415        379        383
                                     --------   --------   --------   --------   --------   --------   --------
         Net income (loss).......... $   (346)  $   (333)  $     (6)  $    312   $    464   $   (331)  $   (241)
                                     ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Investment in hotel properties,
    net............................. $  7,268   $  6,807   $  6,276   $  5,888   $  5,739        N/A   $  9,540
  Total assets......................    7,803      7,218      6,846      6,452      6,229        N/A     10,455
  Mortgage notes payable............    6,050      5,860      5,595      5,318      5,057        N/A      9,548
  Total partners' equity............    1,372        988        982        894        938        N/A        491
CASH FLOW DATA:
  Net cash provided by (used for)
    operating activities............      N/A        N/A   $    477   $    804   $    938   $   (134)  $    (49)
  Net cash used for investing
    activities......................      N/A        N/A        (30)      (129)      (311)       (69)       (37)
  Net cash used for financing
    activities......................      N/A        N/A       (265)      (677)      (681)       (22)       (23)
OTHER DATA:
  EBITDA(10)........................ $    762   $    674   $    860   $  1,161   $  1,345   $    193   $    293

- ---------------

 1. The pro forma information does not purport to represent what the Company's or the Initial Lessee's financial position or results of operations would actually have been if the consummation of the Formation Transactions had, in fact, occurred on such dates, or to project the Company's or the Initial Lessee's financial position or results of operations at any future date or for any future period.

 2. Eight of the Initial Hotels utilize December 31 as year-end for financial reporting purposes and one of the Initial Hotels utilizes a September 30 fiscal year-end. For pro forma purposes, adjustments have been made to conform the year-ends of all the Initial Hotels to stated periods shown. For historical financial reporting purposes of the Initial Hotels (Excluding the Lake Norman Hotels), for the five years ended December 31, 1995, the September 30 financial data of the Initial Hotel having a September 30 fiscal year end have been combined with the December 31, 1995 financial data of the other Initial Hotels. For the twelve months ended March 31, 1996 and three month periods ended March 31, 1995 and 1996, the financial data of the hotel with the September 30 year end have been combined using the same month and periods as the other eight hotels. In the opinion of management, the impact of using the different interim period ends is not material.

 3. Represents lease payments from the Initial Lessee to the Partnership calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical revenues of the Initial Hotels for the period indicated, including for the Melbourne Quality Suites Inn an additional $725 of rent for the year ended December 31, 1995 and the 12 months ended March 31, 1996 required under the rental interruption insurance provision of the Percentage Lease agreements. The rent formula utilized in computing the pro forma Percentage Lease revenue and expense includes, for the calendar year 1995, an adjustment to reduce the threshold revenue amounts in the Percentage Lease formulas by the 2.5% increase in the Consumer Price Index for that year.

 4. Estimated at $1.4 million annually for salaries, directors' fees, legal, audit, director/officer insurance and other general and administrative expenses associated with being a public company.

 5. Calculated as 15.9% of the income before minority interest.

 6. Represents Funds From Operations of the Company, on a consolidated basis. The following table computes Funds From Operations for the twelve months ended March 31, 1996 under the newly adopted National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations consists of income (loss) before minority interest (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative (i) to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance, or (ii) to cash flows from operating, investing, or financing activities, as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

                                                 TWELVE MONTHS ENDED
                                                    MARCH 31, 1996
                                                 --------------------
Net income...................................          $  9,775
Minority interest............................             1,847
Depreciation.................................             9,567
                                                     ----------
Funds From Operations........................          $ 21,189
                                                     ==========

 7. Represents additions to the Capital Expenditures Fund calculated as 4% of total revenue of the Initial Hotels, adjusted for $1,261 additional revenues at the Melbourne Quality Suites for the year ended December 31, 1995 as required under the rental interruption insurance provision of the Percentage Leases.

 8. Calculated as Funds From Operations less additions to the Capital Expenditures Fund.

 9. Represents estimated initial dividends to be paid based on the initial dividend rate of $1.80 per share and an aggregate of 9,365,000 Common Shares and Units outstanding.

10. Represents income (loss) before unusual and extraordinary items, excluding depreciation and amortization and interest expense.

11. The Summary Combined Historical Operating Data, Cash Flow Data and Other Data for the Lake Norman Hotels for the three month periods ended March 31, 1995 and 1996 are presented on a pro forma basis, making necessary pro forma adjustments to the historical operating results to reflect additional depreciation expense associated with the purchase accounting writeup to the investment in hotel properties, the additional interest expense associated with the acquisition indebtedness and an increase in management fee expense.

12. From August 1993 until February 1996, the catering, meeting, lounge and restaurant facilities of the Lake Norman Holiday Inn were operated by a third party operator. In February 1996, when a Boykin Group Affiliate purchased the hotel facility, it also purchased the food and beverage business assets of this operator.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Upon completion of the Formation Transactions and the Offering, the Company will own an 84.1% interest in the Initial Hotels through its interest in the Partnership. In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Therefore, the Partnership will lease the Initial Hotels to the Initial Lessee. The Partnership's, and therefore the Company's, principal sources of funds will be lease payments under the Percentage Leases. Percentage Rent will be based on the Initial Hotels' revenues, and the Initial Lessee's ability to make payments to the Partnership under the Percentage Leases will be dependent primarily on the Initial Lessee's ability to generate cash flow from the operation of the Initial Hotels.

GENERAL

     Results of operations are best explained by three key performance indicators: Occupancy, ADR, and REVPAR. Increases in REVPAR attributable to increases in Occupancy are accompanied by increases in most categories of variable operating costs. Increases in REVPAR attributable to increases in ADR are accompanied by increases in limited categories of operating costs, such as management fees and license fees.

PRO FORMA RESULTS OF OPERATIONS FOR THE CONSOLIDATED COMPANY

     The following table sets forth key indicators for all of the Initial Hotels combined and is useful in understanding the underlying changes in the percentage rent for the Company during the pro forma period of 1995 and the three months ended March 1996.

                                                                              THREE MONTHS
                                               YEAR ENDED DECEMBER 31,       ENDED MARCH 31
                                              --------------------------    ----------------
                    KEY FACTORS                1993      1994      1995      1995      1996
        ------------------------------------  ------    ------    ------    ------    ------
        Occupancy...........................   73.8%     75.1%     74.7%     70.4%     73.7%
        ADR.................................  $74.88    $78.79    $84.90    $83.77    $87.98
        REVPAR..............................  $55.27    $59.24    $63.98    $59.00    $64.84

     For the year ended December 31, 1995 the Company had pro forma revenues of $25.7 million from the Percentage Leases that would have been in place at the Initial Hotels. The pro forma revenues for the twelve months ended March 31, 1996 would have been $26.5 million. This 3.4% increase of $.9 million is attributable to a 4.7% improvement in occupancy from 70.4% for the quarter ended March 31, 1995 to 73.7% for the quarter ended March 31, 1996, and a 5% improvement in ADR from $83.77 in the quarter ended March 31, 1995 to $87.98 in the quarter ended March 31, 1996. Pro forma expenses remained the same as no significant changes have occurred during the three month period.

RESULTS OF OPERATIONS OF THE INITIAL HOTELS (EXCLUDING LAKE NORMAN HOTELS)

     The following table sets forth certain combined historical financial information for the Initial Hotels (Excluding Lake Norman Hotels), as a percentage of revenues, for the periods indicated.

                                                                             THREE MONTHS
                                            YEAR ENDED DECEMBER 31,         ENDED MARCH 31
                                         -----------------------------    ------------------
                FINANCIAL DATA            1993       1994       1995       1995       1996
        -------------------------------  -------    -------    -------    -------    -------
        Room revenue...................    63.5%      64.4%      64.9%      65.8%      66.6%
        Food and beverage revenue......    31.0%      30.2%      29.4%      28.9%      28.0%
        Other revenue..................     5.5%       5.4%       5.7%       5.3%       5.4%
                                         -------    -------    -------    -------    -------
          Total revenue................   100.0%     100.0%     100.0%     100.0%     100.0%
        Departmental and other
          expenses.....................    73.9%      71.4%      69.9%      70.0%      70.4%
        Real estate and personal
          property taxes, insurance and
          rent.........................     4.3%       4.4%       4.6%       4.9%       4.5%
                                         -------    -------    -------    -------    -------
        Income before depreciation,
          amortization, interest
          expense, and unusual and
          extraordinary items(1).......    21.8%      24.2%      25.5%      25.1%      25.1%
                                         ======     ======     ======     ======     ======
        KEY FACTORS(2)
        Occupancy......................    74.5%      75.2%      74.5%      70.0%      76.2%
        ADR............................  $ 77.59    $ 81.91    $ 88.07    $ 87.90    $ 90.70
        REVPAR.........................  $ 57.79    $ 61.59    $ 65.59    $ 61.68    $ 67.28

- ---------------

(1) The Company believes that operating income before interest, depreciation, amortization and unusual and extraordinary items provides a good indicator of the financial performance of the Initial Hotels and will be a significant factor in determining the Initial Lessee's ability to make lease payments to the Partnership. Industry analysts generally consider this to be an appropriate measure of the performance of hotels. However, this indicator should not be considered as an alternative to net income as an indication of the Initial Lessee's performance or to cash flow as a measure of liquidity.

(2) No assurance can be given that the trends reflected in this data will continue or that occupancy, ADR and REVPAR will not decrease as a result of changes in national or local economic or hospitality industry conditions.

  Comparison of the Quarter ended March 31, 1996 with 1995

     Revenues increased from $18.3 million in the quarter ended March 31, 1995 to $19.9 million in the quarter ended March 31, 1996, for a 9.0% increase of $1.6 million. REVPAR grew from $61.68 in the quarter ended March 31, 1995 to $67.28 in the quarter ended March 31, 1996 for a 9.0% increase of $5.60. This increase was led by an improvement in occupancy from 70.2% in 1995 to 74.2% in 1996, representing a 5.7% increase. In addition, ADR increased from $87.9 in 1995 to $90.7 in 1996, a 3.2% increase. The occupancy growth is attributable to a continuation into 1996 of the strong demand experienced in the last half of 1995, particularly in the Ohio and California markets.

     Departmental and other expenses also grew by 9.0% between the periods. This was caused primarily by the growth in occupancy, which is accompanied by increases in most categories of variable expenses. In addition, management fees increased from 3.4% of revenues in 1995 to 4.1% of revenues in 1996 because of increases in the management fee rate implemented in the second quarter of 1995 at four of the hotels. Franchisor fees also increased from 4.5% of revenues in 1995 to 5.0% of revenues in 1996 because of contractually scheduled increases in the fee rate at two of the hotels. Advertising and promotion costs increased 14.0% between the periods because of increased promotional efforts to attract and support the occupancy growth.

     Income before depreciation, amortization, interest expense and unusual and extraordinary items (also shown as EBITDA) grew $380,000, or 8.2%, from the quarter ended March 1995 to the quarter ended March 1996. This growth is attributable to the positive effect of the $1.6 million growth in revenues while expenses grew by $1.2 million.

  Comparison of the year ended December 31, 1995 with 1994

     Total revenues increased $2.6 million, or 3.5%, from 1994 to 1995. This increase was in spite of the loss of an estimated $1.3 million in revenues arising from the damage to the Melbourne Quality Suites by Hurricane Erin in August 1995. The hurricane damage was covered by insurance, including business interruption insurance, so the net income of the combined hotels were not materially affected. As can be seen by the growth in REVPAR, revenues as reported were primarily driven by increases in the ADR at almost all of the hotels. This was attributable in part to the general improvement in the business travel and tourism industries. The continuation of the Boykin Group's focus on maximizing REVPAR by focusing on increasing ADR during this period of stable occupancy also had a significant effect. The composition of revenue stayed consistent between the periods, with only a slight decline in food revenues, from 30.2% of the total to 29.4%, reflecting that the gains in revenue occurred in room rates during this period.

     Departmental and other expenses grew by $662,000, or 1.2%, between the years because of general inflationary pressures, offset by aggressive cost management and $619,000 in estimated proceeds from the Melbourne insurance claims that were netted against operating expenses. These costs declined as a percentage of revenues from 71.4% in 1994 to 69.9% in 1995, as the positive effect of revenues growing at a faster pace than expenses. In addition, management fees increased from 3.8% of revenues in 1995 to 4.2% of revenues in 1996 because of increases in the management fee rate implemented in the second quarter of 1995 at four of the hotels. Franchisor fees also increased $860,000, or 29.0%, between years primarily because 1994 contained a reduction in franchise fees of $600,000 from the forgiveness of accrued franchise fees at the Melbourne Quality Suites Hotel. This was offset by growth in fees as a result of improved revenues and a contractually scheduled increase in the fee rate at the Columbus Marriott North. Real estate and personal property taxes, insurance and rent increased 7.5% from 1994 to 1995. This is primarily attributable to higher costs for insurance as the Boykin Group purchased improved coverage.

     The resulting income before depreciation, amortization, interest expense and unusual and extraordinary items (also shown as EBITDA) grew from $18.3 million in 1994 to $20.0 million in 1995 for an increase of $1.7 million or 9.5%. This line item also grew from 24.2% of revenues in 1994 to 25.5% of revenues in 1995, which resulted from the 3.5% growth in revenues while expenses grew by only 1.2%.

  Comparison of the year ended December 31, 1994 with 1993

     Total Revenues increased $3.5 million, or 4.8%, from 1993 to 1994. This was primarily driven by increases in the ADR at almost all of the hotels. This was attributable to the general improvement in the business travel and tourism industries and lack of any new competition in the markets where the initial hotels operate. The composition of revenue stayed consistent between the periods, with only a slight decline in food revenues, from 31.0% of the total to 30.2%, which reflects that most of the gains in revenue occurred in room rates during this period.

     Departmental and other expenses grew by $725,000, or 1.4%, between the years because of general inflationary pressures, offset by aggressive cost management. These costs declined as a percentage of revenues from 73.9% in 1993 to 71.4% in 1994, as revenues grew faster than expenses. Expenses were also reduced in 1994 by $600,000 because of the forgiveness of accrued franchise fees at one of the hotels.

     Income before depreciation, amortization, interest expense and unusual and extraordinary items (also shown as EBITDA) grew from $15.7 million in 1993 to $18.3 million in 1994 for an increase of $2.5 million, or 16.0%. This line item also grew from 21.8% of revenues in 1993 to 24.2% of revenues in 1994, which was attributable to the factors mentioned above.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal source of cash to meet its cash requirements, including distributions to shareholders, will be its share of the Partnership's cash flow. The Partnership's principal source of revenue will be rent payments under the Percentage Leases. The Initial Lessee's obligations under the Percentage Leases are unsecured and the Initial Lessee's ability to make rent payments to the Partnership under the Percentage Leases, and the Company's liquidity, including its ability to make distributions to shareholders, will be dependent on the Initial Lessee's ability to generate sufficient cash flow from the operation of the Initial Hotels.

     On consummation of the Offering and application of the net proceeds therefrom, the Company will have no outstanding debt. The Company intends to acquire and develop additional hotels and will incur indebtedness to fund that acquisition and development. The Company may also incur indebtedness to meet distribution requirements imposed on a REIT under the Code to the extent that working capital and cash flow from the Company's investments are insufficient to make the required distributions. The proposed terms of the Credit Facility permit borrowings for that purpose, but impose certain limitations on the Company's ability to engage in other borrowings. See "Policies and Objectives with Respect to Certain Activities -- Financing."

     The Company has obtained a commitment for the Credit Facility to assist it in funding its acquisition and development of additional hotels and for certain other business purposes. Borrowings under the Credit Facility are expected to be secured by first mortgages on several of the Initial Hotels and on any additional properties acquired or developed by the Company, subject to certain release provisions. The Company may also seek to increase the amount of the Credit Facility, negotiate additional credit facilities, or issue debt instruments. Any debt incurred or issued by the Company may be secured or unsecured, long-term, medium-term or short-term, bear interest at a fixed or variable rate, and be subject to such other terms as the Board of Directors considers prudent.

     The Company will acquire or develop additional hotels only as suitable opportunities arise, and the Company will not undertake acquisition or development of properties unless adequate sources of financing are available. Funds for future acquisitions or development of hotels are expected to be derived, in whole or in part, from borrowings under the Credit Facility or other borrowings or from the proceeds of additional issuances of Common Shares or other securities. The Company has no agreement or understanding to invest in any properties other than the Initial Hotels, and there can be no assurance that the Company will successfully acquire or develop additional hotels. See "The
Company -- Business Objectives and Strategies -- Acquisition Strategy."

     The Company will use $3.5 million of the net proceeds from the Offering as its initial contribution to the Capital Expenditures Fund. The Company will also contribute to the Capital Expenditures Fund on a continuing basis, from the rent paid under the Percentage Leases, an amount equal to 4% of the Initial Lessee's revenues from operation of the Initial Hotels. The Company intends to use the Capital Expenditures Fund for capital improvements to the Initial Hotels and refurbishment and replacement of FF&E, but may make other uses of amounts in the fund that it considers appropriate from time to time. The Company anticipates making similar arrangements with respect to future hotels that it may acquire or develop.

INFLATION

     The Company's revenues initially will be based on the Percentage Leases, which will result in changes in the Company's revenues based on changes in the underlying Initial Hotel revenues. Therefore, the Company initially will be relying entirely on the performance of the Initial Hotels and the Initial Lessee's ability to increase revenues to keep pace with inflation. Operators of hotels in general, and the Initial Lessee, can change room rates quickly, but competitive pressures may limit the Initial Lessee's ability to raise rates faster than inflation. The compound annual growth rate of ADR on the Initial Hotels for the five years ended December 31, 1995 was 3.0%, or about the rate of inflation in the Consumer Price Index. According to industry statistics, industry-wide annual increases in ADR have failed to keep pace with inflation since 1987.

     The Company's largest fixed expense is the depreciation of the investment in hotel properties. The Company's variable expenses, which are subject to inflation, represent approximately 20.0% of pro forma revenues. These variable expenses (general & administrative costs as well as real estate and personal taxes, property and casualty insurance and ground rent) are expected to grow with the general rate of inflation.

SEASONALITY

     The Initial Hotels' operations historically have been seasonal. Seven of the Initial Hotels maintain higher occupancy rates during the second and third quarters. The two Florida Initial Hotels experience their highest occupancy in the first quarter. This seasonality pattern can be expected to cause fluctuations in the Company's quarterly lease revenue under the Percentage Leases. The Company anticipates that its cash flow from the Initial Lessee's operation of the Initial Hotels will be sufficient to enable the Company to make quarterly distributions at the estimated initial rate for at least the next twelve months. To the extent that cash flow from operations is insufficient during any quarter, because of temporary or seasonal fluctuations in lease revenue, the Company expects to utilize other cash on hand or borrowings to make those distributions. See "Business and Properties -- Business
Strategy -- Financing Strategy.") No assurance can be given that the Company will make distributions in the future at the initially estimated rate, or at all.

                            BUSINESS AND PROPERTIES
THE HOTEL INDUSTRY

     The hotel industry is currently benefiting from an increase in room demand which outpaces the growth in supply. According to the Kenneth Leventhal Real Estate Group of Ernst & Young LLP, industry-wide room demand increased between 3.0% and 4.7% each year from 1992 through 1995, while the supply of new rooms increased between 1.0% and 1.4% annually during that period. As might be expected in such a supply/demand environment, occupancies and ADR have increased each year during the period and are projected to increase in 1996. Occupancy rose from 62% industry-wide in 1992 to a projected 66% in 1995. As shown in the following chart from Kenneth Leventhal's 1996 National Lodging Forecast (the "1996 Forecast") Kenneth Leventhal projects industry-wide occupancy to grow to 67% in 1996 and to increase to 68% by year-end 1997.

     See the chart set forth under "The Company" for a comparison of the occupancy, ADR and REVPAR for the Initial Hotels to that of their local markets (including the Initial Hotels and their local competing hotels as defined by the Company), all U.S. upscale/moderate full service hotels, and all U.S. hotels.

                             U. S. HOTEL OCCUPANCY

                             HISTORIC AND PROJECTED

[The prospectus contains a bar graph depicting the information set forth in the table below]

Year                                               OCCUPANCY
- ----                                               ---------
1990                                                  62%
1991                                                  61%
1992                                                  62%
1993                                                  63%
1994                                                  65%
1995                                                  66%
1996                                                  67%
1997                                                  68%

  SOURCE: SMITH TRAVEL RESEARCH (1990-1994); E&Y KENNETH LEVENTHAL REAL ESTATE
                               GROUP (1995-1997)

     Industry-wide ADR grew from $60 to $66 during the period 1992 through 1995, and, as shown in the following chart from the 1996 Forecast, ADR is projected to increase 4.5% to $69 in 1996 and 4.3% to $72 in 1997.

                         U. S. HOTEL AVERAGE DAILY RATE

                             HISTORIC AND PROJECTED

[The prospectus contains a bar graph depicting the information set forth in the table below]

Year                                                  ADR
- ----                                                  ---
1990                                                 $58
1991                                                 $59
1992                                                 $60
1993                                                 $61
1994                                                 $64
1995                                                 $66
1996                                                 $69
1997                                                 $72

  SOURCE: SMITH TRAVEL RESEARCH (1990-1994); E&Y KENNETH LEVENTHAL REAL ESTATE
                               GROUP (1995-1997)

THE INITIAL HOTELS

     The following table sets forth certain information with respect to each of the Initial Hotels:

                                        NUMBER                                NUMBER OF
                               NUMBER     OF                                 RESTAURANTS/
                                 OF     PARKING                                LOUNGES/                       FITNESS          GIFT
          PROPERTY             ROOMS    SPACES      PROPERTY DESCRIPTION      POOL BARS       MEETING ROOM    CENTER    POOL   SHOP
- -----------------------------  ------   ------   --------------------------  ------------   ----------------  -------   ----   ----
Berkeley Marina Marriott         373      539    Three 3-story buildings         1/1/0      11,000 sq. ft,      Yes     Yes    Yes
                                                 and one 4-story building.                  including 5,100
                                                                                            sq. ft. ballroom
Buffalo Marriott                 356      637    One 10-story tower.             1/1/1      11,500 sq. ft.      Yes     Yes    Yes


Cleveland Airport Marriott       375      600    Two 4-story room wings and      2/1/0      11,600 sq. ft.      Yes     Yes    Yes
                                                 one 9-story guest room                     including 4,900
                                                 tower.                                     sq. ft. ballroom
Cleveland Marriott East          403      840    Two 7-story guest room          1/1/0      14,400 sq. ft.      Yes     Yes    Yes
                                                 wings, one 4-story guest                   including 6,864
                                                 room wing.                                 sq. ft. ballroom
Columbus North Marriott          300      694    One 9-story tower and one       1/1/0      14,000 sq. ft.      Yes     Yes    Yes
                                                 3-story guest room wing.                   including 7,500
                                                                                            sq. ft. ballroom
Lake Norman Hampton Inn          117      134    One 5-story building.           0/0/0      900 sq. ft.         Yes     Yes     No
Lake Norman Holiday Inn          119      195    One 2-story building.           1/1/0      2,300 sq.           Yes     Yes     No
Melbourne Quality Suites         208      295    Two 9-story guest towers.       1/1/1      1,584 sq. ft.       Yes     Yes    Yes
Radisson Inn Sanibel Gateway     157      160    Two 3-story guest               1/1/1      480 sq. ft.          No     Yes    Yes
                                                 buildings.

                                         OTHER
          PROPERTY                     AMENITIES
- -----------------------------  --------------------------
Berkeley Marina Marriott       Concierge


Buffalo Marriott               Car rental desk; shoe
                               shine stand; concierge;
                               game room
Cleveland Airport Marriott     Concierge; auto rental


Cleveland Marriott East        Concierge; auto rental


Columbus North Marriott        Concierge


Lake Norman Hampton Inn        Free continental breakfast
Lake Norman Holiday Inn        Free continental breakfast
Melbourne Quality Suites       Beach; game room
Radisson Inn Sanibel Gateway   Beach access; game room

     GENERAL. Each of the Initial Hotels is under the direction of a general manager and an executive committee, which are accountable for and are compensated in part based on the property's performance. This group oversees day-to-day operations and develops annual budgets and marketing, long-term capital, and human resource development plans. Each Initial Hotel is responsible for developing its own marketing plan. These plans are comprehensive, analyzing local market conditions and the hotel's competition, determining hotel positioning, identifying consumer needs, and outlining marketing objectives and strategies. Each plan will continue to be evaluated quarterly by the Initial Lessee to maintain effectiveness under changing market conditions.

     The Initial Lessee stresses first-rate financial management and comprehensive revenue reporting and believes its management team is skilled at anticipating business needs and changes to maintain competitiveness in its markets. All hotel departments, including rooms, food & beverage, accounting, sales and marketing, engineering and human resources, will continue to receive regular on-site performance reviews and have open lines of communication directly to the Initial Lessee's management. These performance reviews will enable the Initial Lessee to maintain an in-depth understanding of each hotel's marketing opportunities and insure that the Company's properties receive direction to enable on-site management to maximize profits.

     The following discussion sets forth additional information for each Initial Hotel. Additional statistical data concerning capital expenditures at each of the Initial Hotels during the fiscal years 1991 through 1995 is set forth in the chart under the heading "Business and Properties -- Business Strategy -- Renovation and Development."

     BERKELEY MARINA MARRIOT. This 373-room waterfront hotel is on the east side of San Francisco Bay in the Berkeley Marina Complex. The hotel is in a secluded area approximately 20 minutes from downtown San Francisco and 30 minutes from San Francisco International Airport. The hotel is located near the Golden Gate Bridge, Fisherman's Wharf and the Napa/Sonoma wine country. The University of California at Berkeley is three miles away. Approximately 60% of the guests are business travelers. The primary business travelers are employed by Sybase, Chevron, University of California at Berkeley, Kaiser, and AT&T. Tourist travel accounts for approximately 40% of the hotel's business and is based on nearby tourist destinations and the hotel's marina location. Group travel, which accounts for about 25% of the hotel's business and tourist travel, is primarily related to professional and amateur sports, entertainment and educational groups.

     The property has been owned and managed by the Boykin Group as a Marriott since its opening in 1972. The property was expanded to its current size in 1985. The hotel has approximately 11,000 square feet of flexible meeting and banquet space, which can be divided into 14 rooms. In addition, there are seven executive suites that can accommodate smaller conferences. The hotel also has a 300-seat restaurant and a lounge and has 700 feet of dock space in the Berkeley Marina Complex that is leased to Hornblower Dining Yachts. Areas budgeted for renovation during the next 12 months include additional guest rooms, the hotel's conference center, and certain structural improvements and equipment upgrades.

     The land underlying this hotel is leased under a ground lease that expires in 2033 but can be extended by the tenant to 2051. The rent payable under the lease includes annual minimum rent of $100,000 and percentage rent based on the hotel's revenues. The tenant is responsible for all taxes, maintenance and insurance on the leased property. See note 8 to the Combined Financial Statements for the Initial Hotels (Excluding Lake Norman Hotels) for the year ended December 31, 1995, for further information concerning the lease.

     This hotel's average occupancy, ADR and REVPAR for the years 1991 through 1995 exceeded the aggregate average occupancy, ADR and REVPAR of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by 8.0%, 11.6% and 20.5%, respectively.

     BUFFALO MARRIOTT. This 356-room hotel is the only full-service Marriott hotel in the greater Buffalo Metropolitan area. Located just off Interstate 290 in the growing suburb of Amherst, the hotel is adjacent to the State University of New York at Buffalo and is approximately 15 minutes from downtown Buffalo, 30 minutes from Niagara Falls, and 10 minutes from the Greater Buffalo International Airport. Approximately 70% of the guests are business travelers. The primary business travelers are employed by General Motors,

NYNEX, Citicorp, Dupont and the State University of New York. Group travel, which accounts for approximately 18% of the hotel's business, is generated by sports and social-related activities.

     The property has been owned and managed by the Boykin Group as a Marriott since opening in 1981. The hotel has approximately 11,500 square feet of flexible meeting and banquet space, which can be divided into 11 rooms. In addition, there are six executive suites that can accommodate smaller conferences. The hotel also has a 250-seat restaurant and a lounge. The property had approximately 200 rooms renovated, at an estimated cost of $1.0 million, in 1995. The hotel's design will accommodate a 2,500 square foot ballroom expansion and the addition of up to 100 guest rooms. Improvements and renovations budgeted for the next 12 months include installation of a business center, renovation of the hotel's restaurant, guest room HVAC and bedding replacements, and miscellaneous equipment items.

     This hotel's average occupancy, ADR and REVPAR for the years 1991 through 1995 exceeded the aggregate average occupancy, ADR and REVPAR of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by 9.2%, 17.5% and 28.4%, respectively.

     CLEVELAND AIRPORT MARRIOTT. This 375-room hotel is located in Cleveland, Ohio on Interstate 71 approximately eight miles from downtown Cleveland and two miles from Cleveland Hopkins International Airport. Approximately 42% of the guests are business travelers. The primary business traveler guests are employed by PPG Industries, American Greetings, General Electric, Marriott Corporation, Ford Motor Company, and certain others. Group travel, which accounts for approximately 25% of the hotel's business, is primarily related to professional sports and entertainment and educational groups. Tourist travel accounts for approximately 33% of the hotel's business and is based on nearby tourist attractions such as the Cleveland Zoo and Rainforest, NASA Lewis Research Center, the Rock & Roll Hall of Fame, Jacobs Field, the home of the Cleveland Indians baseball team, and Gund Arena, the home of the Cleveland Cavaliers basketball team. The hotel is also expected to benefit from the contemplated expansion of the airport, the development of Science Parkway (adjacent to NASA), and continued usage of the nearby International Exposition Center, which houses the largest meeting facility under one roof in the world.

     The property was developed by the Boykin Group and has been managed by it since its opening in 1970. In 1974, the property was expanded to 375 guest rooms, and meeting space, a ballroom and a second restaurant were added. The hotel has approximately 11,600 square feet of flexible meeting and banquet space, which can be divided into 14 rooms. In addition there are four executive suites that can accommodate smaller conferences. The hotel also has a lounge. As part of an ongoing program, approximately $2.6 million has been spent over the last five years on improvement and renovation of this hotel. Areas budgeted for renovation during the next 12 months include certain meeting rooms, exterior lot lighting, guest room bathroom floors and miscellaneous equipment.

     This hotel's average occupancy, ADR and REVPAR for the years 1991 through 1995 exceeded the aggregate average occupancy, ADR and REVPAR of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by 1.6%, 14.3% and 15.7%, respectively.

     CLEVELAND MARRIOTT EAST. This 403-room hotel is located in Beachwood, Ohio, a suburb of Cleveland, just off Interstate 271. The hotel adjoins commercial office development and is approximately 20 minutes from downtown Cleveland and 30 minutes from the Cleveland Hopkins International Airport. Approximately 80% of the guests are business travelers. The primary business travelers are employed by Swagelok, Allen Bradley, General Electric, TRW, Progressive Insurance, Picker International and Master Builders. Group travel accounts for approximately 20% of the hotel's business. The hotel is also adjacent to the planned 650-acre Chagrin Highlands research-office park development.

     The property has been owned and managed by the Boykin Group as a Marriott since its opening in 1977. The hotel has approximately 14,400 square feet of flexible meeting and banquet space, which can be divided into as many as 17 rooms. In addition, there are eight executive suites that can accommodate smaller conferences. The hotel also has a 200-seat restaurant and a lounge. As part of an ongoing program, approximately $2.6 million has been spent over the last five years on improvement and renovation of this hotel, including a substantial lobby renovation. Areas budgeted for renovation and improvement during the next 12 months include the restaurant and ballroom, guest room corridor carpeting, guest elevators and certain exterior maintenance items.

     While this hotel's average occupancy for the years 1991 through 1995 trailed the aggregate average occupancy of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by 2.8%, the hotel's average ADR and REVPAR for that period exceeded the aggregate average ADR and REVPAR of that competitive set during that period by 4.4% and 1.5%, respectively.

     COLUMBUS NORTH MARRIOTT. This 300-room hotel is located in Columbus, Ohio, just off Interstate 71 and near Interstate 270. The hotel is the only full-service Marriott Hotel in Columbus, and is approximately 20 minutes from downtown Columbus, 20 minutes from Ohio State University and 20 minutes from the Port Columbus International Airport. Approximately 70% of the guests are business travelers. The primary business travelers are employed by American Express, Honda, Banc One, Borden, General Electric, AT&T and IBM. Group travel, which accounts for 30% of the hotel's business, is primarily related to convention and business groups.

     The property has been owned and managed by the Boykin Group as a Marriott since its opening in 1981. The hotel has approximately 14,000 square of flexible meeting and banquet space, which can be divided into 13 rooms. In addition, there are ten executive suites that can accommodate smaller conferences. The hotel also has a 200-seat restaurant and a lounge. A $2.5 million renovation of the hotel's guest rooms, lobby and lounge was completed in 1994. Items budgeted for capital expenditures during the next 12 months include renovation of the restaurant and certain guest rooms, installation of fire sprinklers, replacement of the hotel's parking lot, and certain exterior maintenance items. The hotel's management is evaluating expansion of the ballroom by 2,500 square feet and an addition of up to 100 guest rooms, but no decision has been made regarding either opportunity.

     This hotel's average occupancy, ADR and REVPAR for the years 1991 through 1995 exceeded the aggregate average occupancy, ADR and REVPAR of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by .1%, 8.5% and 8.6%, respectively.

     LAKE NORMAN HAMPTON INN. This 117-room limited-service hotel, which was built in 1991, is located in Lake Norman, North Carolina at the southeast corner of the intersection of Interstate 77 North, Exit 28 and North Carolina Highway
73. See "Business and Property -- The Initial Hotels -- Lake Norman Holiday Inn," for a description of this hotel's location and sources of room demand.

     The hotel has one meeting room. In 1995 the property underwent a soft goods renovation and improvement. Improvements budgeted for the next 12 months include replacement of lobby furniture and area rugs and guest room furniture and televisions.

     The Boykin Group acquired this hotel in February 1996, and the competitive data available to the Company does not cover the period 1991 through 1993. While this hotel's average occupancy for the years 1994 and 1995 exceeded the aggregate average occupancy of its local competition (as defined by Boykin Management for performance evaluation purposes) during those years by 3.7%, the hotel's average ADR and REVPAR for those years trailed the aggregate average ADR and REVPAR of that competitive set for those years by 4.2% and .8%, respectively.

     LAKE NORMAN HOLIDAY INN. This 119-room hotel is located in Lake Norman, North Carolina at the northeast corner of the intersection of Interstate 77 North, Exit 28 and North Carolina Highway 73. Charlotte, North Carolina is 19 miles to the south. Lake Norman is an upscale community located approximately five miles south of downtown Mooresville, North Carolina and just southeast of Lake Norman, one of North Carolina's most widely-used recreational lakes, offering boating, swimming, and nearby golf facilities. About 30% -- 40% of the demand results from leisure travel. Approximately 60% -- 70% of the area's hotel market is represented by the commercial segment, which includes government, social, military, educational, religious and fraternal groups. Commercial sources of room demand include Duke Power, Ingersol Rand, Matsushita, Muratec/Murata, Widemann, Polymerland, Nautilus, Trans Industries and Westinghouse.

     This hotel has three banquet and meeting rooms. In 1994 and 1995 the property underwent a soft goods renovation and improvement. Areas budgeted for renovation and improvement during the next 12 months include banquet meeting room, restaurant and guest room renovations and installation of certain exterior lighting.

     The Boykin Group acquired this hotel in February 1996 and the competitive data available to the Company does not cover the period 1991 through 1993. While this hotel's average occupancy for the years 1994 and 1995 trailed the aggregate average occupancy of its local competition (as defined by Boykin Management for performance evaluation purposes) by .1% during those years, the hotel's average ADR and room REVPAR for those years exceeded the aggregate average ADR and REVPAR of that competitive set for those years by 11.9% and 11.5%, respectively.

     MELBOURNE QUALITY SUITES. This 208-suite oceanfront hotel is located in Indialantic, Florida, on the beach off Florida's coastal highway A1A, approximately 20 miles south of Kennedy Space Center and 65 miles southeast of Disney World. The hotel, which received a Gold Hospitality Award from Choice Hotels in 1994, is approximately ten miles from Melbourne International Airport. Approximately 25% of the guests are tourist or vacation travelers attracted by popular destinations such as Disney World, Universal Studios and Sea World. Approximately 20% of the guests are business travelers. The primary business travelers are employed by Harris Corporation, the Department of Defense, and certain aerospace companies. Group travel, which represents 55% of the hotel's business, is primarily related to government and military travel.

     This property has been owned and managed by the Boykin Group as a Quality Suites hotel since its opening in 1986. The hotel has approximately 1,584 square feet of flexible meeting and banquet space, which can be divided into two rooms. In addition, there are three executive suites that can accommodate smaller conferences. The hotel also has a 128-seat restaurant and a lounge. The property has recently undergone a substantial renovation after being temporarily closed as a result of damage caused by Hurricane Erin in August 1995. Capital improvements budgeted for the next 12 months include installation of a new lounge, conversion of the existing lounge into meeting rooms, certain guest room conversions, and replacement of guest room televisions.

     This hotel's average occupancy, ADR and REVPAR for the years 1991 through 1995 exceeded the aggregate average occupancy, ADR and REVPAR of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by 7.2%, 13.9% and 22.7%, respectively.

     RADISSON INN SANIBEL GATEWAY. This 157-room hotel, located in Fort Myers, Florida, is 15 miles from I-75, and seven miles off U.S. Highway 41. The hotel, which was a President's Award recipient (awarded to the top 10% of Radisson Hotels based on measures established by Radisson) in 1993, 1994 and 1995, is two and one-half miles from Sanibel Island and four and one-half miles from Ft. Myers Beach. It is 25 minutes from the New Southwest Florida Airport and 15 minutes from the Boston Red Sox and Minnesota Twins spring training complexes. Approximately 80% of the guests are tourists and vacationers. Group travel accounts for 14% of the hotel's business.

     The property has been owned and managed by the Boykin Group since its opening in 1986. The hotel has approximately 865 square feet of flexible meeting and banquet space, a 90-seat restaurant and a lounge. Improvements budgeted for the next 12 months include installation of guest room wall coatings, replacement of guest room bathroom wall coverings and flooring, and certain guest room furniture and equipment upgrades.

     This hotel's average occupancy, ADR and REVPAR for the years 1991 through 1995 exceeded the aggregate average occupancy, ADR and REVPAR of its local competition (as defined by Boykin Management for performance evaluation purposes) during that period by 6.5%, 3.3% and 9.8%, respectively.

THE PERCENTAGE LEASES

Each of the Initial Hotels will be leased by the Partnership to the Initial Lessee. The following table sets forth (i) the Percentage Rent formulas, (ii) the annual Minimum Rent, and (iii) the pro forma Percentage Rent and total Rent that would have been paid for each Initial Hotel pursuant to the terms of the Percentage Leases based upon pro forma revenues for the twelve months ended March 31, 1996 as if the Partnership had owned the Initial Hotels and the Percentage Leases had been in effect since January 1, 1995 (dollar amounts in thousands).

                                                                                                                  FOR THE
                                                                                                                  TWELVE
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                                                                                                 MARCH 31,
                                                                                                                   1996
                                                                                                    FOOD &       ---------
                                      FRANCHISE                                                    BEVERAGE      PRO FORMA
                         LEASE         RENEWAL        ANNUAL                                      PERCENTAGE      ROOMS &
                       EXPIRATION     EXPIRATION      MINIMUM       ROOMS & OTHER PERCENTAGE         RENT          OTHER
       HOTEL              DATE           DATE          RENT              RENT FORMULA(1)          FORMULA(1)      REVENUE
- -------------------    ----------     ----------     ---------     ---------------------------    ----------     ---------
Berkeley                12/31/00       10/31/97       $ 3,640         35% from $0 to $8,391           6%          $12,429
  Marina                                                           50% from $8,391 to $11,188
  Marriott                                                              75% over $11,188
Buffalo                  3/26/04        3/26/04         2,570         31% from $0 to $5,731           6%            9,551
  Marriott                                                          45% from $5,731 to $8,597
                                                                         70% over $8,597
Cleveland                 4/1/02         4/1/02         2,740         33% from $0 to $6,832           6%            9,759
  Airport                                                          52.5% from $6,832 to $8,784
  Marriott                                                               75% over $8,784
Cleveland                10/7/01        10/7/01         3,020         32% from $0 to $7,566           6%           10,808
  Marriott                                                          50% from $7,566 to $9,728
  East                                                                   75% over $9,728
Columbus                12/31/06         9/4/14         1,970         30% from $0 to $5,282           6%            7,545
  North                                                             45% from $5,282 to $6,791
  Marriott                                                               75% over $6,791
Lake Norman             12/31/06        4/11/10           520         30% from $0 to $1,110           6%            1,930
  Hampton Inn                                                       45% from $1,110 to $1,737
                                                                         65% over $1,737
Lake Norman               2/8/06         2/8/06           580         30% from $0 to $1,512           6%            2,160
  Holiday Inn                                                         50% $1,512 to $1,944
                                                                         75% over $1,944
Melbourne               12/31/06       12/31/06(3)      1,300         35% from $0 to $3,336           6%          4,766(4)
  Quality Suites                                                    50% from $3,336 to $4,290
                                                                         75% over $4,290
Radisson Inn            12/31/06       12/31/09           740         25% from $0 to $1,875           6%            3,125
  Sanibel                                                           45% from $1,875 to $2,813
  Gateway                                                                65% over $2,813
                                                     ---------                                                   ---------
Total                                                 $17,080                                                     $62,073
                                                     =========                                                   =========


                     PRO FORMA
                      FOOD &
                     BEVERAGE        PRO FORMA
       HOTEL          REVENUE      ANNUAL RENT(2)
- -------------------  ---------     --------------
Berkeley              $ 5,346         $  5,651
  Marina
  Marriott
Buffalo                 4,468            4,059
  Marriott

Cleveland               3,954            4,279
  Airport
  Marriott
Cleveland               4,960            4,638
  Marriott
  East
Columbus                3,755            3,102
  North
  Marriott
Lake Norman                 0              729
  Hampton Inn

Lake Norman               600              850
  Holiday Inn

Melbourne               510(4)           2,070
  Quality Suites

Radisson Inn              464            1,142
  Sanibel
  Gateway
                     ---------         -------
Total                 $24,057         $ 26,520
                     =========         =======

- ---------------

(1) Shown as a percentage of revenues.

(2) Calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to pro forma revenues of the Initial Hotels for the twelve month period as if January 1, 1995 was the beginning of the lease year. The rent formula utilized in computing the pro forma Percentage Lease revenue and expense includes for the calendar year 1995 an adjustment to reduce the threshold revenue amounts in the Percentage Lease formulas by the 2.5% increase in the Consumer Price Index for that year.

(3) Both the Initial Lessee and Choice Hotels International, Inc. may terminate the franchise effective December 31, 1996 and December 31, 2001, upon three months prior notice.

(4) Includes $1,147 of Rooms and Other Revenue and $114 of Food and Beverage Revenue, as required under the rental interruption insurance provision of the Percentage Lease agreements.

     At the inception of the Company, each Initial Hotel will be separately leased by the Company to the Initial Lessee under a Percentage Lease. Hotels acquired in the future may be leased to the Initial Lessee or other lessees and it is possible, though not presently intended, that the Initial Hotels may also be leased to others or sold in the future. Each Percentage Lease contains the provisions described below. The Company expects that leases with respect to its future hotel property investments will contain substantially similar provisions, although the Board of Directors may, in its discretion, alter any of these provisions with respect to any particular lease, depending on the purchase price paid, economic conditions and other factors it considers relevant. The following summary is qualified in its entirety by reference to the form of Percentage Lease, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Duration. The Percentage Leases will have noncancelable terms ranging from four to 10 years, subject to earlier termination on the occurrence of certain contingencies described in the Percentage Leases (including, particularly, the provisions described herein under "Damage to Hotels," "Condemnation of Hotel" and "Termination of Percentage Leases on Disposition of the Hotels"). The Percentage Leases for seven of the Initial Hotels expire on the earlier of the franchise renewal date or the tenth anniversary of the Offering. Having these lease terminations coincide with franchise renewal dates may facilitate any necessary repositioning of the hotels at the time of the franchise renewals. In addition, having staggered lease termination dates will enable the Company to deal with lease and franchise renewal issues on a more deliberate basis than would be the case if all of the leases expired simultaneously.

     Amounts Payable Under the Percentage Leases. The Initial Lessee will be obligated to pay (i) the higher of Minimum Rent or Percentage Rent; and (ii) certain other amounts, including interest accrued on any late payment or charge (the "Additional Charges"). Minimum Rent is a fixed amount determined by negotiation between the Company and the Initial Lessee. Percentage Rent is calculated by multiplying fixed percentages by gross room and other revenue, and gross food and beverage revenue, over specified threshold amounts. Minimum Rent is payable monthly in advance, and Percentage Rent is payable for each quarter within 30 days after the end of the quarter.

     Both the threshold gross room and other revenue amounts used in computing Percentage Rent and Minimum Rent will be adjusted for changes in the Consumer Price Index. The changes will be calculated at the beginning of each calendar year beginning with 1997, based on the average annual change in the CPI during the prior 12 months.

     Each Percentage Lease requires the Initial Lessee to pay rent, all costs and expenses, and all utility and other charges incurred in the operation of the hotel. All capital expenditures (as defined in the lease) will be the responsibility of the Company. Each Percentage Lease also provides for rent reductions and abatements in the event of damage or destruction or a partial taking of the hotel as described under "Damage to Initial Hotels" and "Condemnation of Initial Hotels." The Initial Lessee will be required to carry insurance to cover rental interruption for a period up to one year.

     Maintenance and Modifications. The Initial Lessee will be required, at its expense, to maintain the hotel in good order and repair, except for ordinary wear and tear, and to make nonstructural, foreseen and unforeseen, and ordinary and extraordinary, repairs which may be necessary and appropriate to keep the hotel in good order and repair. The Company will fund capital expenditures and the repair, replacement and refurbishment of FF&E in the hotel, when and as considered necessary by the Company as required by the Franchises, and will maintain the Capital Expenditures Fund to help provide funds to cover such expenses. See "Business and Properties -- Business Strategy -- Renovations and Development." The Company will make an annual contribution to the Capital Expenditures Fund in an amount equal to 4% of the Initial Lessee's aggregate gross revenues generated from the hotel. The Company and the Initial Lessee will agree on an annual capital budget for each Initial Hotel.

     The Initial Lessee, at its expense, may make noncapital and capital additions, modifications or improvements to the hotel, so long as doing so does not significantly alter the character or purposes of the hotel or significantly detract from its value or operating efficiencies. All such alterations, replacements and improvements will be subject to all of the terms of the Percentage Lease and will become the property of the Company on termination of the lease. The Company will own the FF&E, except in limited circumstances under which the Initial Lessee may purchase certain FF&E and the Initial Lessee will own substantially all other personal property not affixed to, or considered a part of, the real estate or improvements thereon. Any purchase of FF&E by the Initial Lessee will be made on terms negotiated between the Company and the Initial Lessee.

     For so long as the Initial Lessee maintains its interior design and purchasing operations, it will perform interior design and purchasing services for the Initial Hotels without charge to the Company.

     Insurance and Property Taxes. The Company is responsible for paying real estate and personal property taxes on the hotel and for maintaining property insurance, including casualty insurance. The Initial Lessee is required to maintain comprehensive general public liability, workers' compensation, 12-month rental interruption insurance and any other insurance customary for properties similar to the hotel or required by any relevant Franchisor, and to have the Company named as an additional insured. The Company believes that the insurance coverage carried by each Initial Hotel is adequate in scope and amount.

     Indemnification. Under each Percentage Lease, the Initial Lessee will indemnify the Company against all liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by, imposed on or asserted against the Partnership, on account of, among other things, (i) any accident or injury to person or property on or about the hotel; (ii) any negligence by the Initial Lessee or any of its agents as to the leased property;
(iii) any environmental liability resulting from conditions existing at the time of completion of the Offering or caused or resulting thereafter from any action, inaction or negligence of the Initial Lessee (see "Business and Properties -- Environmental Matters"); (iv) taxes and assessments in respect of the hotel (other than real estate taxes and income taxes of the Company on income attributable to the hotel); (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon; or (vi) any breach of the lease by the Initial Lessee. The Initial Lessee will not be required, however, to indemnify the Company against the Company's negligence or willful misconduct.

     Assignment and Subleasing. The Initial Lessee will not be permitted to sublet all or any part of the hotel or assign its interest under the lease without the prior written consent of the Partnership. The Initial Lessee may, however, enter into a management agreement with a third party for the management and operation of the hotel, with the consent of the Company, which the Company may withhold in its sole and absolute discretion. No assignment, subletting or management agreement will release the Initial Lessee from any of its obligations under the lease. The lease may not be indirectly sold by selling direct or indirect ownership or control of the Initial Lessee without causing a default under the Initial Lease.

     Damage to Initial Hotels. If damage to or destruction of any Initial Hotel renders such hotel unsuitable for the Initial Lessee's use and occupancy and is covered by insurance, the Company may elect to repair, rebuild or restore the hotel or offer to acquire it on the terms set forth in the lease. If the hotel is not rebuilt, the lease will terminate and the insurance proceeds will be retained by the Company. If damage to or destruction of the hotel does not render the hotel wholly unsuitable for the Initial Lessee's use and occupancy and is covered by insurance, the Company generally will be obligated to repair or restore the hotel. The lease will remain in full force and effect during the first 12 months of any period required for repair or restoration of the hotel, after which time rent will be equitably abated.

     Condemnation of Initial Hotels. In the event of a total condemnation of an Initial Hotel, each of the Company and the Initial Lessee will be entitled to terminate the lease as of the date of taking. The resulting condemnation award will be allocated between the Company and the Initial Lessee as set forth in the lease. In the event of a partial taking that does not render the hotel unsuitable for the Initial Lessee's use, the Company must restore the untaken portion of the hotel to a complete architectural unit, subject to an equitable abatement of the rent during the period in which the hotel is not fully useable, and the Company must provide the required funds to cover the cost of that restoration, which may include that part of the condemnation award specified for restoration.

     Events of Default. Events of Default under each Percentage Lease include, among others, the following:

     (i) the failure by the Initial Lessee to pay Minimum Rent when due and the continuation of that failure for a period of 10 days;

     (ii) the failure by the Initial Lessee to pay the Percentage Rent for any quarter within 10 days after the end of that quarter;

     (iii) the failure by the Initial Lessee to observe or perform any other term of the Lease and the continuation of that failure beyond any applicable cure period;

     (iv) an Event of Default under any other Percentage Lease;

     (v) if the Initial Lessee files a petition in bankruptcy or reorganization under any federal or state bankruptcy law or any similar federal or state law, or is adjudicated a bankrupt or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Initial Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law is filed in any court and the Initial Lessee is adjudicated a bankrupt and that adjudication is not vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of the Initial Lessee or of the whole or substantially all of the assets of the Initial Lessee is appointed in any proceeding brought by the Initial Lessee or any such receiver, trustee or liquidator is appointed in any proceeding brought against the Initial Lessee and that appointment is not vacated or set aside or stayed within 60 days after that appointment is made;

     (vi) if the Initial Lessee voluntarily discontinues operations of the hotel for more than 10 days, except as a result of damage, destruction, or condemnation;

     (vii) if the franchise agreement with respect to any Initial Hotel is terminated by the franchisor as a result of any action or failure to act by the Initial Lessee or its agents;

     (viii) any failure to comply with the Initial Lessee's covenants regarding distributions and maintenance of its net worth, as described under "Lessees -- The Initial Lessee"; or

     (ix) Robert and John Boykin and their heirs cease to own at least 51% of the Initial Lessee or otherwise fail to control the Initial Lessee.

     If an Event of Default occurs and continues beyond any curative period, the Company may terminate the Lease and any or all of the other Percentage Leases, and the Initial Lessee will be required to surrender possession of the affected hotels.

     Termination of Percentage Leases on Disposition of the Initial Hotels. If the Company enters into an agreement to transfer an Initial Hotel to a non-Affiliate, the Company may terminate that hotel's Percentage Lease by giving the Initial Lessee 30 days prior notice and paying it the fair market value of its leasehold interest in the remaining term of that Percentage Lease.

     Franchise Agreements. The Initial Lessee will be the franchisee under the franchise agreements for the Initial Hotels.

     Inventory. All working capital assets required in the operation of the Initial Hotels will be purchased by the Initial Lessee at its expense.

FRANCHISE AGREEMENTS

     Five of the nine Initial Hotels are licensed by Marriott International, Inc. Of the four remaining Initial Hotels, one is licensed by Promus Hotels, Inc. (licensor of Hampton Inns hotels), one by Choice Hotels International, Inc. (licensor of Quality Suites hotels), one by Radisson Hotels International, Inc. and one by Holiday Inns Franchising, Inc. These franchisors have consented to the transfer of the Initial Hotels to the Partnership and of the related franchise agreements to the Initial Lessee.

     The Company anticipates that the additional hotel properties in which it invests will in most cases be operated under franchise agreements. The Company believes that the public's perception of quality associated with a franchisor can be an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, including national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, and centralized reservation systems.

     The franchise agreements generally impose certain management, operational, recordkeeping, accounting, reporting, and marketing standards and procedures with which the Initial Lessee must comply. The franchise agreements will obligate the Initial Lessee to comply with the franchisors' standards and requirements with respect to, among other things, training of operational personnel, safety, maintenance of insurance, provision of ancillary services and products, display of signage, and the type, quality, and age of FF&E included in guest rooms and lobbies and other common areas. See "Risk Factors -- Hotel Industry Risks -- Franchise Risks."

     Termination. Each franchise agreement gives the Initial Lessee the right to operate the related Initial Hotel under a franchise for a period of years specified in that agreement. The Initial Lessee is responsible for making all payments under the franchise agreements to the franchisor. The expiration dates for the Initial Hotels' franchise agreements range from October 31, 1997 to September 4, 2014. The franchise agreements provide for early termination at the franchisor's option on the occurrence of certain events, including the Initial Lessee's failure to pay fees or perform its other covenants under the franchise agreement, bankruptcy, abandonment of the franchise, or assignment of the franchise without the consent of the franchisor. The Initial Lessee has the right to terminate the Berkeley Marina Marriott franchise agreement, which is scheduled to expire on October 31, 1997, at any time on or after December 31, 1996. Each of the Initial Lessee and Choice Hotels International, Inc. has the right to terminate the Melbourne Quality Suites franchise agreement, which is scheduled to expire on December 31, 2006, effective December 31, 1996 and, if the agreement is not so terminated, effective December 31, 2001.

     Sale of Hotel. The franchise agreements with Marriott contain a provision requiring the franchisee, on receiving a bona fide offer to buy or lease the related Initial Hotel, to give the franchisor the option to buy or lease (as applicable) that hotel on the same terms as are contained in that offer. The Choice Hotel franchise agreement provides that the agreement automatically terminates on transfer of the related hotel unless the franchisor expressly consents to that transfer. The Hampton Inn license agreement provides that a transferee of the related hotel must apply for a new franchise and that transfers not specifically authorized under the license agreement (for example, transfers upon the death of the licensee or an equity owner of the licensee) are void and are also a breach of the license agreement. The Holiday Inn license agreement provides that a transferee of the hotel must apply for a new license unless the franchisor has given its prior written consent to the transfer of the hotel.

     Noncompetition. The franchise agreements for the five Marriott hotels included in the Initial Hotels prohibit the franchisee from being connected or associated in any manner with any hotel, motel or inn business within a 5 mile radius around the franchised hotel. These restrictions can be waived by Marriott, whose waiver may not be unreasonably withheld. The Company has obtained a waiver of these restrictions in regard to the Offering. If a franchise agreement is terminated because of a default by the Initial Lessee, the Initial Lessee may not, for 24 months after termination, operate any motel, hotel or inn business (other than those in which it is then engaged) that is in the 5 mile radius trade area.

     There are no restrictions on the Company's ownership of other hotels in the Hampton or Holiday Inn license agreements, or in the Radisson or Choice Hotel franchise agreements.

     Fees. Under the franchise agreements, the Initial Lessee will pay franchise fees ranging from 3% to 6% of gross room sales and advertising or marketing and reservation fees ranging from .8% to 4% of gross room sales.

     HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS HOTELS, INC. PROMUS HOTELS, INC., HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS HOTELS, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

     NEITHER HOLIDAY INNS, INC., HOLIDAY INNS FRANCHISING, INC., NOR ANY PARENT, SUBSIDIARY, DIVISION OR AFFILIATE OF EITHER HAS ENDORSED OR APPROVED THE OFFERING OR THIS PROSPECTUS. THE GRANT OF A HOLIDAY INN(R) LICENSE AGREEMENT BY HOLIDAY INNS FRANCHISING, INC. WITH RESPECT TO ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS, INC. OR HOLIDAY INNS FRANCHISING, INC. (OR ANY SUCH PARENT, SUBSIDIARY, DIVISION OR AFFILIATE) OF THE COMPANY OR THE SALE OF THE COMMON SHARES TO PROSPECTIVE INVESTORS AS DESCRIBED IN THIS PROSPECTUS.

     MARRIOTT(R) HOTEL IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC. ("MARRIOTT"). MARRIOTT HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A MARRIOTT HOTEL FRANCHISE FOR ANY OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT (OR ANY OF ITS SUBSIDIARIES, AFFILIATES OR DIVISIONS) OF THE COMPANY, THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

     QUALITY SUITES INN(R) IS A REGISTERED TRADEMARK OF CHOICE HOTELS INTERNATIONAL, INC. CHOICE HOTELS INTERNATIONAL, INC. HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A QUALITY SUITES INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY CHOICE HOTELS INTERNATIONAL, INC. (OR ANY OR ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

     RADISSON INN(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC. RADISSON HOTELS INTERNATIONAL, INC. HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A RADISSON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

EXCLUDED PROPERTIES

     The Boykin Group will maintain separately its interest in the Connecticut joint venture described under "Certain Transactions." In addition, William, Robert and John Boykin will participate with an unrelated party in the development of a parcel, other than for hotel use, that is located near the Buffalo Marriott Hotel and that is not owned by the Boykin Group. One parcel of undeveloped real estate owned by William Boykin will also not be transferred to the Partnership.

OTHER ACTIVITIES

     At the time of the Formation Transactions, subsidiaries of the Initial Lessee will acquire and continue the third-party hotel management, interior design and purchasing services business of Boykin Management. John E. Boykin will serve as the initial Secretary of the subsidiaries. The subsidiaries initially will manage 12 hotels, none of which is owned by the Company, Boykin Management or any other Boykin Group Affiliate. Three of these hotels are Hampton Inns in the Chicago, Illinois area, containing an aggregate of 366 rooms. These hotels are owned by an insurance company and have been managed by Boykin Management since December 1995. Another of these hotels is the 400-room Hanalei Best Western Hotel, in San Diego, California. The Boykin Group has managed this property, which is owned by another insurance company, since 1992. The remaining eight managed hotels, which Boykin Management has managed since February 1996 on behalf of an institutional investor, contain an aggregate of 1,154 rooms and are located in Santa Barbara County and Ventura County, California.

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

EMPLOYEES

     The Company will have five employees. These employees will perform, directly or through the Partnership, various acquisition, development, redevelopment and management functions. Approximately 75% of the Initial Lessee's employees will be engaged in managing the operations of the Initial Hotels. Approximately 25 of the Initial Lessee's employees will also have responsibilities relating to the design, purchasing and management services to be rendered to third parties, as described above. The Initial Lessee will continue the Boykin Group's ongoing recruiting efforts to attract the highest quality talent at all levels of sales management.

     None of the persons who will be employees of the Company or the Initial Lessee are represented by a union. The Company believes that its and the Initial Lessee's relations with their respective employees are excellent.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances, and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance at another property or transports a hazardous substance for disposal or treatment at another property may be liable for the costs of removal or remediation of hazardous substances at that property, regardless whether that person owns or operates that property. The costs of any such remediation or removal may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the property owner's ability to sell or lease the property or to borrow using it as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Other federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. These conditions and activities include, for example, the presence of lead in drinking water, the presence of lead-containing paint in occupied structures, and the ownership or operation of underground storage tanks. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. The Company, the Partnership or the Initial Lessee, as the case may be, may be potentially liable for such costs or claims in connection with the ownership and operation of the Initial Hotels. See "Risk Factors -- Potential Environmental Liability".

     Phase I environmental site assessments or assessment updates have been completed within the last 24 months for each Initial Hotel, and a Phase II assessment was conducted for one Initial Hotel in April 1996. These assessments were intended to identify potential sources of contamination for which the Initial Hotels may be responsible. The Phase I assessments included historical reviews of the Initial Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties (without invasive sampling or testing), screening for the presence of asbestos, PCBs and underground storage tanks, and the preparation and issuance of a written report. Certain of the Phase I assessments tested for the presence of radon, lead-based paint, or lead in drinking water. The Phase II assessment involved subsurface sampling.

     The Phase I and Phase II assessments did not reveal any environmental contamination or condition that the Company believes would have a material adverse effect on the Company's business, assets or results of operations. Furthermore, the Company is not aware of any such contamination or condition. Nevertheless, it is possible that there exists material environmental contamination of which the Company is unaware.

     No assurance can be given that (i) the assessments described above revealed all potential environmental liabilities; (ii) future or amended laws, ordinances or regulations, or more stringent interpretations or enforcement policies of existing environmental requirements, will not impose any material environmental liability; or (iii) the environmental condition of the Initial Hotels has not been and will not be affected by changes in the condition of properties in the vicinity of the Initial Hotels or by the acts of third parties unrelated to the Company, Partnership or the Initial Lessee.

     The Company believes that the Initial Hotels are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances and other environmental matters, the violation of which could have a material adverse effect on the Company or the Partnership. Neither the Company nor, to the knowledge of the Company, any other entity with an interest in any of the Initial Hotels, has been notified by any governmental authority, or is otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of its present or former properties.

     Certain Boykin Group Affiliates, including Robert and John Boykin, have agreed to indemnify and hold harmless the Company from and against any liability arising as a result of any environmental condition relating to the Initial Hotels at the time of consummation of the Offering.

COMPETITION

     Each of the Initial Hotels is located in a developed area that includes other hotel properties. See "Business and Properties--The Initial Hotels" for a more detailed description of each Initial Hotel's competitive position in its market. The occupancy, ADR and REVPAR of any Initial Hotel or any hotel property acquired in the future could be materially and adversely affected by the number of competitive hotel properties in its market area.

     The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

TAX DEPRECIATION

     The Partnership will acquire all of the equity interests in the Initial Hotels in exchange for cash and equity interests in the Partnership. The Partnership's initial basis for federal income tax purposes in the hotels in which the Partnership acquires equity interests will be a carryover of the basis of the sellers in the hotels on the date of the acquisitions, increased by any gain recognized on the transfers to the Partnership. The Partnership plans to use the Alternative Depreciation System ("ADS") for the buildings and improvements constituting the Initial Hotels. Under ADS, the Partnership generally will depreciate those buildings and improvements (even those acquired with a carryover basis) over a new 40-year recovery period using a straight-line method and a mid-month convention. The depreciation deductions generally will be specially allocated to the Company under Code Section 704(c).

THE INTERCOMPANY CONVERTIBLE NOTE

     The Company will lend approximately $40 million of the net proceeds of the Offering to the Partnership for uses specified under "Use of Proceeds." The loan will be evidenced by the Intercompany Convertible Note, which will mature on the fifth anniversary of the closing of the Offering. Interest will accrue at a rate equal to 8.5% per annum, increasing to 8.75% per annum on the third anniversary of the completion of the Offering, and will be payable quarterly. The Intercompany Convertible Note may be prepaid in full, but not in part, at any time. The Company will have the right to convert the Intercompany Convertible Note after the second anniversary of the completion of the Offering, and prior to maturity and in advance of any proposed prepayment by the Partnership, into additional equity interests in the Partnership at face value based on the initial offering price of the Common Shares (and assuming that the value of one Partnership Unit equals the value of one Common Share). On conversion of the Intercompany Convertible Note, the Company would receive an additional equity interest in the Partnership of 3.8%, which will reduce the equity interest in the Partnership of the other holders of Units to 15.9%, assuming no other Common Shares or Units were issued prior to that conversion. The Intercompany Convertible Note will be secured by a mortgage on certain of the Initial Hotels and will be subordinated in right of payment to all other indebtedness of the Partnership. The Intercompany Convertible Note will be guaranteed by certain Boykin Group Affiliates and by certain Other Partners of the Contributed Partnerships. Although the yield on the Intercompany Convertible Note will initially exceed the yield on the equity in the Partnership, the Company has not relied on the incremental cash flow in setting its initial dividend rate.

LEGAL PROCEEDINGS

     Neither the Company, the Initial Lessee nor the Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company, the Initial Lessee or the Partnership. Robert and John Boykin and the other Boykin Group Affiliates holding ownership interests in the Initial Hotels have represented to the Partnership that there is no material litigation threatened against or affecting the Initial Hotels, or threatened against or affecting any Boykin Group Affiliate, in a manner that would have a material adverse effect on the Initial Lessee.

                      POLICIES AND OBJECTIVES WITH RESPECT
                             TO CERTAIN ACTIVITIES

     The following supplements the discussion of the Company's internal growth, acquisition, development and financing strategies set forth in "The
Company -- Business Objectives and Strategies." The Company's policies with respect to those activities and the matters discussed below have been established by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company, except that changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

INVESTMENT POLICIES

     Investments in Real Estate. The Company may acquire equity interests in hotel properties other than the Initial Hotels through the Partnership or other entities controlled by the Partnership, or through joint ventures or other types of co-ownership. These investments may be subject to existing mortgage financing and other indebtedness that may have priority over the equity interest of the Company.

     The Company's current policy is to not invest in any one property more than 25% of its total assets at the time of the investment.

     Investments in Real Estate Mortgages. While the Company will emphasize equity real estate investments, it may invest in mortgage and other real estate interests, including securities of other REITs, and in nonperforming mortgages with the goal of acquiring the underlying property. The Company may invest in participating or convertible mortgages (which are similar to equity participation) if it may benefit from the cash flow or any appreciation in the value of the subject property. The Company does not currently intend to invest in mortgages or securities of other REITs.

FINANCING

     While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to maintain a debt-to-total market capitalization ratio (measures at the time the debt is incurred) of not more than 45%. The Company may from time to time re-evaluate its debt capitalization policy in light of economic conditions, relative costs of debt and equity capital, market valued of its properties acquisitions, development and expansion opportunities and other factors. Any indebtedness may be incurred through the Partnership or the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, the proceeds of which would be loaned or contributed to the Partnership. Indebtedness incurred by the Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, further borrowings from the Company, or financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Partnership. This indebtedness may be recourse to all or any part of the property of the Company or the Partnership, or may be limited to the specific property to which the indebtedness relates. The proceeds from any borrowings by the Company or the Partnership may be used for the payment of distributions or dividends, for working capital, or to refinance existing indebtedness or to finance acquisitions or expansions of properties. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

     If the Board of Directors determines to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional Common Shares or Preferred Shares or other capital shares of the Company in any manner (and generally on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such offering might cause a dilution of the existing shareholders' investment in the Company.

     The Company has obtained a commitment for the Credit Facility. See "The Company -- Business Objectives and Strategies -- Financing Strategy" for a description of the terms of the Credit Facility.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     The Company has authority to offer capital shares or other securities and to repurchase or otherwise reacquire its shares or any other securities, and may engage in such activities in the future. As described under "Shares Available for Future Sale," the Company may issue Common Shares to holders of Units in connection with exercise of the Exchange Rights. The Company has not issued Common Shares or any other securities to date, except in connection with the formation of the Company. The Company has no outstanding loans to other entities or persons, including its officers and directors, except for the loan to the Partnership evidenced by the Intercompany Convertible Note, and except as described above under " -- Investment Policies," does not currently intend to make loans to other entities. The Company has not engaged, and does not currently intend to engage, in trading, underwriting or agency distribution or sale of securities of other issuers, and has not invested, and does not currently intend to invest, in the securities of other issuers (other than the Partnership) for the purpose of exercising control. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940.

     The Company intends to make investments at all times in a manner consistent with the requirements of the Code in order for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code, in Treasury Regulations or in the interpretations of either, the Company's Board of Directors determines that it is no longer in the best interests of the Company and its shareholders to qualify as a REIT.

CONFLICT OF INTEREST POLICY

     Neither the Company's governing instruments nor Company policy prohibit any Company director, officer, security holder or Affiliate from having a pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or in which it has an interest.

     The Company's Articles of Incorporation require that a majority of the Company's Board of Directors consist of persons who are not officers or other employees of the Company, Affiliates of the Boykin Group, or persons (or members of firms) who directly or indirectly receive substantial fee income from the Company ("Independent Directors"). Determinations to be made on behalf of the Company with respect to relationships or opportunities that represent a conflict of interest for any Company officer or director as such will be subject to the approval of the Independent Directors. See "Risk Factors -- Conflicts of Interest." In addition, Robert and John Boykin and the other Affiliates of the Boykin Group have agreed that they will conduct all of their hotel ownership, development and acquisition activities through the Company, except as described under " -- Excluded Properties." The Company and the Initial Lessee have agreed on certain additional measures that are designed to minimize conflicts of interest between the Initial Lessee and its owners, on one hand, and the Company and its shareholders, on the other. See "Lessees -- The Initial Lessee."

     The Partnership's partnership agreement requires the Company to resolve in favor of the Company's shareholders any conflict of interest between those shareholders, on one hand, and the limited partners of the Partnership, on the other hand, if the conflict cannot be resolved in a manner not adverse to the interests of either group. The partnership agreement also exonerates the Company from monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with any such resolution, so long as the Company has acted in good faith.

                                 THE FORMATION

     Formation Transactions. The principal transactions in connection with the formation of the Company as a REIT and the acquisition of the Initial Hotels by the Partnership are as follows:

     - The Company was formed as an Ohio corporation in February 1996 and issued an aggregate of one Common Share to Raymond P. Heitland.

     - The Company will sell 7,875,000 Common Shares in the Offering.

     - The Company will contribute approximately $119.0 million of the net proceeds from the Offering to the Partnership in exchange for an approximately 80.3% equity interest in the Partnership. The Company will be the sole general partner of the Partnership. The Company will also lend to the Partnership approximately $40 million of the net proceeds from the Offering in exchange for an interest-bearing note convertible by the Company into equity interests of the Partnership (the "Intercompany Convertible Note"). See "Business and Properties -- The Intercompany Convertible Note."

     - Entities owned by Robert and John Boykin will form the Initial Lessee as its sole members, and the Initial Lessee will acquire the Boykin Group hotel operation and management business of Boykin Management. Subsidiaries of the Initial Lessee will continue the third-party hotel management, interior design and purchasing services businesses of Boykin Management following the Offering. See "The Company -- Lessees -- The Initial Lessee."

     - The Boykin Group Affiliates will (i) cause the Contributed Partnerships to convey certain working capital assets and liabilities to the Initial Lessee; and (ii) together with the Other Partners and certain Boykin Associates, indemnify the Partnership against liabilities of the Contributed Partnerships other than the mortgage indebtedness to be discharged by the Partnership as described herein.

     - Each Initial Hotel is owned by a Contributed Partnership that comprises other entities and individuals. Through the Contributed Partnerships, Boykin Group Affiliates hold interests in all nine of the Initial Hotels, Boykin Associates hold interests in two of the Initial Hotels, and Other Partners hold interests in five of the Initial Hotels. The Partnership will acquire a 100% ownership interest in all of the Initial Hotels for an aggregate of approximately 1.49 million Units (valued at approximately $32.8 million), approximately $6.9 million in cash, and the repayment of approximately $7.9 million of existing indebtedness on the Initial Hotels, as follows:

        -- The Partnership will acquire interests in all nine of the Initial
           Hotels from Boykin Group Affiliates in exchange for approximately
           1.34 million Units (valued at approximately $29.5 million), and repayment of a $3 million loan made by Boykin Management for the benefit of one of the Initial Hotels (approximately $1.5 million of which the Initial Lessee, as Boykin Management's successor, will in turn repay to a third-party lender, and the balance of which will be used to pay income taxes payable as a result of the Formation Transactions or for working capital of the Initial Lessee).

        -- The Partnership will acquire interests in two of the Initial Hotels from Boykin Associates in exchange for approximately 20,600 Units (valued at approximately $454,000), and $822,000 in cash;

        -- The Partnership will acquire interests in five of the Initial Hotels from the Other Partners in exchange for approximately 127,400 Units (valued at approximately $2.8 million) and $6.1 million in cash; and

        -- The Partnership will repay a loan of approximately $4.8 million made by the Other Partners to one of the Initial Hotels.

     - The recipients of Units will have rights (generally not exercisable until the third anniversary of the closing of the Offering in the case of Boykin Group Affiliates and Boykin Associates) to exchange their Units for cash (the "Exchange Rights"), subject to the Company's right to issue Common Shares for those Units on a one-for-one basis. The Unit recipients will enter into a Registration Rights Agreement with the Company under which any Common Shares so issued may be registered in certain public offerings made by the Company after the transfer restrictions on those Common Shares lapse. Exchange Rights may be exercised before the specified anniversary of the closing of the Offering to the extent necessary to enable the estate of any Unit holder to satisfy estate tax liabilities, subject to the prior approval of the Company's Board of Directors for any exercise that would cause the number of Units exchanged in any 12-month period to exceed five percent of the Units outstanding at the beginning of that period.

     - The Partnership will use approximately $137.7 million of the funds contributed to it to repay third-party mortgage indebtedness encumbering the Initial Hotels, approximately $3.5 million of those funds as the initial contribution to the Capital Expenditures Fund, and approximately $3.0 million of those funds for formation costs, working capital and other general partnership purposes.

     - The Partnership will lease each Initial Hotel to the Initial Lessee pursuant to a Percentage Lease.

     - The Initial Lessee will assume the liquor licenses, franchise agreements, other licenses and permits and certain working capital liabilities of the Initial Hotels.

     - Robert W. Boykin will become the Chief Executive Officer of the Company and will enter into the employment agreement and be granted the stock options described under "Management -- Employment Agreements" and "Management -- Executive Compensation."

     The Formation Transactions benefits to the Boykin Group Affiliates, the Boykin Associates and the Other Partners, in addition to those described above, include: (i) increased cash distributions to recipients of Units from the operations of the Initial Hotels, because of the prepayment of mortgage debt;
(ii) elimination of approximately $5.3 million of mortgage debt guaranties;
(iii) the ability to exchange Units received in the Formation Transactions (as described above) for cash, or at the Company's election, Common Shares with registration rights, which will be more liquid than their interests in the Initial Hotels; (iv) deferral of income tax by contributing their interests in the Contributed Partnerships; (v) repayment from the proceeds of the Offering of $3.0 million of loans made by Boykin Management to one of the Initial Hotels;
(vi) realization of an immediate accretion in the net tangible book value of their investment in the Partnership of $51.64 per Unit; and (vii) receipt by Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop of options to purchase 250,000, 75,000 and 75,000 Common Shares, respectively, under the Company's Long Term Incentive Plan. In addition, Robert and John Boykin will indirectly own all of the interests in the Initial Lessee, which will be entitled to all profits and cash flow from the Initial Hotels after payment of rent under the Percentage Leases and other operating expenses.

     Advantages and Disadvantages of the Formation. Management of the Company believes the Formation will have various beneficial effects on the operation of the Initial Hotels, including the following:

     - elimination of a substantial portion of the debt service burden on the Initial Hotels, resulting in a greater amount of Funds From Operations than would be available to the Company's shareholders if that debt service were not eliminated; and

     - increased financing capabilities, including the ability to issue additional equity or debt securities and to fund the Company's future investments in hotel properties.

     The Formation may have certain disadvantages for purchasers of Common Shares in the Offering, including the following:

     - the value at which the Initial Hotels were contributed to the Company and the terms of certain of the Formation Transactions were not established through arm's-length negotiations and, accordingly, may not reflect fair market values or terms (see "Certain Transactions");

     - purchasers of the Common Shares will experience immediate dilution of $9.10 per share in the net tangible book value of the Common Shares; and

     - Robert and John Boykin, who will have conflicts of interest with respect to the Formation and operation of the Initial Hotels, will continue to have significant influence over the affairs of the Company, the Partnership and the operation of the Initial Hotels, as directors and officers of the Company and of the Initial Lessee. See "Risk Factors--Conflicts of Interest."

SECURITIES LAW MATTERS

     The offer and sale of the Units in connection with the Formation have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering."

                                   MANAGEMENT

COMPANY DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company currently consists of two members, each of whom is a Boykin Group Affiliate. The Company intends to expand the Board of Directors, on or prior to completion of the Offering, to seven persons, including four Independent Directors. Directors will be elected at each annual meeting of shareholders and will serve until their successors are elected and qualified.

     Executive officers of the Company are elected and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

     The following table sets forth certain information concerning the individuals who will be directors and officers of the Company on the completion of the Offering.

             NAME               AGE                            POSITION
- ------------------------------  ---     ------------------------------------------------------
Robert W. Boykin                46      Director; Chairman of the Board, President and
                                        Chief Executive Officer
Raymond P. Heitland             60      Director; Chief Financial Officer
Mark L. Bishop                  37      Senior Vice President--Acquisitions and
                                        Development
Ivan J. Winfield                62      Proposed Director
Lee C. Howley, Jr.              49      Proposed Director
Frank E. Mosier                 66      Proposed Director
William N. Hulett III           52      Proposed Director
Albert T. Adams                 45      Proposed Director

     The following is a biographical summary of the business experience of the current and proposed directors and executive officers of the Company.

     Robert W. Boykin is the President and Chief Executive Officer of the Company. He has served as the President and Chief Executive officer of Boykin Management since 1985. He served as Boykin Management's Executive Vice-President from 1981 to 1985.

     Raymond P. Heitland is the Chief Financial Officer of the Company. He has served as the Chief Financial Officer of Boykin Management since 1970.

     Mark L. Bishop is Senior Vice President--Acquisitions and Development of the Company. He has served as Senior Vice President--Acquisitions of Boykin Management since April 1994. From December 1986 until April 1994 Mr. Bishop was employed by Grubb-Ellis, serving as National Chairman of the Hospitality Properties Division beginning in February 1988, and as Vice President/Senior Marketing Consultant beginning in February 1991.

     Ivan Winfield is currently Associate Professor and Chairholder of the Herzog Chair in Free Enterprise at Baldwin Wallace College, in Berea, Ohio. Mr. Winfield retired in 1994 from Coopers & Lybrand, L.L.P. From 1978 to 1990 he was managing partner of the firm's Oklahoma practice and from 1990 to 1994 he was managing partner of the firm's Northeast Ohio practice. Mr. Winfield is a Trustee of The Fairport Funds and is Chairman of its audit committee. Mr. Winfield is also a Director of HMI Industries, Inc. and is Chairman of its Finance Committee.

     Lee C. Howley, Jr. has been the sole owner and president of Howley & Company, a real estate brokerage and development company, since 1981, and has been the sole owner and Chairman of Coast Management Company, a cleaning and real estate management company, since 1987. Since January 1992 Mr. Howley has served as the Chairman of the Convention and Visitors Bureau of Greater Cleveland. Mr. Howley serves on the Board of Directors of LESCO, Inc., a publicly held manufacturer and supplier of lawn care products.

     Frank E. Mosier is a director of Centerior Energy Corporation and Associated Estates Realty Corporation. Mr. Mosier was Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from 1991 to 1993. Mr. Mosier was Vice Chairman of BP America Inc. from 1988 until his retirement in 1991 and president and Chief Operating Officer of BP America Inc. from 1986 to 1988.

     William N. Hulett III is the Co-Chairman and Chief Executive Officer of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. From 1981 to 1993, Mr. Hulett was the President of Stouffer Hotel Company, the owner of a national hotel chain. Prior to that time, Mr. Hulett served as Vice President of Operations for Westin Hotels, based in Seattle, Washington. In December 1991, he completed a third consecutive term as Chairman of the Convention and Visitors Bureau of Greater Cleveland. He is a member of the Board of Trustees of the New Cleveland Campaign, a director of the Greater Cleveland Growth Association and a member of the 1992 U.S. Savings Bonds Volunteer Committee appointed by the Secretary of the Treasury. Mr. Hulett was named Business Executive of the year for 1995 by the Sales and Marketing Executive Association. Mr. Hulett is a Director of Developers Diversified Realty Corporation.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler in Cleveland, Ohio since 1984, and has been affiliated with the firm since 1977. Baker & Hostetler provides legal services to the Boykin Group and various Boykin Group Affiliates. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Western Reserve Historical Society and is a Vice President of the Harvard Business School Club of Northeastern Ohio. Mr. Adams is a director of Developers Diversified Realty Corporation and Associated Estates Realty Corporation.

AUDIT COMMITTEE

     The Audit Committee will consist of three Independent Directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and nonaudit fees, review the independent public accountants' letter of comments and management's responses, review the adequacy of the Company's internal accounting controls, and review major accounting or reporting changes contemplated or made.

COMPENSATION COMMITTEE

     The Compensation Committee will consist of three Independent Directors, will determine compensation for senior management, advise the Board of Directors on the adoption and administration of employee benefit and compensation plans, and administer the Company's Long-Term Incentive Plan.

EXECUTIVE COMPENSATION

     The Company was incorporated in Ohio on February 8, 1996, and did not pay any compensation to its officers or directors prior to the Offering. The following table sets forth the annual base compensation expected to be paid for the year ending December 31, 1996, to the Chief Executive Officer and to each of the other executive officers of the Company whose annual salary will exceed $100,000.

                           SUMMARY COMPENSATION TABLE

        NAME                            PRINCIPAL POSITION                      SALARY
- --------------------    ---------------------------------------------------    --------
Robert W. Boykin        Chairman, President and Chief Executive Officer        $250,000
Raymond P. Heitland     Chief Financial Officer and Treasurer                  $150,000
Mark L. Bishop          Senior Vice President--Acquisitions and Development    $140,000

EMPLOYMENT CONTRACTS

     Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop have entered into employment contracts with the Company. Mr. Boykin's agreement provides for an initial three year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving two years' prior written notice. The agreements for Messrs. Heitland and Bishop provide for an initial one year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice.

     Mr. Boykin will also be entitled to a bonus of from 10% to 90% of his annual base salary, and Messrs. Heitland and Bishop will be entitled to bonuses of from 5% to 45% of their annual base salaries, if Funds From Operations per Common Share for any year exceed, by 5% to 20% or more, the Funds From Operations per Common Share for the immediately preceding year. For purposes of the bonuses payable for 1996, the Compensation Committee of the Board will calculate appropriate prorated amounts.

     Each agreement provides that the employee will not compete with the Company in the ownership, acquisition or development of hotels during his employment or at any time during a period of up to two years immediately following the termination of his employment. Further, each agreement provides that upon (i) the termination of the employee's employment by the Company other than for "cause" (as defined in the employment contracts) or by the employee for certain actions of the Company, such as effecting a material adverse change in the employee's duties and responsibilities, or (ii) a "change in control" of the Company (as defined in the employment contracts), the employee will be entitled to all of the compensation and benefits payable to him under the employment contract for the remainder of the stated term of the employment contract.

REGISTRATION RIGHTS

     The Company has entered into a Registration Rights Agreement with certain Boykin Group Affiliates and other partners of the Contributed Partnerships pursuant to which the Company has granted those individuals and entities certain rights, on exchange of their Units for Common Shares, to register Common Shares in public offerings initiated by the Company after the transfer restrictions on the Units and Common Shares held by those individuals and entities lapse.

COMPENSATION OF DIRECTORS

     The Company intends to pay its Independent Directors an annual fee of $16,000 and a fee of $1,000 for each directors' meeting and each committee meeting attended. Each director may elect to receive their compensation in the form of grants of Common Shares. No other directors will receive directors' fees. Upon completion of the Offering, each Independent Director will receive an option for 5,000 Common Shares exercisable at the initial public offering price of the Common Shares, which option will vest fully within the first two years of issuance and will have a term of ten years.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The purpose of the Company's Directors' Deferred Compensation Plan (the "Deferred Plan") is to assist it in attracting and retaining persons of competence and stature to serve as outside directors by giving them the option to defer receipt of the fees payable to them by the Company for their services as directors. The Deferred Plan is (i) applicable to all director's fees payable with respect to periods commencing with the Company's fiscal quarter that begins October 1, 1996; (ii) limited to those Company directors who receive fees for services as a director and are not employed by the Company; and (iii) administered by Company officers or directors, appointed by the Board of Directors, who are not eligible to participate in the Deferred Plan.

LONG-TERM INCENTIVE PLAN

     The purpose of the Company's Long-Term Incentive Plan (the "Plan") is to promote the long-term growth and profitability of the Company by enabling it to attract, retain and reward key employees of the

Company and its affiliates and to strengthen the mutuality of interest between such key employees and the Company's shareholders. Grants of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights, share appreciation rights in tandem with options ("SARs"), other share-based awards, or any combination thereof, may be made under the Plan. Eligible employees of the Company may participate in the Plan. The Compensation Committee will administer the Plan, and the members of the Compensation Committee are not eligible to participate in the Plan. The Company has reserved 1,000,000 Common Shares for issuance under the Plan. No Participant in the Plan may be granted stock options or other share awards in any calendar year for more than 300,000 shares. Upon the Closing, Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop will be granted options to purchase 250,000, 75,000 and 75,000 shares, respectively, under the Plan. The share limitations, shares reserved and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a share dividend, split or other change in the corporate structure of the Company affecting the shares.

     Share Options and Tandem SARs. The exercise price of share options granted under the Plan may not be less than 100% of the fair market value (as defined in the Plan) of the shares on the date the option is granted. The Compensation Committee may grant tandem SARs to any person granted an option under the Plan. Each tandem SAR will represent the right to receive, in cash or shares as the Compensation Committee determines, a distribution in an amount equal to the excess of the fair market value of the option shares (to which the SAR corresponds) on the date of exercise over the exercise price for those shares. Each tandem SAR expires at the same time as its corresponding option. The exercise of an option will result in an immediate forfeiture of its corresponding SAR, and the exercise of an SAR will cause an immediate forfeiture of its corresponding option. The Plan provides that all options and tandem SARs will vest on a change in control (as defined in the Plan) of the Company.

     Share Awards. The Compensation Committee may award Common Shares under the Long-Term Incentive Plan and may place restrictions on the transfer or defer the date of receipt of those shares. Each award will specify any applicable restrictions or deferral date, the duration of those restrictions, and the time at which the restrictions lapse. Participants will be required to deposit shares with the Company during the period of any restrictions. The Compensation Committee may also grant share purchase rights for which the purchase price may not be less than 100% of the fair market value (as defined in the Plan) on the date of grant.

     Other Share-Based Awards. The Compensation Committee may grant other awards of shares and other awards that are valued or otherwise based on the Company's Common Shares.

     Miscellaneous. The Plan provides for vesting, exercise or forfeiture of rights granted under the Plan on retirement, death, disability, termination of employment or a change of control. The Board of Directors may modify, suspend or terminate the Plan as long as it does not impair the rights thereunder of any participant. Under applicable law, the holders of Common Shares must approve any increase in the maximum number of shares reserved for issuance under the Plan, any change in the classes of employees eligible to participate in the Plan and any material increase in the benefits accruing to participants.

INITIAL LESSEE DIRECTORS AND OFFICERS

             NAME               AGE                            POSITION
- ------------------------------  ---     ------------------------------------------------------
Ronald A. Cook                  44      Director; President
Paul A. O'Neil                  38      Director; Chief Financial Officer and Treasurer
John E. Boykin                  51      Director; Secretary
Thomas J. O'Leary               53      Director; Vice President--Operations
Joseph P. Berardi               47      Vice President--Architecture and Construction
Robert W. Boykin                46      Director

     The following is a biographical summary of the business experience of the current and proposed directors and executive officers of the Initial Lessee.

     Ronald A. Cook has served as Executive Vice President of Boykin Management since December 1995. From March 1995 to December 1995, Mr. Cook was Executive Vice President of Ruffin Hotel Management Company. Mr. Cook was President of Hotel Management Group, Inc. from May 1986 to February 1995.

     Paul A. O'Neil has served as Senior Vice President of Boykin Management since October 1994. Mr. O'Neil was with Arthur Andersen from 1979 to October 1994, and managed the Real Estate Services Group in Arthur Andersen's Cleveland, Ohio office from July 1990 to October 1994.

     John E. Boykin, the brother of Robert W. Boykin, has served as Senior Vice President--Food and Beverage Operations of Boykin Management since 1979. In 1981 he formed Purchasing Concepts, Inc., which manages the food and beverage procurement activities for Boykin Management's hotels and for over 50 independent hotels, clubs and restaurants. Mr. Boykin has served as President of Purchasing Concepts, Inc. since its inception.

     Thomas J. O'Leary has served as Senior Vice-President, Hotel Operations of Boykin Management since February 1990. He was VicePresident of Operations for Mariner Hotel Corporation from 1988 to February 1990.

     Joseph P. Berardi has served as Senior Vice President, Architecture and Construction of Boykin Management since 1981.

     The Initial Lessee intends to develop incentive compensation plans for its hotel-level and corporate-level senior executives which tie such compensation in part to the performance of the Company and in part to the performance of the Initial Hotels. Such plans may include awards of Company shares, options and other similar incentives.

                              CERTAIN TRANSACTIONS

     In connection with the formation of the Company in February 1996, Raymond
P. Heitland acquired one Common Share for a price of $100.

     In connection with the Formation Transactions, all of the equity interests in the Contributed Partnerships (which own the Initial Hotels) will be transferred to the Partnership in exchange for an aggregate of 1,490,000 Units and $6.9 million in cash. William, Robert and John Boykin will receive, either directly or indirectly through entities that they own and control, approximately 136,400, 653,600, and 552,000 Units, respectively, for their ownership interests in the Contributed Partnerships. These Units in the aggregate will represent approximately 14.3% of the equity interest in the Partnership. The Contributed Partnership that owned the Lake Norman Initial Hotels acquired those properties in February 1996. The aggregate purchase price for the properties was approximately $10 million. Prior to the Formation Transactions, Robert and John, together, held a 46% interest and two of the Other Partners, together, held a 54% interest, in that Contributed Partnership. The aggregate value of the Units distributed and mortgage indebtedness paid by the Partnership in the Formation Transactions with respect to the Lake Norman Hotels will be approximately $13.9 million.

     The Initial Lessee, which is indirectly owned by Robert and John Boykin, will enter into the Percentage Leases with the Partnership and will be obligated to pay rent thereunder. The Initial Lessee will acquire certain assets and assume certain liabilities of the Initial Hotels, including the Franchise Agreements of the Initial Hotels. See "Lessees -- The Initial Lessee" and "The Formation."

     The Partnership will use approximately $7.9 million of the net proceeds of the Offering to repay loans made to the Contributed Partnerships by certain partners of the Contributed Partnerships (the "Partner Loans"). Approximately $3 million of the Partner Loans is payable to Boykin Management. The Initial Lessee, as the successor to Boykin Management, will use those funds to retire third party bank indebtedness incurred by it and to pay income taxes or meet working capital needs.

     Approximately $5.3 million of the mortgage indebtedness to be paid by the Partnership from the net proceeds of the Offering is guaranteed by Boykin Group Affiliates, including William, Robert and John Boykin.

     The Company has entered into employment agreements with Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop. The agreement for Robert W. Boykin provides for an initial three year term and the agreements for Mr. Heitland and Mr. Bishop provide for an initial term of one year. See "Management--Employment Contracts."

     The Initial Lessee manages the Initial Hotels under the Percentage Leases. See "Business and Properties -- Percentage Leases."

     The Initial Hotels paid a Boykin Group Affiliate $148,000 and $143,000 for purchasing and design services rendered for the years ended December 31, 1994 and 1995, respectively. The Initial Hotels purchased hotel furnishings through a Boykin Group Affiliate in the amounts of $1.8 million and $2.5 million for the year ended December 31, 1994 and the year ended December 31, 1995, respectively. These Boykin Group Affiliates will become subsidiaries of the Initial Lessee at the time of the Offering, and these subsidiaries will perform such purchasing and design services for the Initial Hotels without charge to the Company. See "Business and Properties -- The Percentage Leases."

     The Contributed Partnerships were indebted to Boykin Management and certain other Boykin Group Affiliates in the aggregate amounts of $4.0 million and $3.7 million at December 31, 1995 and March 31, 1996, respectively, for management fees, design fees, certain loan guarantee fees and loans payable, and certain other amounts including reimbursable expenses.

     Connecticut Property. The Boykin Group entered into discussions with a private investor in September 1995 regarding a possible joint venture to acquire and redevelop a 308-room full-service hotel in Connecticut. While the Company does not believe that the venture, which is subject to continuing discussions, is suitable for the Company as a hotel REIT, the Boykin Group has agreed that it will present to the Company any opportunity to participate in the venture that the Boykin Group is able to obtain for the Company. There can be no assurance that any such opportunity will be obtained or would be suitable for the Company.

     Buffalo Property. William, Robert and John Boykin hold interests in a joint venture formed to purchase, other than for hotel purposes, a six-acre parcel in the immediate vicinity of the Buffalo Marriott Hotel. The Company and the joint venture have entered into an agreement that provides for certain cross-easements between the properties and provides that the land will contain specific deed restrictions to prevent the development of any hotel thereon.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of Common Shares and Units by each director and proposed director of the Company, by each named executive officer of the Company, by all directors, officers and proposed directors and officers of the Company as a group, and by each person who is expected to be the beneficial owner of 5% or more of the outstanding Common Shares immediately following the completion of the Offering. The table assumes that the Formation Transactions and the Offering are completed and that the Underwriters' over-allotment option will not be exercised. Each person named in the table has sole voting and investment power with respect to all Common Shares or Units shown as beneficially owned by that person, except as otherwise set forth in the notes to the table.

                                                                              PERCENTAGE OWNERSHIP
                      NAME AND ADDRESS                                           OF THE COMPANY
                   OF BENEFICIAL OWNER(1)                     UNITS (2)       AFTER CONVERSION (5)
- ------------------------------------------------------------- ---------       --------------------
Robert W. Boykin.............................................   653,582(3)             6.98%
Raymond P. Heitland..........................................     9,682                   *
Mark L. Bishop...............................................         0                   *
Ivan J. Winfield.............................................         0                   *
  3901 Insworth Drive
  Pepper Pike, Ohio 44124
Lee C. Howley, Jr............................................         0                   *
  5430 Portage Drive
  Vermilion, Ohio 44089
Frank E. Mosier..............................................         0                   *
  1111 Superior Ave.
  Suite 785
  Cleveland, Ohio 44114
William N. Hulett III........................................         0                   *
  6127 Chagrin River Road
  Bentleyville, Ohio 44022
John E. Boykin...............................................   552,038(4)             5.89%
Albert T. Adams..............................................         0                   *
  3200 National City Center
  Cleveland, Ohio 44114
All directors and officers and proposed directors and
  officers
  of the Company as a group.................................. 1,215,302               12.98%

- ---------------

* Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258.

(2) None of the persons listed will own any Common Shares immediately following the completion of the Offering. All Units are exchangeable for Common Shares at an exchange ratio of one Unit for each Common Share (subject to the Company's right to elect to instead pay cash for those Units), but the

    Boykin Group Affiliates and Boykin Associates who receive Units in connection with the formation generally may not exchange those Units until the third anniversary of the Offering. If all Units were exchanged for Common Shares (without regard to the Ownership Limit) these shares would constitute approximately 15.9% of the then outstanding Common Shares. Units are subject to certain restrictions on transfer.

(3) Includes 435,077 Units held by other Boykin Group Affiliates. Does not include options for 300,000 shares.

(4) Includes 372,866 Units held by other Boykin Group Affiliates.

(5) On a fully-diluted basis, assuming Units are exchanged for Common Shares at the exchange rate of one Unit for each Common Share without regard to the Ownership Limit. It is not anticipated that the Ownership Limit will be waived.

                          CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company was formed as an Ohio corporation on the filing of its Articles of Incorporation on February 8, 1996. The Company's Articles of Incorporation authorize the issuance of 25 million Common Shares, without par value, of which one share is issued and outstanding. In addition, up to 1 million Common Shares have been reserved for issuance under the Company's Long-Term Incentive Plan and an additional 25,000 Common Shares will be reserved for issuance on exercise of options to be granted to the Independent Directors. Following completion of the Offering, 7,875,000 million Common Shares will be issued and outstanding (9,056,250 if the Underwriters' overallotment option is exercised in full).

     There is no established trading market for the Common Shares. Application will be made for the listing of the Common Shares on the New York Stock Exchange under the symbol "BOY."

     National City Bank, Cleveland, Ohio, will act as transfer agent and registrar for the Common Shares.

     The following description of the Company's capital shares and of certain provisions of the Company's Articles of Incorporation is a summary of and is qualified in its entirety by reference to the Articles of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON SHARES

     Holders of the Company's Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to share ratably in any assets remaining after payment in full of all liabilities of the Company and all preferences of the holders of any outstanding preferred shares. The Common Shares possess ordinary voting rights, each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors and do not have preemptive rights. All of the Company's Common Shares now outstanding are, and the Common Shares offered hereby when issued and sold to the Underwriters in the manner described in this Prospectus will be, fully paid and nonassessable.

PREFERRED SHARES

     The Board of Directors is authorized to provide for the issuance of two classes of preferred shares (collectively, the "Preferred Shares"), each in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights (other than voting rights) of each series and the qualifications, limitations or restrictions thereon. An aggregate of 5 million Preferred Shares are authorized. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Shares, the Board of Directors may afford the holders of any series of Preferred Shares preferences, powers and rights senior to the rights of holders of Common Shares. The issuance of Preferred

Shares could have the effect of delaying or preventing a change in control of the Company. The Company has no present intention to issue Preferred Shares.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year of the Company's existence) or during a proportionate part of a shorter taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than that first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." Because the Company expects to qualify as a REIT, the Articles of Incorporation limit the acquisition of shares of the Company's capital stock (the "Ownership Limit").

     The Ownership Limit provides that, subject to certain exceptions set forth in the Articles of Incorporation, no person may own, or be deemed to own, by vote or value, by virtue of the applicable attribution provisions of the Code, more than 9.8% of each class of the outstanding shares of the Company. The Board of Directors may, but is not required to, waive the Ownership Limit if it determines that greater ownership will not jeopardize the Company's status as a REIT. As a condition of that waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

     If any purported transfer of capital shares of the Company or any other event would otherwise result in any person or entity violating the Ownership Limit or would cause the Company to be beneficially owned by fewer than 100 persons, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Limit, and the purported transferee (the "Prohibited Transferee") will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Limit (the "Prohibited Owner") will cease to own any right or interest) in the excess shares. In addition, if any purported transfer of shares of the Company or any other event would cause the Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares. Also, if any purported transfer of shares of the Company or any other event would otherwise cause the Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in the Initial Lessee or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares.

     Any excess shares arising from a prohibited transfer described above will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The trustee of the trust, who will be designated by the Company and be unaffiliated with the Company and any Prohibited Owner, will be empowered to sell the excess shares to a qualified person or entity and to distribute to the applicable Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for those excess shares or the sale proceeds received for those shares by the trust. The trustee will be empowered to sell any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, to a qualified person or entity and distribute to the applicable Prohibited Owner an amount equal to the lesser of the fair market value of those excess shares on the date of the triggering event or the sale proceeds received by the trust for those excess shares. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to those shares, and also will be entitled to exercise all voting rights with respect to those shares.

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

     All certificates representing shares of the Company will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as may be required by the Code or Treasury Regulations) of the outstanding shares of the Company must file no later than January 30 of each year a written notice with the Company containing the information specified in the Articles of Incorporation. In addition, each shareholder will be required, upon demand, to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of that shareholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit may have the effect of precluding an acquisition of control of the Company without approval of the Board of Directors.

INDEMNIFICATION

     The Ohio Revised Code authorizes Ohio corporations to indemnify officers and directors against liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if the liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Revised Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of his status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Revised Code.

     The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the maximum extent permitted by Ohio law, as authorized by the Board of Directors of the Company, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.

OHIO ANTI-TAKEOVER PROVISIONS

     The Company has elected not to be subject to Ohio's "Merger Moratorium" statute (Chapter 1704 of the Ohio Revised Code) or its "Control Share Acquisition" act (Section 1701.831 of the Ohio Revised Code), in light of the substantial share transfer restrictions included in the Company's Articles of Incorporation. Section 1701.041 of the Ohio Revised Code, which regulates certain "control bids" for Ohio corporations, does not contain an election provision and remains applicable to the Company.

                                THE PARTNERSHIP

     The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

     The Partnership is an Ohio limited partnership. Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Partnership (the "General Partner"), will have full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the limited partners of the Partnership (the "Limited Partners") will have no authority to transact business for, or to participate in the management activities or decisions of, the Partnership. However, any amendment to the Partnership Agreement that would (i) seek to impose personal liability on the Limited Partners; (ii) affect the Exchange Rights; or (iii) impose on the Limited Partners any obligation to make additional contributions to the capital of the Partnership, would require the consent of Limited Partners holding at least
66 2/3% of the limited partnership interests.

     The Partnership has been formed to own the Initial Hotels and to own all other properties acquired by the Company. Accordingly, the income and expenses of the Company that will be reflected in the financial information to be provided to the shareholders will be the income and expenses of the Partnership, adjusted (on a pro forma basis) to deduct the minority interest of the Limited Partners. Distributions from the Partnership will be made at the discretion of the Company as the sole general partner of the Partnership. See "Distributions" for a discussion of the factors relevant to the determination of those distributions. All distributions from the Partnership will be made to the Company and the Limited Partners concurrently, and will be allocated to the Company, on the one hand, and to the Limited Partners, on the other, on a pro rata basis by reference to their respective percentage interests in the Partnership.

TRANSFERABILITY OF INTERESTS

     The Company may not voluntarily withdraw from the Partnership or transfer or assign its interest in the Partnership unless the transaction in which the withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights immediately prior to the transaction, or unless the successor to the Company contributes substantially all of its assets to the Partnership in return for an interest in the Partnership. With certain limited exceptions, the Limited Partners may not transfer their interests in the Partnership without the consent of the Company. The Company may not consent to any transfer that would cause the Partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTIONS

     The Company will contribute or loan to the Partnership all of the net proceeds of the Offering as its initial capital contribution or pursuant to the Intercompany Convertible Note. The Limited Partners will contribute to the Partnership the Limited Partners' proportionate ownership interests in the Initial Hotels as their initial capital contributions. The value of each Limited Partner's capital contribution will equal its pro rata share of the price paid by the Partnership to acquire the Contributed Partnerships.

     The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowings or capital contributions, the Company may borrow those funds from a financial institution or other lender and lend those funds to the Partnership on the same terms and conditions as are applicable to the Company's borrowing of the funds. As an alternative to borrowing funds required by the Partnership, the Company may contribute the amount of the required funds as an additional capital contribution to the Partnership. If the Company so contributes additional capital, the Company's partnership interest in the Partnership will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of the Partnership at the time of the contributions. If the Company issues Preferred Shares, it will contribute the proceeds therefrom to the Partnership in exchange for Partnership interests that have the same terms as those Preferred Shares. The partnership interests of the Limited Partners will be correspondingly decreased or adjusted in connection with any such contribution.

EXCHANGE RIGHTS

     Pursuant to the Partnership Agreement, the Limited Partners will receive the Exchange Rights, which will enable them to cause the Partnership to purchase their Units for cash. The Exchange Rights may be exercised by Limited Partners who are Boykin Group Affiliates or Boykin Associates at any time after the third anniversary of the closing of the Offering, and by the Other Partners, who hold an aggregate of 1.4% of the Units, at any time after the closing of the Offering, in whole or in part. The amount of cash to be received by a Limited Partner exercising exchange rights will be determined by mathematically converting the Limited Partner's Units to a number of Common Shares at a conversion rate of one Common Share for each Unit held by that Limited Partner and then multiplying the resulting number of Common Shares by the average daily market price of a Common Share for the ten (10) consecutive trading days immediately preceding the date the Company receives the applicable notice of exchange from that Limited Partner.

     The Company may elect to assume and directly satisfy an Exchange Right by paying cash to the Limited Partner or by delivering Common Shares for the exchanged Units on a one-for-one basis. If the Company elects to pay cash in satisfaction of an Exchange Right, the amount payable by the Company is due within one year after the exercise of the right, subject to an interest charge equal to the lower of the Company's current annual dividend rate or 8.0% per annum. The number of shares into which Units are converted for purposes of determining the cash payable on exercise of Exchange Rights will be adjusted on the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions that otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of the Company.

TAX MATTERS; PROFITS AND LOSSES

     Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Partnership.

     Profit and loss of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required pursuant to Section 704(c) of the Code to allocate depreciation deductions relating to, or gain on sale of, the Initial Hotels in a different manner. See "Federal Income Tax
Considerations -- Tax Aspects of the Company's Investment in the Operating Partnership -- Tax Allocations With Respect to the Properties."

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

DISTRIBUTIONS

     The Partnership Agreement provides that the Partnership will make cash distributions from cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Partnership's property in connection with the liquidation of the Partnership) quarterly, in amounts determined by the Company, in its sole discretion, to the partners in accordance with their respective percentage interests in the Partnership. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any partner loans, any remaining assets of the Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the Company has a negative balance in its capital account following a liquidation of the Partnership, it will be obligated to contribute cash to the Partnership equal to the negative balance in its capital account.

TERM

     The Partnership will continue until December 31, 2050, or until sooner dissolved on (i) the bankruptcy, dissolution or withdrawal of the Company (unless the Limited Partners elect to continue the Partnership); (ii) the sale or other disposition of all or substantially all the assets of the Partnership;
(iii) the redemption of
all limited partnership interests in the Partnership (other than those held by the Company, if any); or (iv) the election of the General Partner.

                        SHARES AVAILABLE FOR FUTURE SALE

     On the completion of the Offering, the Company will have 7,875,000 million Common Shares outstanding (without taking into account any options granted to employees or directors of the Company and assuming no exercise of the Underwriters' overallotment option or exchange of Units). All of the Common Shares issued in the Offering will be freely tradeable, by persons other than "affiliates" of the Company, without restriction under the Securities Act of 1933 (the "Securities Act"). All of the outstanding Units, will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

     In general, under Rule 144 as currently in effect, a person who has (or persons whose shares are aggregated who have) beneficially owned shares for at least two years, including an "affiliate," as that term is defined below, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding number of shares and (ii) the average weekly trading volume of the shares during the four calendar weeks preceding that sale. Sales pursuant to Rule 144 are also subject to certain manner-of-sale restrictions, notice requirements and the availability of information about the Company. A person who is not deemed an "affiliate" of the Company, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person who directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, that issuer.

     Prior to the date of this Prospectus, there has been no public market for the Common Shares. Trading of the Common Shares is expected to commence following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued on the exercise of options), or the perception that such sales could occur, could adversely affect the market price of the Common Shares. The holders of all of the Common Shares and Units outstanding immediately prior to the Offering have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Shares or Units for a period of one year after the date of this Prospectus without the prior written consent of the Representatives. See "Underwriting."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the federal income tax considerations that materially affect a prospective shareholder who is a U.S. citizen or resident or a tax-exempt organization (including individual retirement accounts). The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not address all aspects of federal income tax law that may be relevant to a prospective shareholder of the Company in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, and (except to the limited extent discussed herein) foreign corporations and persons who are not citizens or resident of the United States) subject to special treatment under the federal income tax laws.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE SHAREHOLDER OF THE COMPANY IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

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

GENERAL

     The Company expects that it will be organized and will operate in such a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1996 and the Company intends to operate in such a manner in the future. No assurance can be given, however, that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     Baker & Hostetler, counsel to the Company ("Counsel"), has rendered its opinion, subject to certain assumptions and conditioned upon certain factual representations made by the Company, that (i) the Company will be organized in conformity with the requirements for qualification as a REIT under the Code and that the method of operation of the Company and the Operating Partnership will permit the Company to continue to so qualify for its current and future taxable years; (ii) the Operating Partnership will be treated as a partnership for federal income tax purposes; and (iii) the summary of federal income tax considerations set forth in this Prospectus accurately summarizes the federal income tax considerations that are likely to be material to a holder of Common Shares. Unlike a tax ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes. With respect to Counsel's opinion relating to the qualification of the Company as a REIT, it should be noted that the Company's continued qualification as a REIT in current and future taxable years will depend upon whether the Company and the Operating Partnership continue to meet the various qualification tests imposed under the Code (discussed below). Counsel will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for the current or future taxable years will satisfy such requirements. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT -- Failure to Qualify."

     The opinions and discussion herein are based upon the Code, as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions, and IRS rulings, all as of the date hereof and certain factual representations and assumptions made by the Company concerning the organization and proposed operation of the Company. There can be no assurance, however, that the legal authorities on which such opinions and this discussion are based will not change, perhaps retroactively, that the Company's representations and factual assumptions underlying this discussion will be accurate, or that there will not be a change in circumstances of the Company that would affect such opinions or this discussion. Accordingly, there can be no assurance that the IRS will not challenge the conclusion of Counsel's opinions.

TAXATION OF THE COMPANY AS A REIT

     If the Company qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its REIT taxable income, it generally will not be subject to federal corporate income tax on the portion of its ordinary income or capital gain that is timely distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all of its income, whether or not distributed to its shareholders. Even if the Company qualifies as a REIT, it may be subject to federal income or excise tax as follows:

          (i) The Company will be taxed at regular corporate rates on REIT taxable income and net capital gains not distributed to its shareholders;

          (ii) Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any;

          (iii) If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax;

          (iv) If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability;

          (v) If the Company should fail to distribute during each calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year and (C) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

          (vi) If the Company has (A) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate; and

          (vii) If the Company acquires assets from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the bases of the acquired assets in the Company's hands are determined by reference to the bases of the assets (or any other property) in the hands of the C corporation, and the Company recognizes net gain on the disposition of such assets in any taxable year during the 10-year period (the "Restriction Period") beginning on the date on which such assets were acquired by the Company then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company's adjusted basis in such property as of the beginning of such Restriction Period will be subject to a tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION AS A REIT

     General.  The Code defines a REIT as a corporation, trust or association:

          (i) which is managed by one or more trustees or directors;

          (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

          (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

          (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          (v) which has the calendar year as its taxable year;

          (vi) the beneficial ownership of which is held by 100 or more persons;

          (vii) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities);

          (viii) which makes an election to be a REIT (or made such an election in a previous taxable year that is still valid) and satisfies all relevant filing and other administrative requirements that must be met in order to maintain REIT status; and

          (ix) which meets certain income and asset tests, described below.

Conditions (i) through (v), inclusive, must be met during the entire taxable year and condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (vi) and (vii) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company's taxable year will be the calendar year. Following the consummation of this Offering, the Company will have satisfied the share ownership requirements set forth in (vi) and (vii) above (respectively, the "100 shareholder requirement" and "five or fewer requirement"). In order to ensure continuing compliance with the share ownership requirements, the Company has placed certain restrictions on the transfer of its Common Shares to prevent further concentration of share ownership. See "Capital Stock of the Company -- Restrictions on Transfer." Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Shares. In fulfilling its obligation to maintain these records, the Company must, and will, demand written statements each year from the record holders of designated percentages of its Common Shares disclosing the actual owners of such Common Shares. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his or her tax return a similar statement and certain other information.

     Asset Tests. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets:

          (i) At least 75% of the value of the Company's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and certain government securities.

          (ii) Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

          (iii) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary (as defined in the Code) or another REIT).

Where the Company owns an interest in a partnership, it will be treated for purposes of the asset tests as owning a proportionate part of the partnership's assets. See "-- Tax Aspects of the Company's Investment in the Operating Partnership -- General." The Company's investment in the Initial Hotels through its interest in the Operating Partnership will constitute qualified assets for purposes of the 75% asset test. As such, the Company expects that more than 75% of the value of its assets will be real estate assets.

     The Company does not expect to hold any securities representing more than 10% of any one issuer's voting securities nor does the Company expect to hold securities of any one issuer exceeding 5% of the value of the Company's gross assets.

     If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Income Tests. In order for the Company to maintain its qualification as a REIT, it must satisfy three separate percentage tests relating to the source of its gross income in each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its proportionate share of the gross income of the partnership, and such gross income will retain the same character in the hands of the Company as it had in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnership -- General."

          (i) The 75% Test. At least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from specified real estate sources, including "rents from real property" and interest and certain other income earned from mortgages on real property, gain from the sale of real property or mortgages (other than in prohibited transactions) or income from qualified types of temporary investments.

          (ii) The 95% Test. At least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

          (iii) The 30% Test. Less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year must be derived from a gain in connection with the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction and real property held for less than four years (other than involuntary conversions and foreclosure property).

     Rents received by the Company will qualify as "rents from real property" for purposes of the 75% and 95% income tests if the following requirements are met.

          (i) The amount of rent received must generally not be based in whole or in part on the income or profits derived by any person from such property. However, amounts received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales, or if they are based on the net income or profits of the tenant and the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property and such tenant receives from subtenants only amounts which would be treated as rents from real property if received directly by the Company.

          (ii) Rents must not be received from a tenant in which the Company or a direct or indirect owner of 10% or more of the Company, owns directly or constructively a 10% or greater interest in the assets or net profits of such tenant (a "Related Party Tenant").

          (iii) The Company must not operate or manage its property or furnish or render directly services to its tenants unless such services are of a type that a tax-exempt organization can provide its tenants without causing its rental income to be unrelated business taxable income under the Code ("Qualifying Services"). If such services are not Qualifying Services, such services must be rendered by an "independent contractor" that is adequately compensated and from whom the Company derives no income. Receipts for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants of properties of a similar class in the geographic market in which the Company's property is located ("Noncustomary Services") will not qualify as rents from real property.

          (iv) Rent attributable to personal property leased in connection with a lease of real property will not qualify as "rents from real property" if such rent is greater than 15% of the total rent received under the lease.

     In order for the Minimum Rent and the Percentage Rent to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, and the degree of control over the property that is retained by the property owner.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property;
(iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the present or absence of any single factor may not be dispositive in every case.

     In rendering its opinion that the Company will qualify for taxation as a REIT, Counsel has concluded that the Percentage Leases should be treated as true leases for federal income tax purposes. Such conclusion is based, in part, on the following facts: (i) the Operating Partnership and the Initial Lessee intend for their

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

relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) the Initial Lessee will have the right to exclusive possession and use and quiet enjoyment of the Initial Hotels during the term of the Percentage Leases; (iii) the Initial Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Initial Hotels, other than the cost of maintaining underground utilities and structural repairs, and will dictate how the Initial Hotels are operated, maintained and improved; (iv) the Initial Lessee will bear all of the costs and expenses of operating the Initial Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided by the Operating Partnership under each Percentage Lease); (v) the Initial Lessee will benefit from any savings in the costs of operating the Initial Hotels during the term of the Percentage Leases; (vi) the Initial Lessee will indemnify the Operating Partnership against all liabilities imposed on the Operating Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Initial Hotels or (B) Initial Lessee's use, management, maintenance or repair of the Initial Hotels;
(vii) the Initial Lessee is obligated to pay substantial fixed rent for the period of use of the Initial Hotels; and (viii) the Initial Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Initial Hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between the Operating Partnership and the Initial Lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no complete assurance that the IRS will not successfully assert a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from Initial Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% income tests and, as a result, would lose its REIT status. See "-- Requirements for Qualification as a REIT -- Income Tests."

     As noted above, in order for the Rents to qualify as "rents from real property," the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into; (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits; and
(iii) conforms with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Initial Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits; and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     Another requirement for the Rents to constitute "rents from real property" is that the Rents attributable to personal property leased in connection with the lease of the real property comprising an Initial Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in an Initial Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Initial Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Initial Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis

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

Ratio"). Furthermore, the Company has represented that rents attributable to personal property will not exceed 15% of the rents received under the Percentage Lease.

     A third requirement for qualifications of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of any tenant (the "10% Ownership Limitation"). Under the attribution rules governing the 10% Ownership Test, the Company is considered to own any shares owned by the Operating Partnership if partners in the Operating Partnership collectively own 10% or more (by value) of the Company. The Partnership Agreement provides that a redeeming Limited Partner will receive cash, rather than Common Stock, if the acquisition of Common Stock by such Partner would result in the Company being treated as owning, directly or constructively, 10% or more of the Initial Lessee or any sublessee. However, notwithstanding such restriction, because the Code's constructive ownership rules for purposes of the 10% Ownership Limitation are broad and it is not possible to continually monitor direct and indirect ownership of all Company Shares, it is possible that the Limited Partners of the Operating Partnership may at some time own, directly or through attribution, 10% or more of such Shares, which would cause the Company to fail the gross income requirements and thus lose its REIT status.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render non-Qualifying Services other than through an independent contractor from whom the Company itself does not derive or receive any income. Although the Company does provide certain management services, the Company has represented and warranted to Baker & Hostetler that these services are usual and customary management services provided by landlords in the geographic areas in which the Company owns property, and that such services are not primarily for the convenience of its residents. To the extent the provision of services would cause such disqualification, the Company has represented that it will hire independent contractors, from which the Company derives no income, to perform such services. As described above, however, if the Percentage Leases are recharacterized as service contracts, partnership agreements or some other form of arrangement, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render non-Qualifying Services to the occupants of the Initial Hotels other than through an independent contractor from whom the Company derives or receives no income.

     In summary, if the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is based on income or profits of the Initial Lessee; (ii) the Company owns, directly or constructively, 10% or more of the Lessee or any sublessee; or (iii) the Company furnishes non-Qualifying Services to the tenants of the Initial Hotels other than through a qualifying independent contractor (or furnishes Non-Customary Services (whether or not through an independent contractor) unless separately charged for by the independent contractor), none of the Rents would qualify as "rents from real property." In such event, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% income tests. See
"-- Requirements for Qualification as a REIT -- Income Tests."

     Based on the foregoing, the Rents should qualify as "rents from real property" for purposes of the 75% and 95% income tests. As described above, the foregoing conclusions and Counsel's opinion as to the qualification of the Company to be taxed as a REIT are based upon an analysis of all the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous, as well as representations by the Company and the Operating Partnership and assumptions that are described above and set out in Counsel's opinion. Opinions of counsel are not binding upon the IRS or a court. Accordingly, there can not be complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent the Company from qualifying for taxation as a REIT.

     The interest accrued on the Intercompany Convertible Note by the Company will be qualified income for purposes of the 75% test because the Intercompany Convertible Note is secured by second mortgages on two of the Initial Hotels.

     If the sum of the income realized by the Company (whether directly or through its interest in the Operating Partnership) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, "Non-Qualifying Income"), exceeds 5% of the company's gross income for any taxable year, the company's status as a REIT would be jeopardized. The company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

     It is possible that, from time to time, the Company or the Operating Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company or the Operating Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Operating Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax; and
(iii) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the Company will still be subject to a tax imposed with respect to the excess net income. See "-- Taxation of the Company as a REIT." No such relief is available for violations of the 30% income test.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REITs net capital gain); and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any asset during its Restriction Period, the Company will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Moreover, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT net capital gain income for such year; and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In the event that such timing differences occur, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement. In order to avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership to borrow funds) in order to satisfy the distribution requirements.

     If the Company fails to satisfy the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS, the Company may be permitted to remedy such a failure by paying a "deficiency dividend" (plus applicable interest and penalties) within a specified time.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     General. The Company will hold a direct interest in the Operating Partnership. In general, a partnership is not subject to federal income tax. Rather, each partner includes in the partner's taxable income or loss its allocable share of the partnership's items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. The Company will include its proportionate share of the foregoing items of the Operating Partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Requirements for Qualification as a REIT -- Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "-- Requirements for Qualification as a REIT -- Annual Distribution Requirements"), but will not be subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification as a REIT -- Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership.

     Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership was treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset and income tests (see "-- Requirements for Qualification as a REIT -- Asset Tests" and "-- Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-- Requirements for Qualification as a REIT -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company does not intend to request a ruling from the IRS that the Operating Partnership will be treated as a partnership for federal income tax purposes. Counsel has rendered its opinion, subject to certain factual assumptions and representations of the Company and the Operating Partnership, that the Operating Partnership will be treated for federal income tax purposes as a partnership. Counsel's opinion is not binding on the IRS or the courts.

     Tax Allocations with Respect to the Properties. The Operating Partnership initially will acquire a tax basis in each of the Initial Hotels equal to the adjusted tax basis of such asset in the hands of the current ownership entities, increased by any gain realized by the current ownership entities on the transfer. For purposes of determining the percentage interests of the contributing partners, the contributing partners will be credited with having contributed an amount equal to the agreed value of the contributed assets. The difference between the agreed value of a contributed asset and its adjusted tax basis is referred to as the book-tax difference (the "Book-Tax Difference"). It is expected that the agreed value of most of the Initial Hotels will substantially exceed their tax basis, so that there will be substantial Book-Tax Differences at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed by a partner in exchange for a partnership interest (such as the Initial Hotels), must be allocated so that the contributing partner is charged with, or benefits from, respectively, any Book-Tax Difference associated with the property at the time of the contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The partnership agreement of the Operating Partnership will require such allocations to be made in a manner consistent Section 704(c) of the Code.

     In general, the Operating Partnership's Section 704(c) allocations allocate to the Company the same amounts of depreciation deductions attributable to the Initial Hotels and other assets and taxable gain or loss upon sale of such assets as the Company would have received had it purchased its interest in such assets at their agreed value. To accomplish this, the existing owners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income (or less loss) on sale by the Operating Partnership of the Initial Hotels than their allocations of depreciation deductions and income or gain for book purposes. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership in some cases may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of the Initial Hotels in excess of the economic or book income allocated to it as a result of such sale. This might adversely affect the Company's ability to distribute sufficient dividends to comply with the REIT distribution requirements. See "-- Requirements for Qualification as a REIT -- Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. See
"-- Taxation of the Company's Shareholders." The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interest in the Initial Hotels at their agreed value.

     Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences for contributions of property so that a contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with contributed property. The Operating Partnership currently intends to account for Book-Tax Differences using the traditional method provided for in the regulations.

     With respect to any property purchased by the Operating Partnership subsequent to the formation of the Company, such property will initially have a tax basis equal to its purchase price and Section 704(c) of the Code will not apply.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company; (ii) will be increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership; and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) the Partnership's loss and (B) the amount of cash distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. Immediately after the Offering, the Company will make a cash contribution to the Partnership in exchange for an approximately 80.3% general partnership interest in the Partnership (which interest will increase to 84.1% if the Intercompany Convertible Note is converted). The Partnership will concurrently acquire all of the equity interests in the Contributed

Partnerships in exchange for approximately $6.9 million in cash and issuance of Units representing approximately 19.7% of the equity interests in the Partnership (15.9% if the Intercompany Convertible Note is converted). The Partnership's initial basis in the Initial Hotels for federal income tax purposes will be a carryover of the basis of the Contributed Partnerships in the Initial Hotels on the date of such transactions, increased by any gain recognized on the transfers to the Partnership. The Partnership plans to depreciate, for federal income tax purposes, the Initial Hotels and any depreciable hotel property which it may acquire for cash in the future under ADS. Under ADS, the Partnership will depreciate such building and improvements
- -- even those acquired with a carryover basis -- over a new 40 year recovery period using a straight-line method and a mid-month convention. The Partnership plans to use the modified accelerated cost recovery system of depreciation ("MACRS") for subsequently acquired furnishings and equipment. Under MACRS, the Partnership generally will depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Partnership plans to use ADS for the depreciation of subsequently acquired buildings and improvements. Under ADS, the Partnership generally will depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

     Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain. However, under REIT rules, the Company's share of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business ("dealer property") will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of the Company as a REIT." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition do not exceed 30% of the property's net sale price. All inventory required in the operation of the Initial Hotels will be purchased by the Initial Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company and the Operating Partnership believe that no asset owned by the Company or the Operating Partnership is dealer property of the Company or the Operating Partnership. Nevertheless, the Company and the Operating Partnership will attempt to comply with the terms of the safe-harbor provisions of the Code. Complete assurance cannot be given, however, that the Company or the Operating Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as dealer property.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such shareholders as ordinary income. Domestic shareholders generally are shareholders who are (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created in or organized under the laws of the United States or any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Corporate shareholders will not be entitled to the dividends received deduction. Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

     Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the

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

period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Shares, they will be included in income as long-term capital gain assuming the shares are a capital asset in the hands of the shareholder and have been held for more than one year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. In general, a shareholder will realize capital gain or loss on the disposition of Common Shares equal to the difference between (a) the sales price for such shares and (b) the adjusted tax basis of such shares. Gain or loss realized upon the sale or exchange of Common Shares by a shareholder who has held such Common Shares for more than one year (after applying certain holding period rules) will be treated as long-term gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, losses incurred upon a sale or exchange of Common Shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling shareholder with respect to such Common Shares.

     Distributions from the Company and gain from the disposition of shares will not be treated as passive activity income. Distributions from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Gain from the disposition of shares and capital gain dividends will not be treated as investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

     Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their nonforeign status to the Company.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit-sharing trusts, individual retirement accounts and certain funded welfare plan arrangements ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefits associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, for taxable years beginning on or after January 1, 1994, a pension trust that owns more than 10% of the Company is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%; (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust; and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively own more than 50% of the value of the Company's stock.

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on an IRS Form 990-T. Neither the Company, its Board of Directors, nor any of its Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Stock. Generally, IRS Form 990-T must be filed with the IRS by April 15 of the year following the year to which it relates.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the shares is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder would not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate; or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder's shares but, rather, will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his or her shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions, if any, that are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount exceeds the Non-U.S. Shareholder's federal tax liability.

OTHER TAX CONSIDERATIONS

     State and Local Taxes. The company or its shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the Common Shares of the Company.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit sharing, retirement, welfare or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of the Plan's assets in the Common Shares. Accordingly, any such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and
(iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the Common Shares also should consider whether the acquisition or the continued holding of the Common Shares might constitute or give rise to a direct or indirect prohibited transaction.

     The Department of Labor (the "DOL") has issued final regulations (the "Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The Common Shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

     The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be

"widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the Common Shares to be "widely held" on completion of the Offering.

     The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that those securities are "freely transferable." The Company believes that the restrictions imposed under its Articles of Incorporation on the transfer of the Common Shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the Common Shares to be "freely transferable." The Company also believes that certain restrictions that apply to the Common Shares to be held by the Company, or derived from contractual arrangements requested by the Underwriters in connection with the Offering, are unlikely to result in the failure of the Common Shares to be "freely transferable." See "Shares Available for Future Sale" and "Underwriting." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

     Assuming that the Common Shares will be "widely held" and are "freely transferable," the Company believes that the Common Shares will be publicly offered securities for purposes of the Regulations and that the assets of the Company will not be deemed to be "plan assets" of any Plan that invests in the Common Shares.

                                  UNDERWRITING

     The underwriters of the Offering (the "Underwriters"), for whom Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., EVEREN Securities, Inc. and McDonald & Company Securities, Inc. are serving as representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") (the form of which is filed as an exhibit to the Registration Statement (as defined) of which this Prospectus is a part), to purchase from the Company and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                                                NUMBER
                                   UNDERWRITER                                 OF SHARES
     ------------------------------------------------------------------------  ---------
     Lehman Brothers, Inc....................................................
     Alex. Brown & Sons Incorporated.........................................
     Dean Witter Reynolds Inc................................................
     A.G. Edwards & Sons, Inc................................................
     EVEREN Securities, Inc..................................................
     McDonald & Company Securities, Inc......................................
                                                                               --------
     Total...................................................................
                                                                               ========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase Common Shares are subject to certain other conditions and that if any of the Common Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all Common Shares agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

     The Company has been advised that the Underwriters propose to offer the Common Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling
concession not in excess of $          per share. The Underwriters may allow,
and the selected dealers may reallow, a concession not in excess of $ per share to certain other brokers and dealers. After the initial public offering of the Common Shares, the concession to selected dealers and the reallowances to other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an
additional           Common Shares at the public offering price less the
aggregate underwriting discounts and commissions shown on the cover page of this Prospectus solely to cover over-allotments, if any. The option may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, the Underwriters will be committed (subject to certain conditions) to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has applied to list the Common Shares for quotation on the New York Stock Exchange under the symbol "BOY." In order to meet one of the requirements for the listing of the Common Shares, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders for a minimum of 1.1 million publicly-held shares and for an aggregate market value of at least $40 million.

     The Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company has agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any Common Shares, or any securities convertible into, or exchangeable for, Common Shares, except the Common Shares offered hereby, for a period of 180 days from and after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

     From time to time, certain of the Underwriters or their affiliates may provide investment banking services to the Company. The Company will pay an advisory fee equal to .5% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) to Lehman Brothers Inc. for advisory services in connection with the evaluation, analysis and structuring of the Company's formation and the Offering. In connection with the Offering, an affiliate of Lehman Brothers Inc. will be repaid mortgage loans in the principal amount of $66.25 million made by it to certain Boykin Group Affiliates, and has delivered a commitment to make the Credit Facility available to the Company. The interest payable with respect to the mortgage loan repayment is less than it would be if the repayment had not been made in connection with the Offering. See "Use of Proceeds" and "The Company -- Business Objectives and
Strategies -- Financing Strategy."

     Prior to this Offering there has been no public market for the Common Shares. The initial public offering price for the Common Shares offered hereby will be determined by negotiation between the Company and the Underwriters and will be based on, among other things, the Initial Hotels' financial and operating history and condition, the prospectus of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company.

                                    EXPERTS

     The financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Baker & Hostetler, Cleveland, Ohio, and certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York. Baker & Hostetler provides legal services to the Boykin Group and various Boykin Group Affiliates. Albert T. Adams, a proposed director of the Company, is a partner in Baker & Hostetler.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. on payment of the fees prescribed by the Commission.

     The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms have the meanings set forth below for purposes of this Prospectus:

     "ADR" means average daily room rate.

     "ADS" means the alternative depreciation system under the Code.

     "Affiliate" of any person means (i) any person who directly or indirectly controls or is controlled by or is under common control with that person, (ii) any other person who owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of that person, or (iii) any officer, director, employee, partner or trustee of that person or any person controlling, controlled by or under common control with that person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of that person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, through the ownership of voting securities, partnership interests or other equity interests.

     "AMT" means the alternative minimum tax.

     "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company.

     "Minimum Rent" means the fixed obligation of the Initial Lessee to pay a sum certain in monthly rent under each of the Percentage Leases.

     "Boykin Associates" means certain Boykin Group officers and employees other than Robert W. Boykin and John E. Boykin, and certain former employees of the Boykin Group.

     "Boykin Group" means Boykin Management Company and its Affiliates.

     "Boykin Group Affiliate" means Boykin Management Company or any Affiliate of Boykin Management Company.

     "Boykin Management" means Boykin Management Company.

     "Capital Expenditures Fund" means the account required by the Percentage Leases to be maintained by the Partnership to provide a reserve for capital expenditures on the Initial Hotels.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Code of Regulations" means the Code of Regulations of the Company.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Shares" means the Common Shares, without par value, of the Company.

     "Company" means Boykin Lodging Trust, Inc., an Ohio corporation, including, when the context so requires, its subsidiaries (including the Partnership and its subsidiaries).

     "Consumer Price Index" means the "U.S. City Average, All Items" Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor (Base: 1982-1984=100), or any successor index thereto.

     "Contributed Partnerships" means the various partnerships and limited liability company that own the Initial Hotels.

     "Distributable Cash Flow" means Funds From Operations less scheduled mortgage debt amortization payments and provisions for ongoing capitalized improvements to the Hotels.

     "Exchange Right" means the right of the holders of Units to exchange each Unit for one Common Share.

     "FF&E" means furnishings, fixtures and equipment of the Initial Hotels.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

     "Formation Transactions" means the principal transactions in connection with the formation of the Company as a REIT, the formation of the Partnership and the acquisition of the Initial Hotels by the Partnership.

     "Franchise Agreements" means the existing franchise agreements relating to the Initial Hotels.

     "Funds From Operations" means income (loss) before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

     "Independent Director" means a Director of the Company who is not an officer or employee of the Company or an Affiliate of (i) any advisor to the Company under an advisory agreement, (ii) any lessee of any property of the Company, (iii) any subsidiary of the Company, (iv) any partnership that is an Affiliate of the Company, or (v) any member of the Boykin Group.

     "Initial Hotels" means the nine hotel properties to be acquired by the Partnership.

     "Initial Lessee" means Boykin Management Company, Ltd., which will lease the Initial Hotels from the Partnership pursuant to the Percentage Leases.

     "Intercompany Convertible Note" means the $40 million loan from the Company to the Partnership.

     "IRS" means the United States Internal Revenue Service.

     "Limited Partners" means the limited partners of the Partnership.

     "Offering" means the offering of Common Shares of the Company pursuant to this Prospectus.

     "Other Partners" means the partners in the Contributed Partnerships who are not Boykin Group Affiliates.

     "Ownership Limit" means the beneficial ownership of 9.8% of the outstanding Common Shares of the Company.

     "Partnership" means Boykin Hotel Properties, L.P., a limited partnership organized under the laws of the State of Ohio.

     "Partnership Agreement" means the partnership agreement of the Partnership as amended and restated.

     "Percentage Leases" mean the operating leases between the Initial Lessee and the Partnership pursuant to which the Initial Lessee leases the Initial Hotels from the Partnership.

     "Percentage Rent" means rent payable by the Initial Lessee pursuant to the Percentage Leases based on percentages of room revenue, food revenue, and beverage revenue.

     "Purchase Agreements" means the agreements between the Partnership and each of the partners of the Contributed Partnerships pursuant to which the Partnership will acquire the entire equity interest in the Contributed Partnerships, which own the Initial Hotels.

     "REIT" means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

     "REIT requirements" means the requirements for qualifying as a REIT under the Code and the Treasury Regulations.

     "Related Party Limit" means the constructive ownership of more than 9.8% of the outstanding Common Shares of the Company.

     "Related Party Tenant" means a tenant that is owned, directly or constructively, by a REIT or by an owner of 10% or more of a REIT.

     "Representatives" means Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., EVEREN Securities, Inc. and McDonald & Company Securities, Inc.

     "Rule 144" means the rule adopted by the Commission that permits holders of restricted securities and affiliates of an issuer of securities, pursuant to certain conditions and subject to certain restrictions, to sell publicly their securities of the issuer without registration under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Total Market Capitalization" means the aggregate market value of the Company's outstanding Common Shares and total long-term debt of the Company.

     "Treasury Regulations" means the Income Tax Regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income as defined in Section 512(a) of the Code.

     "Underwriters" means the Underwriters named in this Prospectus.

     "Underwriting Agreement" means the Underwriting Agreement between the Company and the Underwriters.

     "Units" means units of limited partnership interests in the Partnership.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                             ----
BOYKIN LODGING TRUST, INC.:
    Pro Forma (Unaudited)
       Condensed Consolidated Statement of Income for the Year Ended December 31, 1995......  F-3
       Condensed Consolidated Statement of Income for the Twelve Months Ended March 31,
       1996.................................................................................  F-4
       Condensed Consolidated Statement of Income for the Three Months Ended March 31,
       1995.................................................................................  F-5
       Condensed Consolidated Statement of Income for the Three Months Ended March 31,
       1996.................................................................................  F-6
       Notes to the Pro Forma Condensed Consolidated Statements of Income...................  F-7
       Condensed Consolidated Balance Sheet as of March 31, 1996............................  F-8
       Notes to Pro Forma Condensed Consolidated Balance Sheet..............................  F-9
    Historical
       Report of Independent Public Accountants............................................. F-11
       Balance Sheet as of March 31, 1996................................................... F-12
       Notes to Balance Sheet............................................................... F-13
INITIAL LESSEE:
    Pro Forma (Unaudited)
       Condensed Combined Statement of Operations for the Year Ended December 31, 1995...... F-16
       Condensed Combined Statement of Operations for the Twelve Months Ended March 31,
       1996................................................................................. F-17
       Condensed Combined Statement of Operations for the Three Months Ended March 31,
       1995................................................................................. F-18
       Condensed Combined Statement of Operations for the Three Months Ended March 31,
       1996................................................................................. F-19
       Notes to Pro Forma Condensed Combined Statements of Operations....................... F-20
       Condensed Combined Balance Sheet as of March 31, 1996................................ F-22
       Notes to Pro Forma Condensed Combined Balance Sheet.................................. F-23
INITIAL HOTELS (EXCLUDING LAKE NORMAN HOTELS):
    Historical
       Report of Independent Public Accountants............................................. F-24
       Combined Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996.......... F-25
       Combined Statements of Operations for the Years Ended December 31, 1993, 1994 and
       1995
         and for the Three Months Ended March 31, 1995 and 1996............................. F-26
       Combined Statements of Partners' Deficit for the Years Ended December 31, 1993, 1994
       and 1995 and the Three Months Ended March 31, 1996................................... F-27
       Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
       1995
         and for the Three Months Ended March 31, 1995 and 1996............................. F-28
       Notes to Combined Financial Statements............................................... F-29
       Schedule III -- Real Estate and Accumulated Depreciation............................. F-39
LAKE NORMAN HOTELS:
    Historical
       Report of Independent Public Accountants............................................. F-41
       Combined Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996.......... F-42
       Combined Statements of Operations for the Years Ended December 31, 1993, 1994, 1995,
       for the three months ended March 31, 1995, the period January to February 7, 1996, the period February 8 to March 31, 1996 and the ProForma three months ended March 31,
       1995 and 1996........................................................................ F-43
       Combined Statements of Partners' Equity for the Years Ended December 31, 1993, 1994
       1995, for the period January 1 to February 7, 1996 and the period February 8 to March
       31, 1996............................................................................. F-44
       Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994, 1995,
       the three months ended March 31, 1995, the period January 1 to February 7, 1996 and the period February 8 to March 31, 1996.............................................. F-45
       Notes to Combined Financial Statements............................................... F-46
BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC. AND BOPA DESIGN COMPANY:
    Historical
       Report of Independent Public Accountants............................................. F-51
       Combined Statements of Net Assets as of March 31, 1995 and 1996...................... F-52
       Combined Statements of Revenues and Expenses for the Years Ended March 31, 1994, 1995
         and 1996........................................................................... F-53
       Notes to Combined Financial Statements............................................... F-54

                           BOYKIN LODGING TRUST, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1995,
                    THE TWELVE MONTHS ENDED MARCH 31, 1996,
                     THE THREE MONTHS ENDED MARCH 31, 1995,
                   AND THE THREE MONTHS ENDED MARCH 31, 1996

            (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     The Company's unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1995, the twelve months ended March 31, 1996, and the three month periods ended March 31, 1995 and 1996 are presented as if the consummation of the Formation Transactions had occurred as of January 1, 1995 and carried forward through each period presented. The unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months ended March 31, 1996 is presented in conjunction with the analysis of the expected initial distributions as set forth under the caption "Distribution Policy." Such pro forma information is based in part upon the Pro Forma Combined Statements of Operations of the Initial Lessee and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds." Such information should be read in conjunction with the Pro Forma Combined Statements of Operations of the Initial Lessee and the Combined Financial Statements of the Initial Hotels listed in the Index to Financial Statements at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods. Further, the unaudited Pro Forma Condensed Consolidated Statements of Income for the interim periods ended March 31, 1995 and 1996 are not necessarily indicative of the results of operations for the full year.

                           BOYKIN LODGING TRUST, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Percentage Lease revenue....................................   $   --         $25,655(A)     $25,655
                                                             ----------     -----------     --------
Depreciation................................................       --           9,567(B)       9,567
Real estate and personal property taxes, property and
  casualty insurance, and ground rent.......................       --           3,893(C)       3,893
General and administrative..................................       --           1,400(D)       1,400
Minority interest...........................................       --           1,716(E)       1,716
                                                                                            --------
     Total expenses and minority interest...................                                  16,576
                                                                                            --------
NET INCOME ATTRIBUTABLE TO COMMON SHARES....................                                 $ 9,079
                                                                                            ========
NET INCOME PER COMMON SHARE.................................                                 $  1.15
                                                                                            ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............                                   7,875
                                                                                            ========

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                           BOYKIN LODGING TRUST, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Percentage Lease revenue....................................   $   --         $$26,520(A)    $26,520
                                                             ----------     -----------     --------
Depreciation................................................       --           9,567(B)       9,567
Real estate and personal property taxes, property and
  casualty insurance, and ground rent                              --           3,931(C)       3,931
General and administrative..................................       --           1,400(D)       1,400
Minority interest...........................................       --           1,847(E)       1,847
                                                                                            --------
     Total expenses and minority interest...................                                  16,745
                                                                                            --------
NET INCOME ATTRIBUTABLE TO COMMON SHARES....................                                 $ 9,775
                                                                                            ========
NET INCOME PER COMMON SHARE.................................                                 $  1.24
                                                                                            ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............                                   7,875
                                                                                            ========

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                           BOYKIN LODGING TRUST, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Percentage Lease revenue....................................   $   --         $ 5,546(A)     $ 5,546
                                                             ----------     -----------     --------
Depreciation................................................       --           2,392(B)       2,392
Real estate and personal property taxes, property and
  casualty insurance, and ground rent.......................       --             945(C)         945
General and administrative..................................       --             350(D)         350
Minority interest...........................................       --             296(E)         296
                                                                                            --------
     Total expenses and minority interest...................                                   3,983
                                                                                            --------
NET INCOME ATTRIBUTABLE TO COMMON SHARES....................                                 $ 1,563
                                                                                            ========
NET INCOME PER COMMON SHARE.................................                                 $  0.20
                                                                                            ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............                                   7,875
                                                                                            ========

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                           BOYKIN LODGING TRUST, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Percentage Lease revenue....................................   $   --         $ 6,411(A)     $ 6,411
                                                             ----------     -----------     --------
Depreciation................................................       --           2,392(B)       2,392
Real estate and personal property taxes, property and
  casualty insurance, and ground rent.......................       --             983(C)         983
General and administrative..................................       --             350(D)         350
Minority interest...........................................       --             427(E)         427
                                                                                            --------
     Total expenses and minority interest...................                                   4,152
                                                                                            --------
NET INCOME ATTRIBUTABLE TO COMMON SHARES....................                                 $ 2,259
                                                                                            ========
NET INCOME PER COMMON SHARE.................................                                 $  0.29
                                                                                            ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............                                   7,875
                                                                                            ========

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                           BOYKIN LODGING TRUST, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

(A) Represents lease payments from the Initial Lessee to the Partnership calculated on a pro forma basis by applying the rent provisions of the Percentage Leases to the pro forma revenues of the Initial Hotels, as well as an additional $725 of Percentage Lease payments required for the year ended December 31, 1995 and the 12 months ended March 31, 1996 pursuant to the rental interruption insurance provisions of the Percentage Lease agreements. The rent formula utilized in computing the pro forma Percentage Lease revenues includes for the calendar year 1995 an adjustment to reduce the threshold revenue amounts in the Percentage Lease formulas by the 2.5% increase in the Consumer Price Index for that year. See "The Initial
    Lessee -- The Percentage Leases" for the Percentage Lease formulas.

(B) Represents depreciation of the Initial Hotel properties. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 30 years for buildings and improvements and 7 years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

(C) Represents real estate and personal property taxes, property and casualty insurance, and ground rent expense to be paid by the Partnership. Such amounts were derived from historical amounts paid by the Initial Hotels. Historical real estate tax expense has been increased on a pro forma basis by $200 per annum due to estimated reassessments of the property values of the Initial Hotels.

(D) Estimated at $1,400 annually for salaries, director fees, legal, audit, director/officer insurance and other expenses associated with being a public company.

(E) Calculated at 15.9% of the income of the Partnership.

                           BOYKIN LODGING TRUST, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

     The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the consummation of the Formation Transactions and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds" had occurred on March 31, 1996. Such pro forma information is based in part upon the combined balance sheets of the Initial Hotels. It should be read in conjunction with the financial statements listed in the Index to Financial Statements at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of the Company.

                                                    HISTORICAL (A)
                                                 --------------------
                                                 COMBINED      LAKE
                                                 CONTRIBUTED  NORMAN     PRO FORMA         PRO
                                                  HOTELS      HOTELS     ADJUSTMENTS      FORMA
                                                 --------    --------    ---------       --------
  ASSETS
INVESTMENT IN HOTEL PROPERTIES, net............  $ 69,228    $  9,540    $  37,648(B)    $116,416
CASH AND CASH EQUIVALENTS......................     3,037         165        2,532(C)       5,734
ACCOUNTS RECEIVABLE, net.......................     4,369         263       (4,632)(D)         --
INVENTORIES, PREPAID EXPENSES AND OTHER
  ASSETS.......................................     3,988          61       (2,790)(D)      1,259
DEFERRED EXPENSES, net.........................     2,412         426       (2,838)(E)         --
                                                 --------    --------    ---------       --------
     Total assets..............................  $ 83,034    $ 10,455    $  29,920       $123,409
                                                 ========    ========    =========       ========
LIABILITIES AND EQUITY
MORTGAGE NOTES PAYABLE.........................  $123,665    $  9,548    $(133,213)(F)   $     --
ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER
  LIABILITIES..................................    10,029         416       (7,868)(D)      2,577
ADVANCES FROM AND ACCRUED INTEREST DUE TO
  PARTNERS.....................................     7,545          --       (7,545)(G)         --
MINORITY INTEREST IN PARTNERSHIP...............        --          --       19,212(H)      19,212
                                                 --------    --------    ---------       --------
     Total liabilities.........................   141,239       9,964     (129,414)        21,789
                                                 --------    --------    ---------       --------
EQUITY:
  Combined accumulated equity (deficit)........   (58,205)        491       57,714(I)          --
  Common stock and capital surplus.............        --          --      108,929(J)     108,929
  Retained earnings............................        --          --       (7,309)(K)     (7,309)
                                                 --------    --------    ---------       --------
     Total equity..............................   (58,205)        491      159,334        101,620
                                                 --------    --------    ---------       --------
     Total liabilities and equity..............  $ 83,034    $ 10,455    $  29,920       $123,409
                                                 ========    ========    =========       ========

          See Notes to Pro Forma Condensed Consolidated Balance Sheet.

                           BOYKIN LODGING TRUST, INC.
            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996
                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

(A) Reflects the historical combined balance sheets as of March 31, 1996 of the Initial Hotels.

(B) Increase in investment in hotel properties attributable to the application of purchase accounting to those properties in which persons not affiliated with the Boykin Group exchanged their interests for Units of the Partnership or cash, and persons affiliated with the Boykin Group exchanged their interests for cash. In addition, reflects the payment of transfer taxes and other direct costs of acquisition as an increase to the investment in hotel properties.

Cash purchase price....................................................    $   6,932
Value of Units issued..................................................        2,802
Transfer taxes and other direct costs of acquisition...................        1,999
Historical capital account deficit of nonaffiliated persons in Initial
  Hotels...............................................................       25,915
                                                                           ---------
Purchase accounting writeup                                                $  37,648
                                                                           =========

(C) Net decrease reflects the following proposed transactions:

Proceeds of the Offering.............................................    $ 173,250
Expenses of the Offering.............................................      (14,330)
Retirement of mortgage notes payable.................................     (133,213)
Prepayment penalties and other fees on retirement of mortgage notes
  payable............................................................       (4,815)
Retirement of partner advances and accrued interest..................       (7,545)
Cash purchase price of hotel property acquisitions...................       (6,932)
Payment of transfer taxes and other direct costs of acquiring Initial
  Hotels.............................................................       (1,999)
Reimbursements received for prorated expenses........................        1,318
Cash and cash equivalents not being purchased........................       (3,202)
                                                                         ---------
                                                                         $   2,532
                                                                         =========

(D) Decrease reflects assets and liabilities of the Initial Hotels which are not being purchased.

(E) Decrease reflects deferred expenses not being purchased by the Company and the writeoff of deferred financing costs of $2,494 in conjunction with the repayment of mortgage notes payable of the Initial Hotels.

(F) Decrease reflects the repayment of historical mortgage notes payable of the Initial Hotels with a portion of the proceeds from the Offering.

(G) Decrease reflects the repayment of partner advances and accrued interest thereon with a portion of the proceeds of the Offering.

(H) Represents the recognition of minority interest in the Partnership that will not be owned by the Company. Adjustment reflects the following:

          Value of Units issued to nonaffiliated persons..................  $ 2,802
          Minority interest applicable to affiliated persons..............   16,410
                                                                            -------
                                                                            $19,212
                                                                            =======

                                     BOYKIN LODGING TRUST, INC.
  NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET -- (CONTINUED)
                                          AS OF MARCH 31, 1996

(I) Adjustment reflects the following:

Historical capital account deficit of nonaffiliated persons..........    $ 25,915
Assets and liabilities of the Initial Hotels not purchased...........      (3,100)
Reimbursements to the Partnership for prorated expenses..............       1,318
Recognition of minority interest in the Partnership applicable to
  affiliated persons.................................................     (16,410)
Transfer of balance to common stock..................................      49,991
                                                                         --------
                                                                         $ 57,714
                                                                         ========

(J) Net increase reflects the following proposed transactions:

Proceeds of the Offering.............................................    $173,250
Expenses of the Offering.............................................     (14,330)
Transfer of balance from combined equity of the Initial Hotels.......     (49,991)
                                                                         --------
                                                                         $108,929
                                                                         ========

(K) Reflects the payment of prepayment penalties and other fees and the writeoff of deferred financing costs in conjunction with the repayment of the mortgage notes payable of the Initial Hotels with a portion of the proceeds from the Offering.

                    Prepayment penalties and other fees...........  $4,815
                    Writeoff of deferred financing costs..........   2,494
                                                                    ------
                                                                    $7,309
                                                                    ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO BOYKIN LODGING TRUST, INC.:

     We have audited the accompanying balance sheet of Boykin Lodging Trust, Inc. (an Ohio corporation) as of March 31, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Boykin Lodging Trust, Inc. as of March 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Cleveland, Ohio,
  May 30, 1996.

                           BOYKIN LODGING TRUST, INC.

                                 BALANCE SHEET
                                 MARCH 31, 1996

                                     ASSETS

CASH.....................................................................    $100
                                                                             ====
STOCKHOLDERS' EQUITY
PREFERRED SHARES, without par value, 5,000,000 shares authorized, no
  shares issued and outstanding..........................................    $ --
COMMON SHARES, without par value, 25,000,000 shares authorized, 1 share
  issued and outstanding.................................................      --
ADDITIONAL PAID-IN CAPITAL...............................................     100
                                                                             ----
          Total stockholders' equity                                         $100
                                                                             ====

       The accompanying notes are an integral part of this balance sheet.

                           BOYKIN LODGING TRUST, INC.

                             NOTES TO BALANCE SHEET
                              AS OF MARCH 31, 1996

1.  ORGANIZATION AND BASIS OF BALANCE SHEET PRESENTATION:

     Boykin Lodging Trust, Inc. (the Company) was incorporated February 8, 1996 to acquire equity interests in existing hotel properties and to selectively consider the development of new hotels. The Company expects to qualify as a real estate investment trust for federal income tax purposes. The Company intends to offer for sale 7,875,000 shares of common stock in an initial public offering (the Offering). The Company has had no operations during the period from inception through March 31, 1996.

     Upon completion of the Offering, the Company will contribute substantially all of the net proceeds of the Offering to Boykin Hotel Properties, L.P., a limited partnership (the Partnership) in exchange for an equity interest in the Partnership and will provide a $40 million Intercompany Convertible Note (the
Note) to the Partnership. Assuming conversion of the Note, the Company will have an 84.1% equity interest in the Partnership. The Company will be the sole general partner of the Partnership. The Note will be secured by mortgages on certain of the Initial Hotels, defined below. The Partnership will use a substantial portion of the proceeds from the Company and will issue limited partnership interests representing approximately 15.9% (after conversion of the Note) of the Partnership to acquire nine hotel properties (the Initial Hotels) from various entities, to finance certain capital improvements, and for general working capital purposes. The Partnership will lease the Initial Hotels to Boykin Management Company, Ltd. (the Initial Lessee) pursuant to leases which contain provisions for rent based on the revenues of the Initial Hotels (the Percentage Leases). Each Percentage Lease obligates the Initial Lessee to pay rent equal to the greater of the minimum rent or a percentage rent based on the gross revenues of each Initial Hotel. The Initial Lessee will hold the franchise agreement for each Initial Hotel.

     Pursuant to the Partnership Agreement, the limited partners of the Partnership will receive Exchange Rights, which will enable them to cause the Company to pay cash for their interests in the Partnership, or at the Company's election, to exchange common shares for such interests. The Exchange Rights may be exercised in whole or in part. The number of Common Shares initially issuable to the limited partners upon exercise of the Exchange Rights is 1,490,000. The number of shares issuable upon exercise of the Exchange Rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or the shareholders of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Distributions

     The Company intends to make regular quarterly distribution which are dependent upon receipt of distributions from the Partnership.

3.  DESCRIPTION OF CAPITAL STOCK:

Common Shares

     Holders of the Company's Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to share ratably in any assets remaining after payment in full of all liabilities of the Company and all preferences of the holders of any outstanding preferred shares. The Common Shares possess ordinary voting rights, each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors and do not have preemptive rights.

                           BOYKIN LODGING TRUST, INC.

                              AS OF MARCH 31, 1996

Preferred Shares

     The Board of Directors is authorized to provide for the issuance of two classes of preferred shares (collectively, the Preferred Shares), each in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights (other than voting rights) of each series and the qualifications, limitations or restrictions thereon. An aggregate of five million Preferred Shares are authorized. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Shares, the Board of Directors may afford the holders of any series of Preferred Shares preferences, powers and rights senior to the rights of holders of Common Shares. The issuance of Preferred Shares could have the effect of delaying or preventing a change in control of the Company. The Company has no present intention to issue Preferred Shares.

4.  EMPLOYEE BENEFITS:

Long-Term Incentive Plan

     Grants of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights and share appreciation rights in tandem with options, or any combination thereof, may be made under the plan. Eligible employees of the Company may participate in the long-term incentive plan. Members of the Compensation Committee are not eligible to participate in the long-term incentive plan. The Company has reserved 1,000,000 Common Shares for issuance under the plan. Upon the Closing, Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop will be granted options to purchase 250,000, 75,000 and 75,000 shares, respectively, under the long-term incentive plan.

     The long-term incentive plan provides for vesting, exercise or forfeiture of rights granted under the long-term incentive plan on retirement, death, disability, termination of employment or a change of control. The Board of Directors may modify, suspend or terminate the long-term incentive plan as long as it does not impair the rights thereunder of any participant. Under applicable law, the holders of Common Shares must approve any increase in the maximum number of shares reserved for issuance under the long-term incentive plan, any change in the classes of employees eligible to participate in the long-term incentive plan and any material increase in the benefits accruing to participants.

Compensation of Directors

     Each independent director will receive an option for 5,000 Common Shares exercisable at the initial public offering price of the Common Shares. These options will vest fully within the first two years of issuance and will have a term of ten years.

Employment Contracts

     The Company will enter into an employment contract with Robert W. Boykin, the Company's Chairman of the Board, President and Chief Executive Officer, at an initial annual base compensation of $250,000. The employment contract with Mr. Boykin provides for an initial three year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving two years' prior notice. In addition, the Company will enter into employment contracts with two other executive officers at an aggregate annual base compensation of $290,000. These contracts provide for an initial one year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior notice.

     In addition, each employment contract provides for the payment of a bonus based upon specified percentages of annual base salary in the event that specified operating results are achieved.

                                 INITIAL LESSEE

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

     The Initial Lessee's unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995, the twelve months ended March 31, 1996, and the three month periods ended March 31, 1995 and 1996, respectively, are presented as if the consummation of the Formation Transactions had occurred as of January 1, 1995 and carried forward through each period presented. The unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended March 31,1996 is presented in conjunction with the analysis of the expected initial distributions as set forth under the caption "Distribution Policy." Such pro forma information is based upon the combined statements of operations of the Initial Hotels and the combined statements of revenues and expenses of Boykin Management Company, Purchasing Concepts, Inc. and Bopa Design Company. It should be read in conjunction with the financial statements listed in the Index to Financial Statements at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made. The Initial Lessee will be structured as a pass through entity for income tax purposes and, accordingly, no provision for income taxes has been provided.

     These unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what the actual results of operations of the Initial Lessee would have been assuming that the Formation Transactions had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods. Further, the unaudited Pro Forma Condensed Combined Statement of Operations for the interim periods ended March 31, 1995 and 1996 are not necessarily indicative of the results of operations for the full year.

                                 INITIAL LESSEE

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                            HISTORICAL
                                     ---------------------------------------------------------
                                                    (A)         (B)        INITIAL                                PRO
                                        (A)         LAKE     ADJUSTMENTS   HOTELS       (C)                      FORMA
                                     CONTRIBUTED   NORMAN    TO CONFORM   COMBINED    INITIAL     PRO FORMA     INITIAL
                                       HOTELS      HOTELS    YEAR-ENDS    HISTORICAL   LESSEE    ADJUSTMENTS     LESSEE
                                     ----------   --------   ----------   ----------  --------   -----------    -------
REVENUES:
  Room revenue.....................   $ 50,730    $ 3,764     $    291     $54,785    $    --     $     --      $54,785
  Food and beverage revenue........     22,984         --           59      23,043         --          600 (D)   23,643
  Other revenue -- Initial
    Hotels.........................      4,490        124           29       4,643         --           --        4,643
  Other revenue -- Initial
    Lessee.........................         --         --           --          --      8,360       (6,419)(E)    1,941
                                      --------    -------     --------     -------    -------     --------      -------
    Total revenues.................     78,204      3,888          379      82,471      8,360       (5,819)      85,012
                                      --------    -------     --------     -------    -------     --------      -------
EXPENSES:
  Departmental expenses of Initial
    Hotels:
    Rooms..........................     11,896      1,025           48      12,969         --          (65)(F)   12,904
    Food and beverage..............     16,597         --          (57)     16,540         --          500 (G)   17,040
    Other..........................      2,313         78           15       2,406         --           --        2,406
  Cost of goods sold of Initial
    Lessee.........................         --         --           --          --      3,720       (2,466)(H)    1,254
  General and administrative.......      6,832        368           23       7,223      2,838         (811)(I)    9,250
  Advertising and promotion........      3,253        194           (2)      3,445         --           --        3,445
  Utilities........................      3,245        207           19       3,471         --           --        3,471
  Management fees..................      3,280        115           20       3,415         --       (3,415)(J)       --
  Franchisor royalties and other
    charges........................      3,813        271           30       4,114         --          311 (K)    4,425
  Repairs and maintenance..........      3,771        182           (5)      3,948         --           --        3,948
  Real estate and personal property
    taxes, property and casualty
    insurance, and ground rent.....      3,579        106            8       3,693         --       (3,693)(L)       --
  Interest expense.................     14,169        415            7      14,591        170      (14,761)(M)       --
  Depreciation and amortization....      6,545        466           --       7,011         85       (6,996)(N)      100
  Unallocated business interruption
    income.........................       (474)        --           --        (474)        --           --         (474)
  Other............................        103         (3)          39         139       (377)         363 (O)      125
  Percentage Lease payments........         --         --           --          --         --       25,655 (P)   25,655
                                      --------    -------     --------     -------    -------     --------      -------
         Total expenses............     78,922      3,424          145      82,491      6,436       (5,378)      83,549
                                      --------    -------     --------     -------    -------     --------      -------
INCOME (LOSS) BEFORE UNUSUAL AND
  EXTRAORDINARY ITEMS..............   $   (718)   $   464     $    234     $   (20)   $ 1,924     $   (441)     $ 1,463
                                      ========    =======     ========     =======    =======     ========      =======

      See Notes to Pro Forma Condensed Combined Statements of Operations.

                                 INITIAL LESSEE

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                                 HISTORICAL
                                               ----------------------------------------------
                                                              (A)       INITIAL                                  PRO
                                                  (A)         LAKE       HOTELS        (C)          PRO         FORMA
                                               CONTRIBUTED   NORMAN     COMBINED     INITIAL       FORMA       INITIAL
                                                 HOTELS      HOTELS    HISTORICAL    LESSEE     ADJUSTMENTS     LESSEE
                                               ----------   --------   ----------   ---------   -----------    -------
REVENUES:
  Room revenue...............................   $ 52,240    $ 3,937     $ 56,177     $    --    $    --        $56,177
  Food and beverage revenue..................     23,343         87       23,430          --        513 (D)     23,943
  Other revenue -- Initial Hotels............      4,628        121        4,749          --         --          4,749
  Other revenue -- Initial Lessee............         --         --           --       8,116     (6,162)(E)      1,954
                                                --------    -------     --------     -------    -------        -------
    Total revenues...........................     80,211      4,145       84,356       8,116     (5,649)        86,823
                                                --------    -------     --------     -------    -------        -------
EXPENSES:
  Departmental expenses of
    Initial Hotels:
    Rooms....................................     12,185      1,047       13,232          --        (70)(F)     13,162
    Food and beverage........................     16,697         84       16,781          --        416 (G)     17,197
    Other....................................      2,358         78        2,436          --         --          2,436
  Cost of goods sold of Initial Lessee.......         --         --           --       3,559     (2,229)(H)      1,330
  General and administrative.................      7,021        387        7,408       2,853       (760)(I)      9,501
  Advertising and promotion..................      3,360        182        3,542          --         --          3,542
  Utilities..................................      3,315        203        3,518          --         --          3,518
  Management fees............................      3,492        128        3,620          --     (3,620)(J)         --
  Franchisor royalties and other charges.....      4,020        279        4,299          --        231 (K)      4,530
  Repairs and maintenance....................      3,764        199        3,963          --         --          3,963
  Real estate and personal property taxes,
    property and casualty insurance, and
    ground rent..............................      3,619        112        3,731          --     (3,731)(L)         --
  Interest expense...........................     15,075        419       15,494         171    (15,665)(M)         --
  Depreciation and amortization..............      6,991        472        7,463          87     (7,445)(N)        105
  Unallocated business interruption income...       (474)        --         (474)         --         --           (474)
  Other......................................        186          1          187        (379)       330 (O)        138
  Percentage Lease payments..................         --         --           --          --     26,520 (P)     26,520
                                                --------    -------     --------     -------    -------        -------
    Total expenses...........................     81,609      3,591       85,200       6,291     (6,023)        85,468
                                                --------    -------     --------     -------    -------        -------
INCOME (LOSS) BEFORE UNUSUAL AND
  EXTRAORDINARY ITEMS........................   $ (1,398)   $   554     $   (844)    $ 1,825    $   374        $ 1,355
                                                ========    =======     ========     =======    =======        =======

      See Notes to Pro Forma Condensed Combined Statements of Operations.

                                 INITIAL LESSEE

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                                 HISTORICAL
                                               ----------------------------------------------
                                                              (A)       INITIAL                                  PRO
                                                  (A)         LAKE       HOTELS        (A)          PRO         FORMA
                                               CONTRIBUTED   NORMAN     COMBINED     INITIAL       FORMA       INITIAL
                                                 HOTELS      HOTELS    HISTORICAL    LESSEE     ADJUSTMENTS     LESSEE
                                               ----------   --------   ----------   ---------   -----------    --------
REVENUES:
  Room revenue...............................   $ 12,048    $   739     $ 12,787     $    --    $    --        $12,787
  Food and beverage revenue..................      5,287         --        5,287          --        150 (D)      5,437
  Other revenue -- Initial Hotels............        967         39        1,006          --         --          1,006
  Other revenue -- Initial Lessee............         --         --           --       1,560     (1,129)(E)        431
                                                --------    -------     --------     -------    -------        -------
    Total revenues...........................     18,302        778       19,080       1,560       (979)        19,661
                                                --------    -------     --------     -------    -------        -------
EXPENSES:
  Departmental expenses of Initial Hotels:
    Rooms....................................      2,816        223        3,039          --         (8)(F)      3,031
    Food and beverage........................      3,842         --        3,842          --        125 (G)      3,967
    Other....................................        532         22          554          --         --            554
  Cost of goods sold of Initial Lessee.......         --         --           --         604       (448)(H)        156
  General and administrative.................      1,600         89        1,689         768       (186)(I)      2,271
  Advertising and promotion..................        798         46          844          --         --            844
  Utilities..................................        852         54          906          --         --            906
  Management fees............................        627         39          666          --       (666)(J)         --
  Franchisor royalties and other charges.....        816         53          869          --         80 (K)        949
  Repairs and maintenance....................        941         40          981          --         --            981
  Real estate and personal property taxes,
    property and casualty insurance, and
    ground rent..............................        876         19          895          --       (895)(L)         --
  Interest expense...........................      3,072        379        3,451          45     (3,496)(M)         --
  Depreciation and amortization..............      1,435        145        1,580          17     (1,577)(N)         20
  Other......................................         (3)        --           (3)        (70)        94 (O)         21
  Percentage Lease payments..................         --         --           --          --      5,546 (P)      5,546
                                                --------    -------     --------     -------    -------        -------
    Total expenses...........................     18,204      1,109       19,313       1,364     (1,431)        19,246
                                                --------    -------     --------     -------    -------        -------
INCOME (LOSS) BEFORE UNUSUAL AND
  EXTRAORDINARY ITEMS........................   $     98    $  (331)    $   (233)    $   196    $   452        $   415
                                                ========    =======     ========     =======    =======        =======

      See Notes to Pro Forma Condensed Combined Statements of Operations.

                                 INITIAL LESSEE

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                                 HISTORICAL
                                               ----------------------------------------------
                                                              (A)       INITIAL                                  PRO
                                                  (A)         LAKE       HOTELS        (A)          PRO         FORMA
                                               CONTRIBUTED   NORMAN     COMBINED     INITIAL       FORMA       INITIAL
                                                 HOTELS      HOTELS    HISTORICAL    LESSEE     ADJUSTMENTS     LESSEE
                                               ----------   --------   ----------   ---------   -----------    --------
REVENUES:
  Room revenue...............................   $ 13,267    $   912     $ 14,179     $    --    $    --        $14,179
  Food and beverage revenue..................      5,586         87        5,673          --         63 (D)      5,736
  Other revenue -- Initial Hotels............      1,076         36        1,112          --         --          1,112
  Other revenue -- Initial Lessee............         --         --           --       1,610     (1,103)(E)        507
                                                --------    -------     --------     -------    -------        -------
    Total revenues...........................     19,929      1,035       20,964       1,610     (1,040)        21,534
                                                --------    -------     --------     -------    -------        -------
EXPENSES:
  Departmental expenses of Initial Hotels:
    Rooms....................................      3,056        245        3,301          --        (13)(F)      3,288
    Food and beverage........................      3,998         84        4,082          --         41 (G)      4,123
    Other....................................        562         22          584          --         --            584
  Cost of goods sold of Initial Lessee.......         --         --           --         504       (211)(H)        293
  General and administrative.................      1,766        108        1,874         883       (185)(I)      2,572
  Advertising and promotion..................        908         34          942          --         --            942
  Utilities..................................        904         50          954          --         --            954
  Management fees............................        819         52          871          --       (871)(J)         --
  Franchisor royalties and other charges.....        993         61        1,054          --         --          1,054
  Repairs and maintenance....................        939         57          996          --         --            996
  Real estate and personal property taxes,
    property and casualty insurance, and
    ground rent..............................        908         25          933          --       (933)(L)         --
  Interest expense...........................      3,744        383        4,127          36     (4,163)(M)         --
  Depreciation and amortization..............      1,722        151        1,873          18     (1,867)(N)         24
  Other......................................         91          4           95        (108)        51 (O)         38
  Percentage Lease payments..................         --         --           --          --      6,411 (P)      6,411
                                                --------    -------     --------     -------    -------        -------
    Total expenses...........................     20,410      1,276       21,686       1,333     (1,740)        21,279
                                                --------    -------     --------     -------    -------        -------
INCOME (LOSS) BEFORE UNUSUAL AND
  EXTRAORDINARY ITEMS........................   $   (481)   $  (241)    $   (722)    $   277    $   700        $   255
                                                ========    =======     ========     =======    =======        =======

      See Notes to Pro Forma Condensed Combined Statements of Operations.

                                 INITIAL LESSEE

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

(A) Derived from the historical combined financial statements of the Initial Hotels for the period presented.

(B) Conforms the operating results of the Initial Hotel having a September 30 fiscal year-end to a December 31, 1995 year-end.

(C) For the year ended December 31, 1995, includes the operating results of Boykin Management Company (BMC) for the year ended March 31, 1996 and the operating results of Purchasing Concepts, Inc. (PCI) and Bopa Design Company (Spectrum Services) for the year ended December 31, 1995. In the opinion of management, the effect of nonconforming period ends is not material. For the twelve months ended March 31, 1996, and the three month periods ended March 31, 1995 and 1996, the period ends of BMC, PCI and Bopa have been combined using the same months and periods.

(D) From August 1993 until February 1996, the catering, meeting, lounge and restaurant facilities of the Lake Norman Holiday Inn were operated by a third-party operator. In February 1996, when a Boykin Affiliate purchased the hotel facility, it also purchased the food and beverage business assets of this operator. This adjustment represents the approximate food and beverage revenues of this operator for the period indicated, based upon actual historical revenue information obtained by the Company.

(E) Reflects the elimination of management fees charged to the Initial Hotels by BMC and the elimination of intercompany sales from PCI and Spectrum Services to the Initial Hotels.

(F) Reflects the elimination of operating costs which are not expected to be incurred by the Initial Lessee.

(G) Reflects operating costs associated with the food and beverage operations discussed in (D).

(H) Reflects the cost of sales related to the Spectrum Services revenues eliminated in (E).

(I) Decrease reflects (i) the elimination of expenses related to the PCI revenues eliminated in (E), and (ii) the elimination of estimated general and administrative expenses of BMC ($625 per annum) which will be incurred by the Partnership. The expenses to be incurred by the Partnership primarily relate to administrative salaries.

(J) Reflects the elimination of management fee expense related to the management fee revenues eliminated in (E).

(K) Reflects the impact of contractual franchise royalty fee rate increases at certain of the Initial Hotels in August 1995 and January 1996 as though such increases occurred on January 1, 1995.

(L) Reflects the elimination of real estate and personal property taxes, property and casualty insurance, and ground rent expenses to be paid by the Partnership.

(M) Reflects the elimination of (i) mortgage interest expense of the Initial Hotels due to the expected repayment of such debt with a portion of the proceeds from the Offering, and (ii) interest expense on note payable obligations of BMC which are expected to be retired in connection with the formation and capitalization of the Initial Lessee.

(N) Reflects the elimination of depreciation expense related to the investments in hotel properties of the Initial Hotels which are to be acquired by the Partnership.

(O) Reflects the elimination of (i) interest income ($267 per annum) earned by BMC on certain advances to an affiliate as such advances will be repaid in connection with the Formation Transactions, and (ii) the elimination of miscellaneous items of nonoperating income and expense which will not be earned or incurred by the Initial Lessee.

(P) Represents lease payments calculated on a pro forma basis by applying the rent provisions of the Percentage Leases to the pro forma room, food and beverage and other revenues of the Initial Hotels as well as an additional $725 of Percentage Lease payments required pursuant to the rental interruption insurance provisions of the Percentage Lease agreements for the year ended December 31, 1995 and the 12 months ended March 31, 1996. The rent formula utilized in computing the pro forma Percentage Lease expense includes for the calendar year 1995 an adjustment to reduce the threshold revenue amounts in the Percentage Lease formulas by the 2.5% increase in the Consumer Price Index for that year. See "Business and Properties" for the Percentage Lease formulas.

                                 INITIAL LESSEE

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

     The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the consummation of the Formation Transactions (as they relate to the formation of the Initial Lessee) had occurred on March 31, 1996. Such pro forma information is based in part upon the Pro Forma Condensed Consolidated Balance Sheet of the Company, the combined balance sheets of the Initial Hotels, and the combined statement of net assets of Boykin Management Company, Purchasing Concepts, Inc., and Bopa Design Company, all as of March 31, 1996. It should be read in conjunction with the financial statements listed in the Index to Financial Statements at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

     This unaudited Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming the Formation Transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of the Initial Lessee.

                                         (A)           (B)             (B)         HISTORICAL
                                       INITIAL     CONTRIBUTED     LAKE NORMAN         AS          PRO FORMA
                                       LESSEE        HOTELS          HOTELS         COMBINED      ADJUSTMENTS     PRO FORMA
                                       -------     -----------     -----------     ----------     -----------     ---------
ASSETS
CASH AND EQUIVALENTS................   $ 2,256       $ 3,037          $ 165         $  5,458        $  (627)(C)    $ 4,831
ACCOUNTS RECEIVABLE.................     4,394         4,369            263            9,026         (3,879)(D)      5,147
INVENTORIES, PREPAIDS AND OTHER
  ASSETS............................       720         2,757             33            3,510         (2,418)(E)      1,092
PROPERTY AND EQUIPMENT, net.........       322            --             --              322             --            322
DEFERRED EXPENSES...................        --            83            261              344             --            344
                                       -------       -------          -----         --------        -------        -------
        Total assets................   $ 7,692       $10,246          $ 722         $ 18,660        $(6,924)       $11,736
                                       =======       =======          =====         ========        =======        =======
LIABILITIES AND EQUITY
NOTES PAYABLE.......................   $ 1,570       $    --          $  --         $  1,570        $(1,570)(F)    $    --
ACCOUNTS PAYABLE, ACCRUED EXPENSES
  AND OTHER LIABILITIES.............     1,806         7,513            355            9,674           (938)(G)      8,736
EQUITY..............................     4,316         2,733            367            7,416         (4,416)(H)      3,000
                                       -------       -------          -----         --------        -------        -------
        Total liabilities and
          equity....................   $ 7,692       $10,246          $ 722         $ 18,660        $(6,924)       $11,736
                                       =======       =======          =====         ========        =======        =======

            See Notes to Pro Forma Condensed Combined Balance Sheet.

                                 INITIAL LESSEE

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

 (A) Initial Lessee balance sheet data was derived from the unaudited combined statement of net assets of Boykin Management Company, Purchasing Concepts, Inc. and Bopa Design Company as of the date indicated, included elsewhere in this Prospectus. See the Index to Financial Statements included on page F-1 of this Prospectus.

 (B) Amounts are derived from the Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 of the Company, and the related notes thereto, and reflect the historical balances of the Initial Lessee and the Initial Hotels less those assets and liabilities contributed to or assumed by the Company. See the Index to Financial Statements included on page F-1 of this Prospectus.

 (C) Reflects the following sources and uses of cash:

        Reclassification of escrow cash......................................  $ 2,418
        Payment to the Company for prorated expenses.........................   (1,318)
        Distributions to shareholders........................................   (1,316)
        Retire BMC notes payable.............................................   (1,570)
        Distributions to partners prior to transfer of working capital to
          Initial Lessee:
          Boykin Partnerships................................................   (1,448)
          Lake Norman Hotels.................................................     (334)
        Collection of note receivable due from affiliate.....................    2,941
                                                                               -------
                                                                               $  (627)
                                                                               =======

 (D) Reflects the collection of the advances and accrued interest due to the Initial Lessee from Boykin Columbus Joint Venture and the elimination of management and design fees due to the Initial Lessee from the Initial Hotels.

 (E) As the mortgage debt and real estate will be sold to the Partnership, the Initial Lessee will not be required to maintain escrow cash accounts. This adjustment transfers the former restricted escrow fund to available cash.

 (F) Reflects the repayment of BMC's bank debt with available cash.

 (G) Reflects the elimination of management and design fees payable to the Initial Lessee by the Initial Hotels, and the elimination of miscellaneous amounts due to the Initial Hotels from the Initial Lessee.

 (H) Reflects the following:

        Payment to the Partnership for prorated expenses of the Initial
          Hotels.............................................................  $(1,318)
        Distributions to partners/shareholders by contributed entities:
          Initial Hotels.....................................................   (1,782)
          BMC................................................................   (1,316)
                                                                               -------
                                                                               $(4,416)
                                                                               =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Boykin Lodging Trust, Inc.:

     We have audited the accompanying combined balance sheets of the Initial Hotels, excluding the Lake Norman Hotels, as defined in Note 1 to the combined financial statements, as of December 31, 1994 and 1995, and the related combined statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Initial Hotels, excluding Lake Norman Hotels, as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements and included on page F-39 of this Prospectus is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Cleveland, Ohio,
  February 2, 1996.

                                 INITIAL HOTELS

                          EXCLUDING LAKE NORMAN HOTELS

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)




                                                                                          MARCH 31,
                                                                    DECEMBER 31             1996
                                                               ---------------------     -----------
                                                                 1994         1995       (UNAUDITED)
                                                               --------     --------
ASSETS
INVESTMENTS IN HOTEL PROPERTIES, at cost:
  Land.....................................................    $  7,382     $  7,382      $   7,382
  Buildings and improvements...............................      78,948       89,371         89,368
  Furniture and equipment..................................      31,228       36,099         36,070
  Construction in progress.................................         951        1,036          1,765
                                                               --------     --------      ---------
                                                                118,509      133,888        134,585
  Less- Accumulated depreciation...........................      59,982       63,311         65,357
                                                               --------     --------      ---------
  Net investment in hotel properties.......................      58,527       70,577         69,228
CASH AND CASH EQUIVALENTS..................................       3,996        2,909          3,037
ACCOUNTS RECEIVABLE, net of allowance for doubtful accounts
  of $64 and $34 at December 31, 1994 and 1995,
  respectively, and $57 at March 31, 1996..................       2,820        2,369          3,614
INSURANCE CLAIM RECEIVABLE.................................          --          913            663
RECEIVABLES FROM AFFILIATE.................................           7          129             92
INVENTORIES................................................         460          480            430
PREPAIDS AND OTHER ASSETS..................................         587          788          1,140
CASH HELD IN ESCROW........................................       1,896        2,607          2,418
DEFERRED EXPENSES, net.....................................         395        2,560          2,412
                                                               --------     --------      ---------
                                                               $ 68,688     $ 83,332      $  83,034
                                                               ========     ========      =========
  LIABILITIES AND PARTNERS' DEFICIT
MORTGAGE NOTES PAYABLE.....................................    $111,788     $122,203      $ 123,665
ADVANCES FROM AND ACCRUED INTEREST DUE TO PARTNERS.........      15,198        7,751          7,545
ACCOUNTS PAYABLE:
  Trade....................................................       1,746        1,490          2,034
  Affiliate................................................         221           75             51
  Management fees to related party.........................         498          943            758
  Bank overdraft...........................................       1,435        1,402          1,081
ACCRUED EXPENSES AND OTHER LIABILITIES.....................       4,999        5,728          6,105
COMMITMENTS AND CONTINGENCIES..............................
                                                               --------     --------      ---------
                                                                135,885      139,592        141,239
PARTNERS' DEFICIT..........................................     (67,197)     (56,260)       (58,205)
                                                               --------     --------      ---------
                                                               $ 68,688     $ 83,332      $  83,034
                                                               ========     ========      =========

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                                 INITIAL HOTELS

                          EXCLUDING LAKE NORMAN HOTELS

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                               YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                            -------------------------------     -------------------
                                             1993        1994        1995        1995        1996
                                            -------     -------     -------     -------     -------
                                                                                    (UNAUDITED)
REVENUES FROM HOTEL OPERATIONS:
  Room revenue..........................    $45,753     $48,652     $50,730     $12,048     $13,267
  Food and beverage revenue.............     22,357      22,811      22,984       5,287       5,586
  Other revenue.........................      3,977       4,092       4,490         967       1,076
                                            -------     -------     -------     -------     -------
     Total revenues.....................     72,087      75,555      78,204      18,302      19,929
                                            -------     -------     -------     -------     -------
EXPENSES:
  Departmental expenses --
     Rooms..............................     11,268      11,869      11,896       2,816       3,056
     Food and beverage..................     16,833      16,924      16,597       3,842       3,998
     Other..............................      2,125       1,986       2,313         532         562
  General and administrative............      6,848       6,906       6,832       1,600       1,766
  Advertising and promotion.............      3,407       3,191       3,253         798         908
  Utilities.............................      3,251       3,346       3,245         852         904
  Management fees to related party......      2,693       2,882       3,280         627         819
  Franchisor royalties and other
     charges............................      3,308       2,952       3,813         816         993
  Repairs and maintenance...............      3,429       3,728       3,771         941         939
  Real estate and personal property
     taxes, insurance and rent..........      3,112       3,329       3,579         876         908
  Interest expense......................     11,411      11,324      13,430       2,883       3,550
  Interest expense on partner
     advances...........................        964       1,073         739         189         194
  Depreciation and amortization.........      5,822       5,690       6,545       1,435       1,722
  Unallocated business interruption
     insurance income...................         --          --        (474)         --          --
  Other.................................         80         183         103          (3)         91
                                            -------     -------     -------     -------     -------
     Total expenses.....................     74,551      75,383      78,922      18,204      20,410
                                            -------     -------     -------     -------     -------
     Income (loss) before unusual and
       extraordinary items..............     (2,464)        172        (718)         98        (481)
UNUSUAL ITEM -- GAIN ON PROPERTY
  INSURANCE RECOVERY....................         --          --         670          --          --
                                            -------     -------     -------     -------     -------
     Income (loss) before extraordinary
       item.............................     (2,464)        172         (48)         98        (481)
EXTRAORDINARY ITEM -- GAIN (LOSS) ON
  EARLY EXTINGUISHMENT OF DEBT..........         --          --         556          --      (1,315)
                                            -------     -------     -------     -------     -------
NET INCOME (LOSS).......................    $(2,464)    $   172     $   508     $    98     $(1,796)
                                            =======     =======     =======     =======     =======

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                                 INITIAL HOTELS

                          EXCLUDING LAKE NORMAN HOTELS

                    COMBINED STATEMENTS OF PARTNERS' DEFICIT

                                 (IN THOUSANDS)

                                                                   NET
                                                                 COMBINED
                                                                 PARTNERS'
                                                                 (DEFICIT)
                                                                 ---------
BALANCE, DECEMBER 31, 1992...................................    $(64,458)
  Net loss...................................................      (2,464)
  Capital contributions......................................         775
  Cash distributions.........................................        (648)
                                                                 --------
BALANCE, DECEMBER 31, 1993...................................     (66,795)
  Net income.................................................         172
  Cash distributions.........................................        (574)
                                                                 --------
BALANCE, DECEMBER 31, 1994...................................     (67,197)
  Net income.................................................         508
  Capital contributions......................................       7,811
  Cash distributions.........................................      (2,015)
  Redemption of partnership interests, net of $9,357
     aggregate cash redemption payments......................       4,633
                                                                 --------
BALANCE, DECEMBER 31, 1995...................................     (56,260)
  Net loss (unaudited).......................................      (1,796)
  Capital contributions (unaudited)..........................         520
  Cash distributions (unaudited).............................        (600)
  Net loss of Pacific Ohio Partners for the period October 1,
     1995 to December 31, 1995 excluded from these statements
     (unaudited).............................................         (69)
                                                                 --------
BALANCE, MARCH 31, 1996 (UNAUDITED)..........................    $(58,205)
                                                                 ========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                                 INITIAL HOTELS

                          EXCLUDING LAKE NORMAN HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                              THREE MONTHS
                                                                         YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                                                     --------------------------------     --------------------
                                                                      1993        1994         1995        1995         1996
                                                                     -------     -------     --------     -------     --------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................    $(2,464)    $   172     $    508     $    98     $ (1,796)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities --
    Net income (loss) of Pacific Ohio Partners for the periods
      October 1 to December 31, 1994 and 1995, respectively,
      excluded from the combined statements of operations........         --          --           --          25          (69)
    Depreciation and amortization expense........................      5,888       5,756        7,645       1,451        2,245
    Deferred interest expense on partner advances................        871         989          705         189          194
    Extraordinary loss (gain) on early extinguishment of debt....         --          --         (556)         --        1,315
    Gain on property insurance recovery..........................         --          --         (670)         --           --
    Changes in assets and liabilities --
      Receivables................................................       (319)        155         (264)       (878)        (958)
      Inventories, prepaids and other assets.....................       (161)        311         (221)       (510)        (302)
      Cash held in escrow........................................       (206)         61         (711)       (477)         189
      Accounts payable, accrued expenses and other liabilities...        114         256          739       1,686          391
                                                                     -------     -------     --------     -------     --------
           Net cash provided by operating activities.............      3,723       7,700        7,175       1,584        1,209
                                                                     -------     -------     --------     -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Improvements and additions to hotel properties, net............     (2,771)     (4,746)      (5,366)     (1,050)        (272)
  Property insurance proceeds received, net......................         --          --        1,122          --           --
                                                                     -------     -------     --------     -------     --------
           Net cash used for investing activities................     (2,771)     (4,746)      (4,244)     (1,050)        (272)
                                                                     -------     -------     --------     -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on mortgage notes payable...................    $  (673)    $  (872)    $(54,082)    $  (238)    $(41,837)
  Proceeds from refinancing of mortgage debt.....................         --          --       66,250          --       41,673
  Payment of debt prepayment premium and debt issuance costs.....        (51)         --       (4,473)         --         (165)
  Payments on advances from partners.............................        (38)        (42)        (529)        (36)        (400)
  Capital contributions..........................................        775          --          188          --          520
  Cash distributions paid........................................       (648)       (574)      (2,015)       (360)        (600)
  Redemptions of partnership interests...........................         --          --       (9,357)         --           --
                                                                     -------     -------     --------     -------     --------
           Net cash used for financing activities................       (635)     (1,488)      (4,018)       (634)        (809)
                                                                     -------     -------     --------     -------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........................        317       1,466       (1,087)       (100)         128
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................      2,213       2,530        3,996       3,996        2,909
                                                                     -------     -------     --------     -------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................    $ 2,530     $ 3,996     $  2,909     $ 3,896     $  3,037
                                                                     =======     =======     =========    =======     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for interest.....................    $11,424     $11,499     $ 12,056     $ 2,880     $  3,165
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
    Contributions of partner advances to capital.................    $    --     $    --     $  7,623     $    --     $     --
    Mortgage principal forgiven..................................         --          --        2,335          --           --
    Prepayment penalty financed with additional borrowing........         --          --           --          --        1,246

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         (DOLLAR AMOUNTS IN THOUSANDS)

             (AMOUNTS AND DISCLOSURES AS OF MARCH 31, 1995 AND 1996
                 AND FOR THE PERIODS THEN ENDED ARE UNAUDITED)

1. BASIS OF PRESENTATION:

     The Initial Hotels excluding Lake Norman Hotels consist of the following full-service hotels:

                                                                             NUMBER OF
                        PROPERTY NAME                       LOCATION           ROOMS
          ------------------------------------------  ---------------------  ---------
          Berkeley Marina Marriott..................  Berkeley, California      373
          Buffalo Marriott..........................  Buffalo, New York         356
          Cleveland Airport Marriott................  Cleveland, Ohio           375
          Cleveland Marriott East...................  Beachwood, Ohio           403
          Columbus North Marriott...................  Columbus, Ohio            300
          Melbourne Quality Suites..................  Melbourne, Florida        208
          Radisson Inn Sanibel Gateway..............  Ft. Myers, Florida        157

     Boykin Management Company (BMC) was involved in the development of each of the above hotels and has managed all of the Initial Hotels excluding the Lake Norman Hotels since their respective inceptions. The hotels are owned by partnerships (Boykin Partnerships) in which the shareholders of The Boykin Company (TBC), BMC's parent company, and certain officers and employees of BMC (collectively, BMC Affiliates) have significant direct and indirect ownership interests.

     As of December 31, 1995, the Boykin Partnerships are owned as follows:

                                                                       PARTNERSHIP
                                                                         INTEREST
                                                                    ------------------
                                                                       BMC       THIRD
                                                                    AFFILIATES   PARTY
                                                                    ----------   -----
          Berkeley Marina Associates, L.P. (BMLP).................      100%        0%
          Buffalo Hotel Joint Venture (BHJV)......................       50%       50%
          Pacific Ohio Partners (POP).............................      100%        0%
          Beachwood Hotel Joint Venture (Beachwood)...............       35%       65%
          Columbus Hotel Joint Venture (CHJV).....................       50%       50%
          Melbourne Oceanfront Hotel Associates (MOHA)............      100%        0%
          Fort Myers Hotel Partnership (FMHP).....................      100%        0%

     The Lake Norman Hotels consist of a Hampton Inn and a Holiday Inn, both located in Charlotte, North Carolina. The Lake Norman Hotels, together with the hotels owned by the Boykin Partnerships, are the Initial Hotels.

     Boykin Lodging Trust, Inc. is a recently organized Ohio corporation which has been established to acquire equity interests in existing hotel properties and to consider selectively the development of new hotels. Boykin Lodging Trust, Inc. will use the proceeds from a proposed initial public offering to acquire the general partnership interest, representing an 84.1% equity interest, in Boykin Hotel Properties, L.P., an Ohio limited partnership (the Partnership). It is proposed that the partners and shareholders of the entities owning the Initial Hotels will contribute their respective partnership interests to the Partnership in exchange for cash and partnership interests. The Partnership will use a portion of the proceeds from the sale of the general partnership interest to Boykin Lodging Trust, Inc. to retire mortgage indebtedness encumbering the Initial

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

Hotel properties. All of the Initial Hotels will be leased to Boykin Management Company, Ltd. (the Initial Lessee) pursuant to operating leases which contain provisions for rent based on the revenues of the Initial Hotels. The Initial Lessee is an affiliate of BMC.

     Management believes that these combined financial statements result in a more meaningful presentation of the Initial Hotel businesses excluding the Lake Norman Hotels to be acquired by the Partnership and thus appropriately reflect the historical financial position and results of operations of the predecessor of the Initial Lessee. All significant intercompany balances and transactions have been eliminated. The Lake Norman Hotels have been excluded from the accompanying combined financial statements as they were not owned or managed by BMC Affiliates until February 8, 1996.

Interim Unaudited Financial Information

     The combined financial statements as of and for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair representation of the combined financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Accounting Periods

     For annual reporting purposes, all of the Boykin Partnerships except POP have been included in the accompanying combined financial statements based on a December 31 year-end. The accompanying combined financial statements as of December 31, 1993, 1994 and 1995 include the accounts of POP as of September 30, 1993, 1994 and 1995.

     In order to show comparable operations during the interim periods ended March 31, 1995 and 1996, POP's operating results were adjusted to exclude the three month periods October 1 to December 31, 1994 and 1995. The total revenues of POP excluded from the combined statements of operations for the three month periods ended March 31, 1995 and 1996 were $2,950 and $3,328, respectively, and total net income (loss) excluded was $25 and $(69), respectively.

     In the opinion of management, the effect of nonconforming period ends is not material to the combined financial statements.

 Hotel Properties

     Hotel properties are stated at cost. Depreciation is computed using primarily the straight-line method based upon the following estimated useful lives:

Buildings and improvements                                            7-40 years
Furniture and equipment                                               3-20 years

     For the year ended December 31, 1995, the Boykin Partnerships adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, the partners and management of the Boykin Partnerships review the hotel properties for impairment when events or changes in circumstances indicate the carrying amounts of the hotel properties may not be recoverable. When such conditions exist, management estimates the future cash flows from operations and disposition of the hotel properties. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property's estimated fair market value would be recorded and an impairment loss would be recognized. No such impairment losses were recognized in connection with the adoption of SFAS No. 121.

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in the determination of net income or loss.

 Cash and Cash Equivalents

     All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Inventories

     Inventories consisting primarily of food and beverages and gift store merchandise are stated at the lower of first-in, first-out cost or market.

 Cash Held in Escrow

     Cash held in escrow consists of amounts for real estate taxes remitted to the lenders which hold the mortgages on the hotel facilities and amounts deposited for the replacement of hotel real and personal property pursuant to the terms of certain mortgage and franchise agreements.

 Deferred Expenses

     Deferred expenses consist of initial franchise fees and deferred loan costs. Amortization of initial franchise fees is computed on a straightline basis over the terms of the franchise agreements while deferred loan costs are amortized over the terms of the related loan agreements. The amortization of deferred loan costs of $66, $66, $519, $10 and $223 for the years ended December 31, 1993, 1994 and 1995 and the three month periods ended March 31, 1995 and 1996, respectively, is included in interest expense in the accompanying combined statements of operations. Accumulated amortization of deferred expenses was $620 and $1,002 at December 31, 1994 and 1995, respectively, and $844 at March 31, 1996.

 Revenue Recognition

     Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Income Taxes

     The Boykin Partnerships are not subject to federal or state income taxes; however, they must file informational income tax returns and the partners must take income or loss of the Boykin Partnerships into consideration when filing their respective tax returns.

 Management's Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

3. MORTGAGE NOTES PAYABLE:

     Mortgage notes payable consisted of the following:

                                                                DECEMBER 31,             MARCH
                                                            ---------------------         31,
                                                              1994         1995           1996
                                                            --------     --------       --------
Notes payable to an investment banking firm in variable
  monthly installments of interest at a specified
  incremental rate over 30 day LIBOR; semiannual payments
  of principal equal to a specified percentage of cash
  flow, as defined; remaining unpaid principal due June
  1, 1998; secured by real and personal property of FHMP,
  MOHA, POP and BMLP (collectively, the Borrowers) having
  an aggregate net book value of $45,632 at December 31,
  1995. See Note (a) below...............................   $     --     $ 66,250       $ 66,250
Accrued "additional interest" on above notes at 6%. See
  Note (a) below.........................................         --          583            963
Mortgage note payable to a life insurance company in
  monthly installments of interest only (Fixed Interest)
  at a rate of 8% through April 1995, 9% from May 1995
  through January 2000 and 10% from February 2000 through
  October 2004; the unpaid principal due October 2004;
  collateralized by real and personal property having a
  net book value of $9,156 at December 31, 1995; requires
  an escrow reserve of 4% of revenues for the replacement
  or refurbishment of furniture, fixtures and equipment.
  See Note (b) below.....................................     13,697       13,697         13,697
Mortgage notes payable to a life insurance company in
  monthly installments of interest only at a blended rate
  of 11.25%; the unpaid principal due in full May 1,
  1996; collateralized by certain real and personal
  property having a net book value of $5,630 at December
  31, 1995; the partners of Beachwood have severally
  guaranteed $3,000 until the net annual income, as
  defined, of the property reaches $3,848 before debt
  service but after capital reserves of 3% of gross
  revenues. See Note (c) below...........................     28,500       28,500             --
Mortgage note payable to a life insurance company, in
  monthly installments of principal and interest (at
  11.25%) of $151 until June 2001, at which time the
  remaining unpaid principal balance of approximately
  $10,910 is due; additional interest equal to 5% of
  gross annual room income, as defined, in excess of a
  base of $5,125 per year is required; additional
  interest payments of approximately $164, $165 and $181
  were required for the years ended December 31, 1993,
  1994 and 1995, respectively; collateralized by certain
  real and personal property having a net book value of
  $10,159 at December 31, 1995. See Note (c) below.......   $ 13,480     $ 13,173       $     --

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

                                                                DECEMBER 31,             MARCH
                                                            ---------------------         31,
                                                              1994         1995           1996
                                                            --------     --------       --------
Mortgage notes payable to a life insurance company in
  aggregate monthly installments of principal and
  interest of $493 collateralized by certain real and
  personal property having an aggregate net book value of
  $15,789 at December 31, 1995. See Note (c) below.......         --           --         42,755
Mortgage note payable to a bank in monthly installments
  of $225, including interest at 9.77%. See Note (d)
  below..................................................     24,937           --             --
Mortgage note payable to a bank in monthly installments
  of $104, including interest at 9%. See Note (d)
  below..................................................     12,303           --             --
Mortgage note payable to a bank in monthly installments
  of principal and interest of $27; the effective
  interest rate was 4.77%. See Note (d) below............      6,484           --             --
Mortgage note payable to a life insurance company, in
  monthly installments of principal and interest (at
  10.875%) of $123. See Note (d) below...................     12,387           --             --
                                                            --------     --------       --------
                                                            $111,788     $122,203       $123,665
                                                            ========     ========       ========

- ---------------

(a) The interest rate floats as follows:

    Until June 1, 1997, 4.25% over 30 day LIBOR
    From then until June 1, 1998, 4.50% over 30 day LIBOR
    Thereafter (if applicable) 5.00% over 30 day LIBOR
    In addition, a service fee of .06% of the outstanding balance is required.

    At December 31, 1995 and March 31, 1996, the interest rate was approximately 10%.

    Under certain conditions, the Borrowers can elect an interest deferral option whereby monthly payments of interest would be based on an interest rate not to exceed 10%. However, the excess of interest based on the normal interest rate over the deferral rate would be added to the principal balance.

    Semiannual principal payments are required equal to 50% of "cash flow," as defined. The percentage increases to 100% after June 1, 1998 or if the interest deferral option is elected. Such payments are to be applied first to accrued and unpaid interest on deferred interest, next to deferred interest, with the remainder to be applied to the outstanding principal balance.

    If certain conditions are met, the Borrowers can extend the initial maturity date by a maximum of twelve months. To extend the maturity date, the Borrowers must pay a fee equal to 1% of the then outstanding principal balance.

    In general, the notes are nonrecourse. However, in certain limited defined circumstances, the lender would have recourse to the Borrowers and certain BMC Affiliates.

    The loan agreement contains restrictive covenants with respect to, among other things, property maintenance and insurance, payment of taxes, property transfers and maintenance of specified debt service coverage ratios. The Borrowers were in compliance with the loan covenants at December 31, 1995 and March 31, 1996. Monthly escrow deposits are also required to be made to fund repayments of furniture and fixtures reserves and property taxes.

    The payment of "additional interest" is required upon maturity or repayment in full of the notes. Such amount to be paid is equal to the product of $66,250 multiplied by (i) 4.75% until June 1, 1996;

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

    (ii) 5.25% until June 1, 1997, (iii) 6% thereafter. Under certain conditions, the rate at which such additional interest is to be calculated can be reduced. Management estimates that the additional interest to be paid will be computed at 3% if the proposed initial public offering discussed in
    Note 1 is completed. The "additional interest" is being charged to interest expense utilizing the effective interest rate method over the contractual term of the notes. Such amount was $583 for the year ended December 31, 1995 and $380 for the three-month period ended March 31, 1996.

(b) Commencing April 1996, the note will require the payment of additional interest based on annual net cash flow (Net Cash Flow Interest), as defined. The effect of Net Cash Flow Interest is to increase the effective interest rate on the obligation to 11% per annum. For the year ended December 31, 1995 and the three-month periods ended March 31, 1995 and 1996, $308, $77 and $69, respectively, have been provided for the payment of Net Cash Flow Interest. Upon the occurrence of a casualty, a taking, a transfer or maturity, all as defined, additional interest based on the property's appreciation in value will also be payable. In the event of prepayment, CHJV must pay an amount which brings the lender's yield for the period from origination to prepayment date to 12.75%, compounded monthly, inclusive of Fixed Interest and Net Cash Flow Interest.

    The mortgage agreement contains covenants which, among other restrictions, limit CHJV's capacity to incur additional debt or sell assets; limit the ability of partners of CHJV to sell or transfer their respective ownership interests; require the property to be managed by BMC; and require CHJV to make annual deposits into an escrow account for the replacement of furnishings. As of December 31, 1995 and March 31, 1996, CHJV was in compliance with such covenants.

(c) On January 29, 1996, the BHJV and Beachwood mortgage notes payable were refinanced with the proceeds of new mortgage notes from the same lender. The new notes carry an interest rate of 8.69% and have a five-year term. Monthly payments of principal and interest of $116 and $251 are required for the new BHJV and Beachwood mortgage notes payable, respectively, with the remaining unpaid principal amounts due at maturity.

    Additionally, the payment of the prepayment penalty on the previous BHJV mortgage note was financed by the proceeds of a second mortgage note in the amount of $1,246. The second note carries interest at the rate of 8.54% and fully amortizes over five years with monthly payments of principal and interest of $26.

    The notes require monthly deposits for taxes and furniture and fixtures replacement. The prepayment penalty for the notes is calculated based upon yield maintenance formulas.

    The new BHJV and Beachwood mortgage notes contain cross collateralization and cross default provisions.

(d) These mortgage notes payable were refinanced in May 1995. See (a) for discussion of the terms of the new mortgage notes.

     Aggregate scheduled annual principal payments for the above mortgage notes payable (reflecting the terms of the BHJV and Beachwood subsequent refinancings discussed above, but excluding the BHJV second mortgage note) including the "additional interest" discussed in (a) at December 31, 1995 are as follows:

          YEAR              AMOUNT
- -------------------------  --------
1996.....................  $  1,551
1997.....................     1,751
1998.....................    69,415
1999.....................     1,035
2000.....................     1,129
Thereafter...............    50,714
                           --------
                           $125,595
                           ========

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     All of the outstanding debt is expected to be repaid from the proceeds of the proposed initial public offering discussed in Note 1.

 Debt Extinguishment

     In May 1995, FMHP, MOHA, POP and BMLP refinanced their respective existing mortgage indebtedness, realizing a net extraordinary gain of $556 on the early extinguishment of debt. The net extraordinary gain was related to the forgiveness of $2,335 of principal due on the FMHP mortgage reduced by the payment of prepayment premiums and the writeoff of unamortized deferred financing costs on the POP and BMLP mortgages. In addition to retiring existing indebtedness, the refinancing proceeds were used to redeem partnership interests held by non-BMC Affiliate partners of BMLP, MOHA and POP (Note 7).

     The refinancing and concurrent payment of a prepayment penalty on the BHJV note resulted in an extraordinary loss due to the early extinguishment of debt in the amount of $1,315 for the three-month period ended March 31, 1996.

4. UNUSUAL ITEM -- PROPERTY DAMAGE FROM HURRICANE:

     On August 2, 1995, certain hotel property of MOHA was damaged by wind-driven rain associated with hurricane Erin. The damage led to the temporary closure of the hotel until restoration of the damaged property took place. The temporary closure reduced the available room nights for the year ended December 31, 1995 by 20,430 rooms, or 27% of the otherwise available room nights. Management estimates that the temporary closure resulted in $1,261 in lost revenue, and $1,093 in lost net income.

     MOHA has made a business interruption insurance claim for reimbursement of the lost net income. Included in the combined statement of operations for the year ended December 31, 1995 is $1,093 of income related to this claim. This income has been offset against departmental expenses and various other expense categories in the aggregate amounts of $178 and $441, respectively.

     In addition, MOHA has made a property insurance claim for the damage to hotel property. The difference between the proceeds to be received from this claim and the net book value of the damaged property is reflected in the combined statement of operations as an unusual gain on property insurance recovery. The costs of replacing and renovating the damaged property have been capitalized as additions to hotel property in the accompanying combined balance sheet.

     MOHA has a $913 insurance claim receivable at December 31, 1995 ($663 at March 31, 1996). The receivable at December 31, 1995 is comprised of $320 for property damage and $593 for business interruption. MOHA has submitted its claims to its insurance carrier, and believes that the claims are in accordance with the terms of the related insurance policies.

5. RELATED PARTY TRANSACTIONS:

     A substantial portion of the hotels' management and accounting functions are performed by BMC, for a fee computed as specified in each hotel's management agreement. The base management fee is based on percentages of hotel revenues of 3% or 3.5%. In addition, if specified operating results are achieved, an incentive fee is due to BMC. The management agreements with BMC expire at various dates through September 30, 2010.

     Certain other costs relating to purchasing and design services are incurred by an affiliate of BMC and billed to the hotels. Such purchases approximated $133, $148, $143, $21 and $25 for the years ended December 31, 1993, 1994 and
1995 and the three-month periods ended March 31, 1995 and 1996, respectively. Furthermore, the hotels made purchases of hotel furnishings through an affiliate of BMC. These

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

purchases amounted to approximately $1,701, $1,823, $2,531, $361 and $150 for the years ended December 31, 1993, 1994, and 1995 and the three-month periods ended March 31, 1995 and 1996, respectively.

     Receivables from and payables to affiliates represent amounts due from or to BMC and its affiliates applicable to insurance charges and various other items. Included in accounts payable to affiliates at December 31, 1994 is $171 due from FMHP to BMC for loan guarantee fees related to the FMHP mortgage which was refinanced in May 1995. The fees due were paid in 1995.

     Until October 1994, the hotels maintained a "fully insured program under a Minimum Premium Contract" for various insurance benefits offered to enrolled employees under an insurance plan which included other entities affiliated with BMC. The hotels provided a pro-rata share of expense required by the plan which was based upon enrolled employees at each hotel. The total amount of such shared expenses billed to the hotels approximated $1,617 and $1,176 for 1993 and 1994, respectively. In October 1994, the plan was terminated and replaced with a fully-insured plan which requires the payment of monthly premiums.

6. ADVANCES FROM PARTNERS:

     Partner advances consisted of the following:

                                                                DECEMBER 31,             MARCH
                                                            ---------------------         31,
                                                              1994         1995           1996
                                                            --------     --------       --------
Advances from partners used to complete construction and
  to fund operation, bearing interest at 10% per annum.
  Note (a)...............................................   $  2,637     $  2,637       $  2,637
Unsecured notes payable to partners, with interest at
  bank prime rate. Note (b)..............................      4,790           --             --
Second mortgage note payable to a partner in monthly
  installments of principal and interest (at 10.25%) of
  $8. Note (c)...........................................        529           --             --
Accrued interest payable on advances from partners. Note
  (b)....................................................      7,242        5,114          4,908
                                                            --------     --------       --------
                                                            $ 15,198     $  7,751       $  7,545
                                                            ========     ========       ========

- ---------------

(a) Repayment of the loans and related accrued interest is determined by the net cash flow, as defined, of CHJV, in accordance with the priority of payments outlined in the partnership agreement. In February 1996, CHJV made a $400 payment of interest to the partners on their advances.

(b) In connection with the refinancing discussed in Note 3 and the change in ownership discussed in Note 7, principal and interest aggregating $7,623 were contributed to the capital of MOHA in May 1995.

(c) In connection with the refinancing discussed in Note 3, retired in May 1995.

     Total interest expense on partner advances was $964, $1,073 and $739 for the years ended December 31, 1993, 1994 and 1995, respectively, and $189 and $194 for the three-month periods ended March 31, 1995 and 1996, respectively.

7. CHANGES IN OWNERSHIP:

     In May 1995, in connection with the refinancing discussed in Note 3, MOHA, BMLP and POP redeemed their respective partnership interests held by non-BMC Affiliates and BMC Affiliates were admitted as new partners. In addition, FMHP redeemed its partnership interest held by BMLP. As a result of the redemptions, BMC Affiliates own 100% of these partnerships. The aggregate cash redemption price paid to non-BMC Affiliates was $9,357. For each partnership, the difference between the redemption price paid and the related capital account balances of the partners redeemed was recorded as an adjustment of the carrying value of the respective investments in hotel properties of MOHA, FMHP, BMLP and POP.

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     The purchase accounting adjustment recorded, which was equal to the cash paid to redeem the partnership interests plus the deficit capital account balances of the redeemed partners at the time of the redemptions, was an aggregate increase in the carrying value of the investments in hotel property as follows:

                    Buildings and improvements...................   $10,230
                    Furniture and equipment......................     3,760
                                                                   --------
                                                                    $13,990
                                                                    =======

     Following is pro forma data assuming that the redemptions of the non-BMC affiliates discussed above and the related refinancing discussed in Note 3 had occurred at the beginning of 1995. The pro forma adjustments to historical operating results are (i) to increase depreciation expense for the effect of the purchase accounting adjustments to the carrying values of investments in hotel properties; (ii) to adjust management fee expense for FMHP, MOHA, BMLP and POP to 4.5% of hotel revenues as required by the terms of the refinancing; and,
(iii) to increase interest expense to reflect the terms of the new mortgage debt and the amortization of related deferred financing costs.

                                                                  UNAUDITED
                                                         ---------------------------
                                                                        THREE MONTHS
                                                          YEAR ENDED       ENDED
                                                         DECEMBER 31,    MARCH 31,
                                                             1995           1995
                                                         ------------   ------------
          Total revenues...............................    $ 78,204       $ 18,302
          Loss before extraordinary item...............    $ (2,016)      $ (1,006)
          Net loss.....................................    $ (1,460)      $ (1,006)

8. COMMITMENTS AND CONTINGENCIES:

 Claims and Legal Matters

     Certain of the hotels are involved in claims and legal matters incidental to their businesses. In the opinion of management, the ultimate resolution of these matters will not have a material impact on the financial position or results of operations of the hotels.

 Franchise Agreements

     Under the terms of hotel franchise agreements, annual payments for franchise royalties and reservation and advertising services are due from the hotels. For six of the hotels, fees are computed based upon percentages of gross room revenues. At December 31, 1995, the franchise royalty fees payable by the hotels ranged from 3% to 5% of room revenues while the fees for advertising services ranged from .8% to 3.5%. Effective January 1, 1996, the royalty fee to be paid by BMLP increased by 2% of room revenues. For MOHA, the payment is a flat fee ranging from $6 per month in 1994 to $12 per month in 1998; in 1999 and thereafter, the fee at MOHA will be at 6% of gross room revenues. The franchise agreements expire at various dates through 2014.

     During 1992, CHJV amended and extended its franchise agreement. Under the terms of the amended agreement, no fee was due during 1992; franchise fees commenced in August 1993 at a reduced percentage of room revenues, increasing gradually through 1997.

     In January 1994, MOHA executed an amended franchise agreement. The amended agreement provided for the forgiveness of $600 of unpaid fees accrued under the original franchise agreement through December 31, 1993. Such amount is reflected as a reduction of franchisor royalties and other charges for 1994.

     The franchise agreements contain provisions whereby the franchisor would be entitled to additional payments in the event the franchisees would terminate the franchise agreements prior to maturity.

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

 Other

     As a result of the proposed initial public offering discussed in Note 1 and the resulting prepayment of the mortgage notes payable, prepayment penalties of approximately $3,300 will be due upon closing. See Note 3 for a discussion of additional interest payment requirements with respect to certain of the mortgage notes.

     The land on which the Berkeley Marina Marriott is located is leased under an operating lease agreement expiring in 2033 which can be extended to 2051. The lease requires minimum annual rentals of $100, and percentage rentals based on hotel revenues. BMLP is responsible for all taxes, insurance and maintenance on the property. Rental expense charged to operations for the land lease were as follows:

                                                                              THREE MONTHS
                                                         YEAR ENDED               ENDED
                                                        DECEMBER 31,            MARCH 31,
                                                   ----------------------     -------------
                                                   1993     1994     1995     1995     1996
                                                   ----     ----     ----     ----     ----
     Minimum rent................................  $100     $100     $100     $ 33     $ 33
     Percentage rent.............................   521      550      584      128      150
                                                   ----     ----     ----     ----     ----
                                                   $621     $650     $684     $161     $183
                                                   ====     ====     ====     ====     ====

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments, whether or not recognized for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995 and March 31, 1996. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

 Cash Equivalents

     Management estimates that the fair value of cash equivalents approximates carrying value due to the relatively short maturity of these instruments.

 Long-Term Debt

     Management estimates that the fair values of mortgage and other long-term debt approximate carrying values based upon the hotels' effective borrowing rate for issuance of debt with similar terms and remaining maturities.

                                 INITIAL HOTELS
                          EXCLUDING LAKE NORMAN HOTELS

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                                                          GROSS
                                                                                                                        AMOUNTS AT
                                                                                                                          WHICH
                                                                                                                        CARRIED AT
                                                                                           COSTS CAPITALIZED             CLOSE OF
                                                           INITIAL COST              SUBSEQUENT TO ACQUISITION(D)         PERIOD
                                                   -----------------------------     -----------------------------     ------------
                                                                     BUILDINGS                         BUILDINGS
                                                                        AND                               AND
         DESCRIPTION              ENCUMBRANCES         LAND         IMPROVEMENTS         LAND         IMPROVEMENTS         LAND
- ------------------------------    ------------     ------------     ------------     ------------     ------------     ------------
Berkeley Marina Marriott,
  Berkeley, California
    (BMLP)....................      $ 29,292          $      --       $  5,013          $      --       $ 14,720          $      --
Buffalo Marriott,
  Buffalo, New York...........        13,173                733         13,016                 --          1,149                733
Cleveland Airport Marriott,
  Cleveland, Ohio (POP).......        19,459              1,175          9,340                 --          8,038              1,175
Cleveland Marriott East,
  Beachwood, Ohio.............        28,500                836          4,561                 --          6,465                836
Columbus North Marriott,
  Columbus, Ohio..............        13,697                828         11,829                 --          1,190                828
Melbourne Quality Suites,
  Melbourne, Florida (MOHA)...        13,131                761          7,475              2,331          2,555              3,092
Radisson Inn Sanibel Gateway,
  Ft. Myers, Florida (FMHP)...         4,951                718          4,023                 --             (3)               718
                                    --------          ---------       --------          ---------       --------          ---------
Total.........................      $122,203          $   5,051       $ 55,257          $   2,331       $ 34,114          $   7,382
                                    ========          =========       ========          =========       ========          =========

                                                                  ACCUMULATED
                                                                  DEPRECIATION       NET BOOK
                                                                   BUILDINGS          VALUE
                                 BUILDINGS                            AND           BUILDINGS
                                    AND             TOTAL         IMPROVEMENTS         AND            DATE OF          DATE OF
         DESCRIPTION            IMPROVEMENTS        (A)(C)            (B)          IMPROVEMENTS     CONSTRUCTION     ACQUISITION
- ------------------------------  ------------     ------------     ------------     ------------     ------------     ------------
Berkeley Marina Marriott,
  Berkeley, California
    (BMLP)....................    $ 19,733             19,733       $  9,088         $ 10,645           1972             N/A
Buffalo Marriott,
  Buffalo, New York...........      14,165             14,898          7,095            7,070           1981             N/A
Cleveland Airport Marriott,
  Cleveland, Ohio (POP).......      17,378             18,553          5,263           12,115           1970             N/A
Cleveland Marriott East,
  Beachwood, Ohio.............      11,026             11,862          8,041            2,985           1977             N/A
Columbus North Marriott,
  Columbus, Ohio..............      13,019             13,847          6,437            6,582           1981             N/A
Melbourne Quality Suites,
  Melbourne, Florida (MOHA)...      10,030             13,122          2,459            7,571           1986             N/A
Radisson Inn Sanibel Gateway,
  Ft. Myers, Florida (FMHP)...       4,020              4,738          1,419            2,601           1986             N/A
                                  --------            -------       --------         --------
Total.........................    $ 89,371             96,753       $ 39,802         $ 49,569
                                  ========            =======       ========         ========

                                LIFE ON WHICH
                                 DEPRECIATION
                                  IN INCOME
                                 STATEMENT IS
         DESCRIPTION               COMPUTED
- ------------------------------  --------------
Berkeley Marina Marriott,
  Berkeley, California
    (BMLP)....................      7-30 years
Buffalo Marriott,
  Buffalo, New York...........     10-30 years
Cleveland Airport Marriott,
  Cleveland, Ohio (POP).......      7-30 years
Cleveland Marriott East,
  Beachwood, Ohio.............     10-40 years
Columbus North Marriott,
  Columbus, Ohio..............      7-30 years
Melbourne Quality Suites,
  Melbourne, Florida (MOHA)...      7-30 years
Radisson Inn Sanibel Gateway,
  Ft. Myers, Florida (FMHP)...      7-30 years

Total.........................

     (a) Reconciliation of land, buildings and improvements:

                                                           YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                          1993       1994       1995
                                                         -------    -------    -------
          Balance at beginning of period...............  $84,816    $84,983    $86,330
          Additions--improvements......................      167      1,419      1,099
          Retirements..................................       --        (72)      (906)
          Adjustments of basis resulting from partner
            redemptions (see (d) below)................       --         --     10,230
                                                         -------    -------    -------
          Balance at end of period.....................  $84,983    $86,330    $96,753
                                                         =======    =======    =======

     (b) Reconciliation of accumulated depreciation:

                                                           YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                          1993       1994       1995
                                                         -------    -------    -------
          Balance at beginning of period...............  $30,871    $33,803    $36,728
          Depreciation expense.........................    2,932      2,992      3,333
          Retirements..................................       --        (67)      (259)
                                                         -------    -------    -------
          Balance at end of period.....................  $33,803    $36,728    $39,802
                                                         =======    =======    =======

     (c) Aggregate cost for federal income tax reporting purposes at December 31, 1995 is as follows:

Land.........................................  $  8,309
Buildings and improvements...................    93,443
                                               --------
                                               $101,752
                                               ========

     (d) Includes the effect of purchase accounting adjustments recorded in 1995 in connection with the redemptions of certain partners of BMLP, POP, FMHP and MOHA discussed in Note 7 to the combined financial statements. Such adjustments were as follows:

                                               INCREASE (DECREASE)
                                                  BUILDINGS AND
                                                  IMPROVEMENTS
                                               -------------------
BMLP.........................................        $ 2,866
POP..........................................          5,977
FMHP.........................................           (433)
MOHA.........................................          1,820
                                                     -------
                                                     $10,230
                                                     =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO BOYKIN LODGING TRUST, INC.:

     We have audited the accompanying combined balance sheets of the Lake Norman Hotels (as defined in Note 1 to the financial statements) as of December 31, 1994 and 1995, and the related combined statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Lake Norman Hotels as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Cleveland, Ohio,
  April 5, 1996.

                                LAKE NORMAN HOTELS

                             COMBINED BALANCE SHEETS

                                  (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                ----------------     MARCH 31,
                                                                 1994      1995        1996
                                                                ------    ------    -----------
                                                                                    (UNAUDITED)
                            ASSETS
INVESTMENTS IN HOTEL PROPERTIES, at cost:
  Land........................................................  $  788    $  788      $ 1,190
  Buildings and improvements..................................   6,178     6,190        7,088
  Furniture and equipment.....................................   2,279     2,578        1,338
                                                                ------    ------    ---------
                                                                 9,245     9,556        9,616
  Less- Accumulated depreciation..............................   3,357     3,817           76
                                                                ------    ------    ---------
  Net investments in hotel properties.........................   5,888     5,739        9,540
CASH AND CASH EQUIVALENTS.....................................     397       343          165
ACCOUNTS RECEIVABLE...........................................      90        82          263
DEFERRED EXPENSES, net........................................      67        57          426
PREPAIDS AND OTHER ASSETS.....................................      10         8           61
                                                                ------    ------    ---------
                                                                $6,452    $6,229      $10,455
                                                                ======    ======    =========
               LIABILITIES AND PARTNERS' EQUITY
MORTGAGE NOTES PAYABLE........................................  $5,318    $5,057      $ 9,548
ACCOUNTS PAYABLE:
  Trade.......................................................      43        30          137
  Management fees.............................................       7         7           21
ACCRUED EXPENSES AND OTHER LIABILITIES........................     190       197          258
COMMITMENTS AND CONTINGENCIES.................................
                                                                ------    ------    ---------
                                                                 5,558     5,291        9,964
PARTNERS' EQUITY..............................................     894       938          491
                                                                ------    ------    ---------
                                                                $6,452    $6,229      $10,455
                                                                ======    ======    =========

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                               LAKE NORMAN HOTELS

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                     UNAUDITED
                                                            ------------------------------------------------------------
                                                                                    1996
                                                                          -------------------------        PRO FORMA
                                                              THREE       JANUARY 1,      FEBRUARY        THREE MONTHS
                                                             MONTHS           TO             8,              ENDED
                                   DECEMBER 31,               ENDED        FEBRUARY          TO            MARCH 31,
                           ----------------------------     MARCH 31,         7,         MARCH 31,      ----------------
                            1993       1994       1995        1995           1996           1996        1995       1996
                           ------     ------     ------     ---------     ----------     ----------     -----     ------
HOTEL REVENUES:
  Room revenue...........  $2,764     $3,200     $3,764       $ 739         $  339         $  573       $ 739     $  912
  Food and beverage
     revenue.............     300         --         --          --             --             87          --         87
  Other revenue..........     149        153        124          39             15             21          39         36
                           ------     ------     ------     ---------     ----------     ----------     -----     ------
     Total revenues......   3,213      3,353      3,888         778            354            681         778      1,035
                           ------     ------     ------     ---------     ----------     ----------     -----     ------
EXPENSES:
  Departmental expenses--
     Rooms...............     676        831      1,025         223             91            154         223        245
     Food and beverage...     346         --         --          --             --             84          --         84
     Other...............      63         63         78          22              9             13          22         22
  General and
     administrative......     332        311        368          89             48             60          89        108
  Advertising and
     promotion...........     176        193        194          46             15             19          46         34
  Utilities..............     193        206        207          54             21             29          54         50
  Management fees........      84         98        115          23             10             40          39         52
  Franchisor royalties
     and other charges...     193        242        271          53             19             42          53         61
  Repairs and
     maintenance.........     165        160        182          40             18             39          40         57
  Real estate and
     personal property
     taxes, insurance and
     rent................     129         96        106          19             10             15          19         25
  Interest expense.......     289        326        415         110             37            213         379        383
  Depreciation and
     amortization........     576        523        466         132             57             84         145        151
  Other..................      (3)        (8)        (3)         --             --              4          --          4
                           ------     ------     ------     ---------     ----------     ----------     -----     ------
     Total expenses......   3,219      3,041      3,424         811            335            796       1,109      1,276
                           ------     ------     ------     ---------     ----------     ----------     -----     ------
NET INCOME (LOSS)........  $   (6)    $  312     $  464       $ (33)        $   19         $ (115)      $(331)    $ (241)
                           ======     ======     ======     =========     ==========     ==========     =====     ======

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                               LAKE NORMAN HOTELS

                    COMBINED STATEMENTS OF PARTNERS' EQUITY

                                 (IN THOUSANDS)

                                                                   NET
                                                                 COMBINED
                                                                 PARTNERS'
                                                                  EQUITY
                                                                 --------
BALANCE, DECEMBER 31, 1992...................................     $  988
  Net loss...................................................         (6)
                                                                 --------
BALANCE, DECEMBER 31, 1993...................................        982
  Net income.................................................        312
  Cash distributions.........................................       (400)
                                                                 --------
BALANCE, DECEMBER 31, 1994...................................        894
  Net income.................................................        464
  Cash distributions.........................................       (420)
                                                                 --------
BALANCE, DECEMBER 31, 1995...................................        938
  Net income, January 1, to February 7, 1996 (unaudited).....         19
                                                                 --------
BALANCE, FEBRUARY 7, 1996 (unaudited)........................     $  957
                                                                 ========
- -------------------------------------------------------------------------
BALANCE FEBRUARY 7, 1996 (unaudited).........................     $    -
  Capital contributions (unaudited)..........................        606
  Net loss, February 8, to March 31, 1996 (unaudited)........       (115)
                                                                 --------
BALANCE, MARCH 31, 1996 (unaudited)..........................     $  491
                                                                 ========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                               LAKE NORMAN HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             (UNAUDITED)
                                                                              -----------------------------------------
                                                                                THREE
                                                                               MONTHS       JANUARY 1,      FEBRUARY 8,
                                                      DECEMBER 31,              ENDED           TO              TO
                                                -------------------------     MARCH 31,     FEBRUARY 7,      MARCH 31,
                                                1993      1994      1995        1995           1996            1996
                                                -----     -----     -----     ---------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................    $  (6)    $ 312     $ 464       $ (33)         $  19          $  (115)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used for)
    operating activities --
    Depreciation and amortization expense...      583       529       472         133             60              141
    Changes in assets and liabilities --
      Accounts receivable...................      (32)      (14)        8         (22)            58             (263)
      Inventories, prepaids and other
         assets.............................       14         6        --           1             (2)             (65)
      Accounts payable, accrued expenses and
         other liabilities..................      (82)      (29)       (6)        (20)          (177)             416
                                                -----     -----     -----     ---------     -----------     -----------
           Net cash provided by (used for)
             operating activities...........      477       804       938          59            (42)             114
                                                -----     -----     -----     ---------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of assets of Lake Norman
      Hotels................................       --        --        --          --             --           (9,721)
    Payments for franchise fees and other
      deferred costs........................       --        --        --          --             --             (151)
    Improvements and additions to hotel
      properties, net.......................      (30)     (129)     (311)        (69)           (25)             (12)
                                                -----     -----     -----     ---------     -----------     -----------
         Net cash used for investing
           activities.......................      (30)     (129)     (311)        (69)           (25)          (9,884)
                                                -----     -----     -----     ---------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from long-term borrowings......       --        --        --          --             --            9,500
    Principal payments on mortgage notes
      payable...............................     (265)     (277)     (261)        (58)           (38)              --
    Capital contributions...................       --        --        --          --             --              606
    Distributions paid......................       --      (400)     (420)       (210)            --               --
    Payments for deferred financing costs...       --        --        --          --             --             (171)
                                                -----     -----     -----     ---------     -----------     -----------
         Net cash provided by (used for)
           financing activities.............     (265)     (677)     (681)       (268)           (38)           9,935
                                                -----     -----     -----     ---------     -----------     -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....    $ 182     $  (2)    $ (54)      $(278)         $(105)         $   165
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................      217       399       397         397            343               --
                                                -----     -----     -----     ---------     -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD....................................    $ 399     $ 397     $ 343       $ 119          $ 238          $   165
                                                ======    ======    ======    ==========    ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Interest paid...........................    $ 283     $ 337     $ 415       $ 143          $  67          $   375

The accompanying notes to combined financial statements are an integral part of these combined statements.

                               LAKE NORMAN HOTELS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         (DOLLAR AMOUNTS IN THOUSANDS)

             (AMOUNTS AND DISCLOSURES AS OF MARCH 31, 1995 AND 1996
                 AND FOR THE PERIODS THEN ENDED ARE UNAUDITED)

1. BASIS OF PRESENTATION:

  Organization

     The Lake Norman Hotels consist of the following hotels:

                                                                      NUMBER OF
PROPERTY NAME            OWNER                    LOCATION              ROOMS
- -------------    ---------------------    ------------------------    ---------
                                          Charlotte, North
Holiday Inn      Norman Associates        Carolina                       119
                                          Charlotte, North
Hampton Inn      Norman Associates II     Carolina                       117

     In February 1996, B.B.G., I, L.L.C. (BBG), owned 46% by certain shareholders of The Boykin Company and 54% by a third party, acquired the Lake Norman Hotels for $9,721 from Norman Associates and Norman Associates II.

  Basis of Presentation

     Boykin Lodging Trust, Inc. is a recently organized Ohio corporation which has been established to acquire equity interests in existing hotel properties and to consider selectively the development of new hotels. Boykin Lodging Trust, Inc. will use the proceeds from a proposed initial public offering to acquire the general partnership interest, representing an 84.1% equity interest, in Boykin Hotel Properties, L.P., an Ohio limited partnership (the Partnership). It is proposed that the shareholders of BBG will contribute their interests in the Lake Norman Hotels to the Partnership in exchange for partnership interests. The Partnership will use a portion of the proceeds from the sale of the general partnership interest to Boykin Lodging Trust, Inc. to retire mortgage indebtedness encumbering the Lake Norman Hotels.

     The accompanying combined financial statements are prepared on the accrual basis of accounting and include the accounts of the Lake Norman Hotels using their historical cost basis. All significant intercompany balances and transactions have been eliminated.

     Management believes that these combined financial statements result in a more meaningful presentation of the Lake Norman Hotel businesses to be acquired by the Partnership and thus appropriately reflect the historical financial position and results of operations.

  Interim Unaudited Financial Information

     The combined financial statements for the three months ended March 31, 1995 and the periods January 1, to February 7, 1996 (period prior to acquisition by BBG) and February 8, to March 31, 1996 (period after acquisition by BBG) are unaudited. In the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the combined financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

     The unaudited pro forma data for the three-month periods ended March 31, 1995 and 1996 reflect pro forma operating results assuming that BBG had acquired the Lake Norman Hotels as of the beginning of the respective accounting periods. The primary pro forma adjustments to historical operating results are (i) to increase interest expense to reflect the terms of the acquisition debt; (ii) to increase depreciation expense for the effect of the purchase accounting writeup of the investments in hotel properties; and (iii) to increase management fee expense to 5% of hotel revenues as discussed in Note 5.

                               LAKE NORMAN HOTELS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Accounting Periods

     For annual reporting purposes, the Lake Norman Hotels have been included in the accompanying combined financial statements based on a December 31 year-end.

  Investments in Hotel Properties

     Hotel properties are stated at cost. Depreciation is computed using accelerated and straight-line methods based upon the following estimated useful lives:

Buildings and improvements                                           10-39 years
Furniture and equipment                                                5-7 years

     For the year ended December 31, 1995, the Lake Norman Hotels adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, the partners and management of the Lake Norman Hotels review the hotel properties for impairment when events or changes in circumstances indicate the carrying amount of the hotel properties may not be recoverable. When such conditions exist, management estimates the future cash flows from operations and disposition of the hotel properties. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to the related estimated fair market value would be recorded and an impairment loss would be recognized. No such impairment losses have been recognized.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in the determination of net income.

  Cash and Cash Equivalents

     All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

  Deferred Expenses

     Deferred expenses consist primarily of deferred loan costs, which are amortized over the terms of the related loan agreements and deferred franchise fees which are amortized over the terms of the related franchise agreements. The amortization of deferred loan costs of $7, $7 and $7 for the years ended December 31, 1993, 1994 and 1995, respectively, and $2, $1 and $6 for the three-month period ended March 31, 1995, the period January 1, to February 7, 1996 and the period February 8, to March 31, 1996, respectively, has been included in interest expense in the accompanying combined statements of operations. Accumulated amortization of deferred expenses was $59, $69 and $17 at December 31, 1994 and 1995, and March 31, 1996, respectively.

  Revenue Recognition

     Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

  Income Taxes

     The Lake Norman Hotels are not subject to federal or state income taxes; however, they must file informational income tax returns and the partners must take income or loss of the Lake Norman Hotels into consideration when filing their respective tax returns.

                               LAKE NORMAN HOTELS

  Management's Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION BY BBG:

     On February 8, 1996, BBG acquired certain assets of the Lake Norman Hotels from Norman Associates and Norman Associates II in exchange for aggregate cash consideration of $9,721. The purchase price allocation was as follows:

Land.............................................    $1,190
Buildings and improvements.......................     7,088
Furniture and equipment..........................     1,327
Other assets.....................................       116
                                                     ------
                                                     $9,721
                                                     ======

     BBG funded the purchase price with mortgage debt borrowings of $9,500 and contributed capital. Norman Associates and Norman Associates II used a portion of the sales proceeds to retire the mortgage notes encumbering the properties. BBG also acquired certain food and beverage assets from the operator of those facilities and canceled the lease (see Note 6).

4. MORTGAGE NOTES PAYABLE:

                                                                 DECEMBER 31,
                                                               -----------------       MARCH 31,
                                                                1994       1995          1996
                                                               ------     ------       ---------
First mortgage note payable in monthly installments of
  principal and interest of $77; interest is at 2.75% above
  the prime rate, with a floor of 11.5% and a ceiling of
  17%; matures February 2001, at which time the remaining
  principal is due; secured by the real and personal
  property of the Lake Norman Hotels. See (a) below.........   $   --     $   --        $ 7,800
Second mortgage note payable in monthly installments of
  principal and interest of $23; interest is at 4.5% above
  the prime rate, with a floor of 13.25% and a ceiling of
  17%; matures February 2001, at which time the remaining
  principal is due; secured by a second mortgage interest in the real and personal property of the Lake Norman Hotels.
  See (a) below.............................................       --         --          1,700
Accrued fees on the above notes. See (b) below..............       --         --             48
Mortgage note payable to a bank in monthly installments of
  principal of $16 plus accrued interest; matures in May
  1996 at which time the remaining principal and accrued
  interest are due. The interest rate is adjustable and was
  7.6% and 7.4% at December 31, 1994 and 1995, respectively.
  The note is collateralized by certain real and personal
  property having a net book value of $2,789 at December 31,
  1995 and is guaranteed by the partners of Norman
  Associates................................................    2,742      2,552             --

                               LAKE NORMAN HOTELS

                                                                 DECEMBER 31,
                                                               -----------------       MARCH 31,
                                                                1994       1995          1996
                                                               ------     ------       ---------
Mortgage note payable to a bank in monthly installments of
  principal and interest at the rate of .25% over the bank's prime rate or 1.75% over the 30, 60 or 90 day LIBOR rate,
  with a floor of 5% and a ceiling of 11.25% through
  December 31, 1996 and 12.25% through December 31, 1997.
  The interest rate at December 31, 1995 was 7.7%. The fixed monthly payment of principal and interest is adjusted and
  updated semi-annually for interest rate changes. The
  unpaid principal and interest is due in full December 31,
  1997. The note is collateralized by certain real and
  personal property having a net book value of $2,950 at
  December 31, 1995 and is guaranteed by the partners of
  Norman Associates II......................................    2,576      2,505             --
                                                               ------     ------       --------
                                                               $5,318     $5,057        $ 9,548
                                                               ======     ======       ========

- ---------------

(a) $600 of the first mortgage note and the full amount of the second mortgage note are guaranteed on a joint and several basis by the shareholders of BBG.

(b) The payment of commitment fees and other financing fees is required upon maturity or repayment in full of the notes. The aggregate amount of the fees to be paid increases from $337 if repayment occurs within the first loan year to $910 of the notes are retired at the maturity date. Management estimates that the additional interest to be paid will be $337 if the proposed initial public offering discussed in Note 1 is completed. The additional interest is being charged to interest expense over a one-year period due to the anticipated retirement of the notes within one year. For the period ended March 31, 1996, $48 of additional interest was provided.

Aggregate scheduled annual principal payments for the above notes as of March 31, 1996, excluding the additional interest discussed in (b), are as follows:

      YEAR ENDING DECEMBER 31,           AMOUNT
- -------------------------------------    ------
1996.................................    $   73
1997.................................        98
1998.................................       112
1999.................................       127
2000.................................       144
2001.................................     8,946
                                         ------
                                         $9,500
                                         ======

5. COMMITMENTS:

  Franchise Agreements

     Under the terms of hotel franchise agreements expiring in 2007 and 2010 with respect to the Holiday Inn and Hampton Inn, respectively, annual payments for franchise royalties and reservation and advertising services are due from the Lake Norman Hotels. Franchisor royalties and marketing contributions are computed based upon percentages (ranging from 5.5% to 7%) of gross room revenue.

     The franchise agreements contain provisions whereby the franchisors would be entitled to additional payments in the event the franchisees would terminate the franchise agreement prior to maturity.

                               LAKE NORMAN HOTELS

  Management Agreements

     Prior to February 8, 1996, the Lake Norman Hotels were operated under management agreements which provided for a management fee of 3% of gross revenues in exchange for management services. Effective February 8, 1996, Boykin Management Company (BMC) assumed management responsibilities for the Lake Norman Hotels. The management agreements with BMC require the payment of a management fee equal to 5% of hotel revenues. The management agreements with BMC expire December 31, 1999. BBG also pays a 1% asset management fee to an affiliate of the third-party owner.

  Other

     As a result of the proposed initial public offering discussed in Note 1 and the resulting prepayment of the Lake Norman Hotels' mortgage notes payable, prepayment penalties of approximately $234 will be due upon closing. See Note 4 for a discussion of commitment fees and other financing fee payment requirements with respect to the mortgage notes payable.

6. HOLIDAY INN RESTAURANT:

     Consistent with the franchise agreement, the Holiday Inn must maintain a restaurant on the premises. In August 1993, the hotel ceased operation of the restaurant, lounge and meeting/catering facilities and entered into a lease with a third party to continue to maintain the food and beverage operation. The five-year lease provided for a base rent of $5 per month plus a percentage rent based on the gross revenues of the restaurant. In August 1994, the hotel waived the base rent and in May 1995 the percentage rent was also waived. In February 1996, the lease was terminated in connection with the sale of the hotel to BBG. BBG also acquired the assets and business of the operator at the same time of its purchase of the hotel. See Note 3 for discussion of the sale. Rental income of $49, $43 and $6 in 1993, 1994 and 1995, respectively, is included in other revenue in the accompanying combined statements of operations.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments, whether or not recognized for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995 and March 31, 1996. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  Cash Equivalents

     Management estimates that the fair value of cash equivalents approximates carrying value due to the relatively short maturity of these instruments.

  Long-Term Debt

     Management estimates that the fair value of mortgage debt approximates carrying value based upon the Lake Norman Hotels' effective borrowing rate for issuance of debt with similar terms and remaining maturities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Boykin Management Company, Purchasing Concepts, Inc.
and Bopa Design Company:

     We have audited the accompanying combined statements of net assets of Boykin Management Company (an Ohio corporation), Purchasing Concepts, Inc. (an Ohio corporation) and Bopa Design Company (an Ohio corporation) as of March 31, 1995 and 1996 and the related combined statements of revenues and expenses for each of the three years in the period ended March 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements have been prepared to present the combined net assets of Boykin Management Company, Purchasing Concepts, Inc. and Bopa Design Company which are to be merged into or contributed to subsidiaries of Boykin Management Company, Ltd. pursuant to the formation transactions referred to in Note 2 and the related combined revenues and expenses of such businesses. These combined financial statements are not intended to be a complete presentation of the combined assets, liabilities, revenues and expenses of Boykin Management Company, Purchasing Concepts, Inc. and Bopa Design Company.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined net assets of Boykin Management Company, Purchasing Concepts, Inc. and Bopa Design Company as of March 31, 1995 and 1996, to be merged into or contributed to subsidiaries of Boykin Management Company, Ltd. pursuant to the formation transactions referred to in Note 2, and the revenues and expenses related to such net assets for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Cleveland, Ohio,
  April 30, 1996.

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

                       COMBINED STATEMENTS OF NET ASSETS

                                 (IN THOUSANDS)

                                                                                      INTERIM
                                                                                      PERIOD
                                                                   MARCH 31,           ENDED
                                                                ----------------     MARCH 31,
                                                                 1995      1996        1996
                                                                ------    ------    -----------
                                                                                    (UNAUDITED)
CASH AND CASH EQUIVALENTS.....................................  $  828    $2,322      $ 2,256
MANAGEMENT FEES AND OTHER RECEIVABLES DUE FROM:
  Affiliates..................................................   3,759     3,997        3,981
  Other.......................................................     159       386          413
DESIGN COSTS IN EXCESS OF BILLINGS............................     994        --          496
PROPERTY AND EQUIPMENT, net...................................     243       324          322
PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS...................      12       124          224
                                                                ------    ------    ---------
          Total assets........................................   5,995     7,153        7,692
                                                                ------    ------    ---------
ACCOUNTS PAYABLE:
  Affiliates..................................................     182        92           95
  Other.......................................................     233       373          383
ADVANCE BILLINGS FOR DESIGN SERVICES..........................   1,490       161          741
ACCRUED PAYROLL...............................................     179       179          161
OTHER ACCRUED EXPENSES........................................     222       484          426
NOTES PAYABLE.................................................   1,845     1,570        1,570
COMMITMENTS AND CONTINGENCIES.................................
                                                                ------    ------    ---------
          Total liabilities...................................   4,151     2,859        3,376
                                                                ------    ------    ---------
NET ASSETS....................................................  $1,844    $4,294      $ 4,316
                                                                ======    ======    =========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

                  COMBINED STATEMENTS OF REVENUES AND EXPENSES

                                 (IN THOUSANDS)

                                                                                      INTERIM
                                                                                       PERIOD
                                                                                       ENDED
                                                       YEAR ENDED MARCH 31,          MARCH 31,
                                                    --------------------------    ----------------
                                                     1994      1995      1996      1995      1996
                                                    ------    ------    ------    ------    ------
                                                                                    (UNAUDITED)
REVENUES:
  Management fees--
     Affiliates...................................  $2,877    $3,231    $3,817    $  627    $  874
     Other........................................     468       359       337       100       142
  Design and other fees--
     Affiliates...................................   1,769     1,612     2,819       510       252
     Other........................................     965     1,611     1,212       285       299
  Interest income--
     Affiliates...................................     253       243       268        67        67
     Other........................................      10        48       109        15        45
  Other...........................................      --       146       175        38        43
                                                    ------    ------    ------    ------    ------
          Total revenues..........................   6,342     7,250     8,737     1,642     1,722
                                                    ------    ------    ------    ------    ------
EXPENSES:
  Cost of sales and operating expenses............   2,893     2,821     3,720       604       504
  Selling, general and administrative expenses....   2,276     2,502     2,733       763       852
  Depreciation and amortization expense...........      76        78        85        17        18
  Rent............................................     115       119       105         5        31
  Interest........................................     166       181       170        45        36
  Other, net......................................      17        (3)       --        12         4
                                                    ------    ------    ------    ------    ------
          Total expenses before unusual item......   5,543     5,698     6,813     1,446     1,445
                                                    ------    ------    ------    ------    ------
REVENUES IN EXCESS OF EXPENSES BEFORE UNUSUAL
  ITEM............................................     799     1,552     1,924       196       277
UNUSUAL ITEM--Expenses associated with attempted
  public offering.................................      --    (1,335)       --        --        --
                                                    ------    ------    ------    ------    ------
REVENUES IN EXCESS OF EXPENSES....................  $  799    $  217    $1,924    $  196    $  277
                                                    ======    ======    ======    ======    ======

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         (DOLLAR AMOUNTS IN THOUSANDS)

           (AMOUNTS AND DISCLOSURES FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 ARE UNAUDITED)

1. DESCRIPTION OF BUSINESSES:

     Boykin Management Company (BMC), a wholly owned subsidiary of The Boykin Company (TBC), and certain of its subsidiaries manage and operate full and limited service hotels located throughout the United States pursuant to management agreements. See Note 4 for further discussion of the management agreements. Purchasing Concepts, Inc. (PCI), related to TBC through common ownership, provides national purchasing services to hotels and restaurants. Bopa Design Company (doing business as Spectrum Services), a wholly owned subsidiary of TBC since January 1, 1996, provides interior design services to hotels and other businesses. Certain of the hotels managed by BMC and served by PCI and Spectrum Services are related to BMC, PCI and Spectrum Services through common ownership.

2. BASIS OF PRESENTATION:

     Pursuant to certain currently contemplated formation transactions, BMC and Spectrum Services will merge into subsidiaries of Boykin Management Company, Ltd. (BMCL), a newly formed Ohio Limited Liability Company. Prior to such mergers, BMC and Spectrum Services will transfer certain assets and liabilities to TBC pursuant to an Assignment and Assumption Agreement. In addition, PCI will contribute its assets to a subsidiary of BMCL and that subsidiary will assume PCI's liabilities.

     BMCL and its subsidiaries will act as the successors to the businesses of BMC, PCI and Spectrum Services and as the lessee of certain hotels affiliated with TBC which are to be acquired by Boykin Hotel Properties, L.P., a partnership in which Boykin Lodging Trust, Inc., will be the general partner.

     The accompanying financial statements present on a historical combined basis the net assets of BMC, PCI and Spectrum Services to be merged into or contributed to BMCL and its subsidiaries and the related revenues and expenses of such businesses. Assets, liabilities, revenues and expenses of BMC, PCI and Spectrum Services which are not to be merged into or contributed to BMCL and its subsidiaries have been excluded from the accompanying financial statements. Accordingly, the accompanying financial statements are not intended to be a complete presentation of the combined assets, liabilities, revenues and expenses of BMC, PCI and Spectrum Services (collectively, the Combined Entities).

     BMC has a March 31 fiscal year-end, whereas PCI and Spectrum Services utilize calendar year-ends. The accompanying audited financial statements combine the accounts of BMC as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 with the accounts of PCI and Spectrum Services as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, respectively. Such combined periods are referred to as the years ended March 31, 1994, 1995 and 1996. The accompanying unaudited financial statements combine the accounts of BMC, PCI and Spectrum Services as of March 31, 1996 and for the three-month interim periods ended March 31, 1995 and 1996. Such combined periods are referred to as the interim periods ended March 31, 1995 and 1996.

     As BMCL, BMC, PCI and Spectrum Services are related through common ownership there will be no purchase accounting adjustments to the historical carrying values of the assets and liabilities of BMC, PCI and Spectrum Services upon merger into or contribution to the subsidiaries of BMCL.

3. SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying financial statements have been prepared on the accrual basis of accounting. All significant intercompany balances and transactions have been eliminated.

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

  Cash and Cash Equivalents

     All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

  Income Taxes

     Income tax attributes of the Combined Entities are not being assumed by BMCL or its subsidiaries. As such, the accompanying combined statements of net assets include no accrued or deferred income tax liabilities nor any future tax benefits. The accompanying combined statements of revenues and expenses do not reflect any federal income tax provisions as BMCL and its subsidiaries will be formed as passthrough entities for tax purposes.

     The taxable income of BMC is included in the consolidated federal income tax return of its parent company, TBC. PCI and Spectrum Services are S Corporations for federal income tax reporting purposes.

  Property and Equipment, Net

     Property and equipment, net is comprised of the following at March 31, 1995 and 1996:

                                                                                 INTERIM
                                                                                 PERIOD
                                                                                  ENDED
                                                                                MARCH 31,
                                                                 1995    1996     1996
                                                                 ----    ----   ---------
     Leasehold improvements....................................  $124    $124     $ 124
     Furniture and equipment...................................   487     607       609
                                                                 ----    ----   -------
                                                                  611     731       733
     Less--Accumulated depreciation and amortization...........  (368)   (407)     (411)
                                                                 ----    ----   -------
                                                                 $243    $324     $ 322
                                                                 ====    ====   =======

     Property and equipment are stated at cost. Depreciation is computed using the straight-line and declining balance methods based upon the following estimated useful lives:

Leasehold improvements.......................   7-10 years
Furniture and equipment......................   3-10 years

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the gain or loss is included in the statement of revenues and expenses.

  Management's Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. REVENUES:

     BMC has management agreements with several entities to manage the operations of hotels and restaurants. Generally, BMC receives a fee based upon percentages of revenues. In certain management contracts, BMC is entitled to additional incentive fees in the event the managed property achieves specified

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

operating results. Certain contracts also include limitations on management fees, or restrict payment of earned fees to BMC based upon the defined cash flow of the related property. PCI provides national purchasing services to hotels and restaurants and Spectrum Services provides interior design services to hotels and other businesses.

     Revenue is recognized as earned pursuant to the terms of hotel management agreements with respect to BMC, and as the services of PCI and Spectrum Services are rendered. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

     Revenues from affiliates in the accompanying combined statements of revenues and expenses represent revenues earned by the Combined Entities on goods or services provided to various hotel properties in which the respective owners of the Combined Entities or their affiliates have direct or indirect ownership interests.

5. NOTES PAYABLE:

     Notes payable consisted of the following:

                                                                                       INTERIM
                                                                                       PERIOD
                                                                      MARCH 31,         ENDED
                                                                   ----------------   MARCH 31,
                                                                    1995      1996      1996
                                                                   ------    ------   ---------
Installment note payable to a bank in quarterly installments of
  $75, plus interest at prime plus  1/2%; last installment due
  September 1, 1999; guaranteed by TBC and certain TBC
  shareholders...................................................  $   --    $  925    $   925
$1,000,000 line of credit with a bank, due on demand; bearing interest at prime; guaranteed by TBC and certain TBC
  shareholders...................................................      --       645        645
Term notes payable to a bank due January 1996 bearing interest at
  prime plus 1%..................................................   1,845        --         --
                                                                   ------    ------   --------
                                                                   $1,845    $1,570    $ 1,570
                                                                   ======    ======   ========

     Aggregate scheduled annual principal payments for the above notes payable at March 31, 1996 are as follows:

            YEAR ENDING MARCH 31,              AMOUNT
- ---------------------------------------------  ------
1997.........................................  $ 870
1998.........................................    300
1999.........................................    300
2000.........................................    100
                                               ------
                                               $1,570
                                               ======

6. COMMITMENTS AND CONTINGENCIES:

     BMC is a guarantor of the mortgage debt (only in the event certain specified limited events occur) of the following entities:

                                                                        DEBT OUTSTANDING
                                                                           MARCH 31,
                                 BORROWER                                     1996
     -----------------------------------------------------------------  ----------------
     Melbourne Oceanfront Hotel Associates............................      $ 13,000
     Fort Myers Hotel Partnership.....................................         4,900
     Berkeley Marina Associates Limited Partnership...................        29,000
     Pacific Ohio Partners............................................        19,350

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     In October 1992, BMC entered into a five-year lease agreement for office space. The lease provides for two, three-year renewal options. The annual rent is $126. As an incentive to enter into the lease, BMC received a $70 payment from the lessor which is being recognized as a reduction of rent expense on a straight-line basis over the five-year lease term.

     The Combined Entities are involved in claims and legal matters incidental to their businesses. In the opinion of management of the Combined Entities, the ultimate resolution of these matters will not have a material impact on the financial position or the results of operations of the Combined Entities.

7. RELATED PARTY TRANSACTIONS:

     Management fees and other receivables due from affiliates are comprised of the following at March 31, 1995 and 1996:

                                                                                         INTERIM
                                                                                         PERIOD
                                                                                         ENDED
                                                                         MARCH 31,       MARCH
                                                                      ----------------    31,
                                                                       1995      1996     1996
                                                                      ------    ------   ------
Management fees receivable..........................................  $  409    $  797   $  797
Design fees receivable..............................................      12        65       49
Loans and interest receivable from Boykin Columbus Joint Venture....   2,670     2,941    2,941
Loans receivable from shareholders..................................     340        --       --
Loan guarantee fee receivable.......................................     171        --       --
Other (reimbursable expenses, etc.).................................     157       194      194
                                                                      ------    ------   ------
                                                                      $3,759    $3,997   $3,981
                                                                      ======    ======   ======

     In general, the above amounts are due from partnerships or joint ventures in which certain owners and officers of PCI, Spectrum Services or TBC, have ownership interests. These partnerships or joint ventures own hotel properties which are managed by BMC.

     The loans receivable from Boykin Columbus Joint Venture bear interest at 10% per annum. Interest income earned on the loans to Boykin Columbus Joint Venture was $220, $230 and $260 in 1994, 1995 and 1996, respectively, and $67 for each of the interim periods ended March 31, 1995 and 1996.

     BMC guaranteed the mortgage debt of Fort Myers Hotel Partnership until such debt was refinanced in May 1995. Included in interest income from affiliates for both 1994 and 1995 was $33 of fee revenue related to the guarantee. No guarantee fee was earned in 1996.

     Accounts payable to affiliates are comprised of property insurance retro premium adjustments and telephone commissions received by BMC and payable to the various affiliated hotels at the respective statement dates.

     Advance billings for design services are related primarily to billings to affiliates.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments, whether or not recognized for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of March 31, 1996. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on

              BOYKIN MANAGEMENT COMPANY, PURCHASING CONCEPTS, INC.
                            AND BOPA DESIGN COMPANY

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

disposition of the financial instruments. The use of different market assumptions and/or estimation methodology may have a material effect on the estimated fair value amounts.

  Cash Equivalents

     Management estimates that the fair value of cash equivalents approximates carrying value due to the relatively short maturity of these instruments.

  Loans and Interest Receivable

     Management estimates that the fair value of the loans and interest receivable from Boykin Columbus Joint Venture (BCJV) approximates carrying value based upon the discounted expected cash flows at an interest rate commensurate with the creditworthiness of BCJV.

  Notes Payable

     Management estimates that the fair values of notes payable approximate carrying values based upon BMC's effective borrowing rate for issuance of debt with similar terms and remaining maturities.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the Offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                          ---------------------------

                                    SUMMARY
                               TABLE OF CONTENTS

                                       PAGE
                                       -----
Prospectus Summary.....................    1
Risk Factors...........................   17
The Company............................   27
Lessees................................   32
Use of Proceeds........................   34
Distribution Policy....................   35
Capitalization.........................   37
Dilution...............................   38
Selected Financial Information.........   39
Management's Discussion and Analysis of
  Financial Condition and Result of
  Operations...........................   45
Business and Properties................   49
Policies and Objectives with Respect to
  Certain Activities...................   63
The Formation..........................   65
Management.............................   68
Certain Transactions...................   73
Principal Shareholders of the
  Company..............................   74
Capital Stock of the Company...........   75
The Partnership........................   77
Shares Available for Future Sale.......   80
Federal Income Tax Considerations......   80
ERISA Considerations...................   93
Underwriting...........................   95
Experts................................   96
Legal Matters..........................   96
Additional Information.................   96
Glossary...............................   97
Index to Financial Statements..........  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            7,875,000 COMMON SHARES

                                     [LOGO]

                                 BOYKIN LODGING
                                  TRUST, INC.

                                 COMMON SHARES
                          ---------------------------

                                   PROSPECTUS
                                           , 1996

                          ---------------------------
                                LEHMAN BROTHERS

                               ALEX. BROWN & SONS
                                  INCORPORATED

                           DEAN WITTER REYNOLDS INC.

                           A.G. EDWARDS & SONS, INC.

                            EVEREN SECURITIES, INC.

                               MCDONALD & COMPANY
                                SECURITIES, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities offered hereby. Except for the SEC registration fee, the NASD filing fee and the NYSE listing fee, all amounts are estimates.

     SEC registration fee.....................................................  $ 68,697
     NASD filing fee..........................................................    20,424
     NYSE listing fee.........................................................    98,600
     Accounting fees and expenses.............................................   685,000
     *Legal fees and expenses.................................................
     *Blue Sky fees and expenses (including counsel fees).....................
     *Printing and engraving expenses.........................................
     *Transfer agent's and registrar's fees and expenses......................
     *Miscellaneous expenses..................................................
                                                                                --------
     Total....................................................................  $
                                                                                ========

- ---------------

* To be completed by amendment

ITEM 31. SALES TO SPECIAL PARTIES

     On March 15, 1996, following the incorporation and in connection with the organization of the Registrant, one of the Registrant's Common Shares was issued to Raymond P. Heitland for $100.00 in cash. This transaction was effected in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Act").

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

     On March 15, 1996, following the incorporation and in connection with the organization of the Registrant, one of the Registrant's Common Shares was issued to Raymond P. Heitland for $100.00 in cash. This transaction was effected in reliance on the exemption from registration afforded by Section 4(2) of the Act.

     The Partnership entered into binding contracts on May 22, 1996 (136,364 Units), May 24, 1996 (9,682 Units), June 17, 1996 (127,379 Units) and June 18,
1996 (1,216,575 Units) to issue a total of 1,490,000 Units to 20 general partners of the Contributed Partnerships at the closing of the Offering. These transactions were effected pursuant to Section 4(2) of the Act.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Ohio Revised Code (the "Code") authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation.

The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant's Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director is entitled to indemnification.

     The Registrant is seeking to obtain an insurance policy which will insure the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

     Reference is made to Section   of the Underwriting Agreement, a copy of
which is filed herewith as Exhibit 1, for information concerning indemnification arrangements among the Registrant and the Underwriters.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

          (a) Financial Statements

          See page F-1 of the Prospectus for a list of the financial statements included as part of the Prospectus.

          (b) Exhibits

EXHIBIT
  NO.                                         DESCRIPTION
- -------  -------------------------------------------------------------------------------------
 *1.1    Form of Underwriting Agreement
 *3.1    Amended and Restated Articles of Incorporation of the Company
 *3.2    Amended and Restated Code of Regulations of the Company
 *4.1    Specimen Share Certificate
 *5.1    Opinion of Baker & Hostetler regarding the legality of the Common Shares being registered
 *8.1    Opinion of Baker & Hostetler regarding certain Federal income tax matters
*10.1    Limited Partnership Agreement of the Partnership
*10.2    Form of Registration Rights Agreement
*10.3    1996 Long Term Incentive Plan
*10.4    Directors' Deferred Compensation Plan
*10.5    Employment Agreement between the Company and Robert W. Boykin
*10.6    Employment Agreement between the Company and Raymond P. Heitland
*10.7    Employment Agreement between the Company and Mark L. Bishop.
*10.8    Form of Percentage Lease Agreement
*10.9    Intercompany Convertible Note Agreement
*10.10   Agreements with General Partners of the Contributed Partnerships

EXHIBIT
  NO.                                         DESCRIPTION
- -------  -------------------------------------------------------------------------------------
*10.11   Form of Noncompetition Agreement
*10.12   Alignment of Interests Agreement
*10.13   Credit Facility Agreement
 23.1    Consents of Arthur Andersen LLP (included at page II-5)
*23.2    Consents of Baker & Hostetler (included in their opinions to be filed as Exhibit 5.1 and 8.1)
*23.3    Director Consents
*24.1    Power of Attorney

- ---------------

* To be filed by amendment

ITEM 36. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZE IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THE 19TH DAY OF JUNE, 1996.

                                          BOYKIN LODGING TRUST, INC.

                                          By: /s/ ROBERT W. BOYKIN
                                              ----------------------------------
                                            Robert W. Boykin,
                                            Chairman, President and Chief
                                              Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE 19TH DAY OF JUNE, 1996 IN THE CAPACITIES INDICATED.

                  SIGNATURE                                         TITLE
- ---------------------------------------------    --------------------------------------------
       /s/ ROBERT W. BOYKIN                      Chairman, President, Chief Executive Officer
- ---------------------------------------------    and Director (Principal Executive Officer)
           Robert W. Boykin

           /s/ RAYMOND P. HEITLAND               Chief Financial Officer and Director
- ---------------------------------------------    (Principal Financial and Accounting Officer)
               Raymond P. Heitland

                         CONSENT OF ARTHUR ANDERSEN LLP

     As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.

                                            ARTHUR ANDERSEN LLP

June 19, 1996,
  Cleveland, Ohio.